Exhibit 99.3

PRO FORMA VALUATION REPORT
STANDARD CONVERSION

PCSB Financial Corporation | Yorktown Heights, New York

PROPOSED HOLDING COMPANY FOR:
PCSB Bank | Yorktown Heights, New York

Dated as of November 11, 2016

RP FINANCIAL, LC.
Advisory | Planning | Valuation

1100 North Glebe Road Suite 600
Arlington, Virginia 22201
703.528.1700
rpfinancial.com

November 11, 2016

Board of Directors

PCSB Financial Corporation

Boards of Trustees

PCSB Bank

2651 Strang Boulevard

Suite 100

Yorktown Heights, New York 10598

Members of the Boards of Directors and Trustees:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the New York State Department of Financial Services (the “Department”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On December 7, 2016, the Board of Trustees of the PCSB Bank or the “Bank” adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a New York mutual savings bank to a New York stock bank and become a wholly-owned subsidiary of PCSB Financial Corporation (“PCSB Financial” or the “Company”), a newly formed Maryland corporation.

PCSB Financial will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including PCSB Bank’s employee stock ownership plan (the “ESOP”) and Supplemental Eligible Account Holders, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated/firm commitment offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of PCSB Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Board of Directors

Boards of Trustees

November 11, 2016

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, PCSB Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $5.0 million and will be funded with PCSB Financial common stock contributed by the Company in an amount equal to 2.1% of the shares of common stock sold in the offering and the remainder in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which PCSB Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company and the Bank and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company and the Bank, including the prospectus as filed with the FRB, the FDIC, the Department and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included a review of audited financial information for the fiscal years ended June 30, 2012 through June 30, 2016 and a review of various unaudited information and internal financial reports through September 30, 2016, and due diligence related discussions with the Bank’s management; Crowe Horwath LLP, the Bank’s independent auditor; Luse Gorman, PC, the Bank’s conversion counsel and Sandler O’Neill & Partners, L.P., the Bank’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which PCSB Bank operates and have assessed PCSB Bank’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the

Board of Directors

Boards of Trustees

November 11, 2016

potential impact on PCSB Bank and the industry as a whole. We have analyzed the potential effects of the stock conversion on PCSB Bank’s operating characteristics and financial performance as they relate to the pro forma market value of PCSB Financial. We have reviewed the economic and demographic characteristics of the Bank’s primary market area. We have compared PCSB Bank’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on PCSB Bank’s representation that the information contained in the regulatory applications and additional information furnished to us by PCSB Bank and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by PCSB Bank, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of PCSB Bank. The valuation considers PCSB Bank only as a going concern and should not be considered as an indication of PCSB Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for PCSB Bank and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of PCSB Financial’s stock alone. It is our understanding that there are no current plans for selling control of PCSB Financial following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which PCSB Financial common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of November 11, 2016, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $163,360,000 at the midpoint, equal to 16,336,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $138,856,000 and a maximum value of $187,864,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 13,885,600 at the minimum and 18,786,400 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $216,043,600 without a resolicitation. Based on the $10.00 per share offering price, the super

Board of Directors

Boards of Trustees

November 11, 2016

maximum value would result in total shares outstanding of 21,604,360. Based on this valuation range, the offering range (excluding the Foundation shares) is as follows: $136,000,000 at the minimum, $160,000,000 at the midpoint, $184,000,000 at the maximum and $211,600,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 13,600,000 at the minimum, 16,000,000 at the midpoint, 18,400,000 at the maximum and 21,160,000 at the super maximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of PCSB Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition and operations of PCSB Bank as of September 30, 2016, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of PCSB Bank, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for

Board of Directors

Boards of Trustees

November 11, 2016

any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of PCSB Financial’s stock offering.

Respectfully submitted, RP® FINANCIAL, LC.

President and Managing Director

Gregory E. Dunn Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

PCSB FINANCIAL CORPORATION

PCSB BANK

Yorktown Heights, New York

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.15
Funding Composition and Strategy		I.16
Subsidiary Activity		1.17
Legal Proceedings		I.17

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.8
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.13
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

PCSB FINANCIAL COPRORATION

PCSB BANK

Yorktown Heights, New York

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.2
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.7
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.8
A. The Public Market		IV.9
B. The New Issue Market		IV.12
C. The Acquisition Market		IV.13
8. Management		IV.16
9. Effect of Government Regulation and Regulatory Reform		IV.16
Summary of Adjustments		IV.17
Valuation Approaches:		IV.17
1. Price-to-Earnings (“P/E”)		IV.18
2. Price-to-Book (“P/B”)		IV.19
3. Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings		IV.21
Valuation Conclusion		IV.21

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

PCSB FINANCIAL CORPORATION

PCSB BANK

Yorktown Heights, New York

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic/Economic Data	II.5
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.15
4.4	Public Market Pricing Versus Peer Group	IV.20

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

PCSB Bank or the (“Bank”), chartered in 1871, is a New York-chartered mutual savings bank headquartered in Yorktown Heights, New York. PCSB Bank serves the Lower Hudson Valley region of the New York metropolitan area through 15 full-service banking offices and an administrative office. The primary market area served by the Bank’s branches include the New York counties of Westchester, Dutchess, Putnam and Rockland. A map of the Bank’s office locations is provided in Exhibit I-1. PCSB Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of June 30, 2016, PCSB Bank had total assets of $1.255 billion, total deposits of $1.117 billion and total equity of $111.5 million, equal to 8.88% of total assets. The Bank’s audited financial statements are incorporated by reference as Exhibit I-2.

Plan of Conversion

On December 7, 2016, the Board of Trustees of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a New York mutual savings bank to a New York stock bank and become a wholly-owned subsidiary of PCSB Financial Corporation (“PCSB Financial” or the “Company”), a newly formed Maryland corporation.

PCSB Financial will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including PCSB Bank’s employee stock ownership plan (the “ESOP”) and Supplemental Eligible Account Holders, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated/firm commitment offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of PCSB Bank and the balance of the net proceeds will be retained by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

At this time, following the conversion no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, PCSB Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $5.0 million and will be funded with PCSB Financial common stock contributed by the Company in an amount equal to 2.1% of the shares of common stock sold in the offering and the remainder in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which PCSB Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

PCSB Bank maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Bank is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Bank. Growth strategies are emphasizing increased lending diversification that is primarily targeting growth of commercial real estate and commercial business loans. The Bank’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Bank is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

In April 2015, the Bank supplemented organic growth with the acquisition of CMS Bank based in White Plains, New York. With the acquisition of CMS Bank, the Bank added five offices in southern Westchester County and significant portfolios of commercial real estate and commercial business loans. At acquisition, CMS Bank had $267.1 million in assets. In connection with the Bank’s increased market presence in southern Westchester County, which

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

is one of the more populous and economically vibrant areas of New York State, the Bank’s plan is to expand commercial and retail activities in that market area.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment strategy. U.S. Government and agency obligations constitute the largest portion of the Bank’s investment portfolio, followed by mortgage-backed securities guaranteed by government sponsored enterprises (“GSEs”). Other investments held by the Bank consist of corporate and other debt securities and a nominal balance of equity securities.

Deposits have consistently served as the primary funding source for the Bank, supplemented with borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Bank’s deposit base. Borrowings currently held by the Bank consist of FHLB advances.

PCSB Bank’s earnings base is largely dependent upon net interest income and operating expense levels. The Bank’s net interest margin has improved in recent years, which has been facilitated by a shift in interest-earning assets towards a higher concentration of loans that earn higher yields relative to investments. Growth of the loan portfolio was primarily realized through the acquisition of CMS Bank and supplemented with organic growth. Operating expense ratios have trended higher in recent years, primarily in connection with the infrastructure added with the acquisition of CMS Bank and building out the Bank’s commercial lending platform. Non-interest operating income has been a fairly stable but limited contributor to the Bank’s earnings, reflecting limiting diversification into fee-based products and services. The amount of loan loss provisions established has increased in recent periods, which has been largely related to growth of the loan portfolio.

The post-offering business plan of the Bank is expected to continue to focus on implementing strategic initiatives to develop and grow a full service community banking franchise. Accordingly, PCSB Bank will continue to be an independent full service community bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in the Lower Hudson Valley region of the New York metropolitan area.

The Bank’s Board of Trustees has elected to complete a public stock offering to sustain recent growth strategies and facilitate implementation of its strategic plan. The capital realized from the stock offering will increase the Bank’s operating flexibility and allow for continued

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

growth of the balance sheet. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in PCSB Bank’s funding costs. Additionally, the increase in capital will better position the Bank to pursue additional expansion opportunities. Such expansion would most likely occur through the acquisition of other financial institutions that would increase market penetration in the markets currently served by the Bank or to gain a market presence into nearby complementary markets. At this time, the Bank has no specific plans for expansion, but will continue to evaluate expansion through acquisition as such opportunities arise. The projected uses of proceeds are highlighted below.

●

PCSB Financial Corporation. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and the cash contribution to the Foundation, are expected to be invested into a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

●

PCSB Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with PCSB Bank’s operations.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data from fiscal yearend June 30, 2012 through September 30, 2016. From fiscal yearend 2012 through September 30, 2016, PCSB Bank’s assets increased at a 6.11% annual rate. Most of the Bank’s asset growth occurred during fiscal year 2015 in connection with the acquisition of CMS Bank. Asset growth was largely driven by loan growth, in which the acquisition of CMS Bank was also the primary source of the Bank’s loan growth. Asset growth was primary funded by deposit growth and, to a lesser extent, increased utilization of borrowings. A summary of PCSB Bank’s key operating ratios over the past five and one-quarter fiscal years is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Table 1.1

PCSB Bank

Historical Balance Sheet Data

	At June 30,										At September 30,		06/30/12- 09/30/16 Annual.
	2012		2013		2014		2015		2016		2016		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$975,643	100.00%	$969,433	100.00%	$976,630	100.00%	$1,200,750	100.00%	$1,262,071	100.00%	$1,255,404	100.00%	6.11%
Cash and cash equivalents	138,776	14.22%	147,166	15.18%	105,250	10.78%	77,761	6.48%	41,578	3.29%	60,423	4.81%	-17.77%
Investment securities	353,358	36.22%	348,644	35.96%	339,255	34.74%	354,856	29.55%	383,030	30.35%	374,662	29.84%	1.39%
Loans receivable, net	466,231	47.79%	449,577	46.38%	507,161	51.93%	727,134	60.56%	782,336	61.99%	763,915	60.85%	12.32%
FHLB stock	826	0.08%	823	0.08%	982	0.10%	1,719	0.14%	2,047	0.16%	1,690	0.13%	18.35%
Bank-owned life insurance	-	0.00%	10,216	1.05%	10,527	1.08%	10,824	0.90%	22,557	1.79%	22,724	1.81%	NM
Goodwill/Other intangibles	-	0.00%	-	0.00%	-	0.00%	6,703	0.56%	6,808	0.54%	6,772	0.54%	NM

Deposits	$857,697	87.91%	$851,540	87.84%	$856,518	87.70%	$1,060,505	88.32%	$1,112,695	88.16%	$1,116,837	88.96%	6.41%
FHLB advances and other borrowings	-	0.00%	-	0.00%	-	0.00%	14,000	1.17%	20,081	1.59%	11,051	0.88%	NM

Equity	$105,060	10.77%	$109,375	11.28%	$111,639	11.43%	$110,271	9.18%	$109,949	8.71%	$111,506	8.88%	1.41%
Tangible equity	105,060	10.77%	109,375	11.28%	111,639	11.43%	103,568	8.63%	103,141	8.17%	104,734	8.34%	-0.07%

Loans/Deposits		54.36%		52.80%		59.21%		68.56%		70.31%		68.40%

Number of offices	9		9		10		15		15		15

(1)	Ratios are as a percent of ending assets.

Sources: PCSB Bank’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

PCSB Bank’s loans receivable portfolio increased at a 12.32% annual rate from fiscal yearend 2012 through September 30, 2016, with the loan portfolio exhibiting the most significant growth during fiscal year 2015. The Bank’s comparatively stronger loan growth relative to asset growth served to increase the loans-to-assets ratio from 47.79% at fiscal yearend 2012 to 60.85% at September 30, 2016.

Commercial real estate loans, including multi-family loans, have been the most significant area of loan growth over the past four and one-quarter fiscal years and such loans comprise the largest concentration of Bank’s loan portfolio. Trends in the Bank’s loan portfolio composition since fiscal yearend 2012 show that the concentration of commercial real estate loans comprising total loans increased from 35.26% of total loans at fiscal yearend 2012 to 49.01% of total loans at September 30, 2016. Comparatively, from fiscal yearend 2012 through September 30, 2016, 1-4 family permanent mortgage loans increased from 25.58% to 29.05% of total loans and commercial business loans decreased from 24.35% to 10.77% of total loans. Over the same time period, the relative concentrations of home equity lines of credit decreased from 8.33% of total loans to 5.27% of total loans, construction loans decreased from 4.60% of total loans to 3.76% of total loans and consumer and other loans increased from 1.88% of total loans to 2.14% of total loans.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting PCSB Bank’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into short-term liquid funds held as a deposit at the Bank. Since fiscal yearend 2012, the Bank’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 33.80% of assets at fiscal yearend 2016 to a high of 51.22% of assets at fiscal yearend 2013. The decrease in the concentration of cash and investments comprising assets reflects implementation of the Bank’s strategic plan, in which the Bank has been emphasizing loan growth that has been partially funded with cash and cash equivalents. Additionally, the acquisition of CMS Bank was a major factor in decreasing the concentration of investments comprising interest-earning assets. U.S. Government and agency obligations totaling $200.2 million comprised the most significant component of the Bank’s investment portfolio at September 30, 2016. Other investments held by the Bank at September 30, 2016, consisted of GSE mortgage-backed securities ($165.7 million), corporate and other debt securities ($8.7 million) and equity securities ($49,000). As of September 30, 2016, investments maintained as held to maturity and available for sale totaled $265.1 million and $109.6 million,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

respectively. Investments maintained as available for sale had a net unrealized loss of $946,000 at September 30, 2016. As of September 30, 2016, the Bank also held $60.4 million of cash and cash equivalents and $1.7 million of FHLB stock. Exhibit I-4 provides historical detail of the Bank’s investment portfolio.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Bank’s executive officers and Trustees. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of September 30, 2016, the cash surrender value of the Bank’s BOLI equaled $22.7 million.

PCSB Bank’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal yearend 2012 through September 30, 2106, the Bank’s deposits increased at a 6.41% annual rate. Most of the Bank’s deposit growth was realized through the acquisition of CMS Bank in fiscal year 2015. Recent deposit growth trends reflect that deposit growth has been primarily driven by growth of core deposits, with savings account deposits accounting for the largest portion of the core deposit growth. Core deposits comprised 71.24% of total deposits at September 30, 2016, versus 73.73% of total deposits at June 30, 2014.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. Over the five and one-quarter year period covered in Table 1.1, borrowings reached a peak balance of $20.1 million at fiscal yearend 2016 and, as of September 30, 2016, borrowings totaled $11.1 million or 0.88% of assets. Borrowings held by the Bank at September 30, 2016, consisted entirely of FHLB advances.

The Bank’s equity increased at a 1.41% annual rate from June 30, 2012 through September 30, 2016, as retention of earnings was partially offset by an increase in the net unrealized loss maintained on the portfolio of available for sale investment securities. Stronger asset growth relative to equity growth provided for a decrease in the Bank’s equity-to-assets from 10.77% at June 30, 2012 to 8.88% at September 30, 2016. Similarly, the Bank’s tangible equity-to-assets ratio declined from 10.77% at June 30, 2012 to 8.34% at September 30, 2016. Goodwill and other intangibles resulting from the acquisition of CMS Bank totaled $6.8 million or 0.54% of assets at September 30, 2016, consisting of $6.1 million of goodwill and $666,000 of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

core deposit intangible. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2016. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, the significant increase in PCSB Bank’s pro forma capital position will initially depress its return on equity (“ROE”).

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five fiscal years and for the twelve months ended September 30, 2016 The Bank’s reported earnings ranged from a low of $508,000 or 0.05% average assets during fiscal year 2015 to a high of $3.1 million or 0.25% of average assets during the twelve months ended September 30, 2016. The relative low earnings reported for fiscal year 2015 was primarily due to merger and acquisition related expenses, which totaled $1.1 million or 0.11% of average assets during fiscal 2015. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Non-interest operating income has been somewhat of a limited source of earnings for the Bank. Loan loss provisions have had a varied impact on the Bank’s earnings and, except for the merger and acquisition related expenses, non-recurring income and losses have not been a factor in the Bank’s earnings over the past five and one-quarter fiscal years.

During the period covered in Table 1.2, the Bank’s net interest income to average assets ratio ranged from a low of 2.29% during fiscal year 2013 to a high of 2.81% during fiscal year 2016, and then edged slightly lower to equal 2.80% during the twelve months ended September 30, 2016. The upward trend in the Bank’s net interest income ratio since fiscal year 2013 has been primarily due to an increase in the interest income ratio. Notably, a shift in the Bank’s interest-earning asset composition towards a higher concentration of comparatively higher yielding loans relative to lower yielding investments served to increase the overall yield on interest-earning assets, during a period when financial institutions in general were experiencing declining yields due to the downward repricing of interest sensitive assets as interest rates remained at historically low levels over a prolonged period of time. Overall, during the past five and one-quarter fiscal years, the Bank’s net interest margin increased from a low of 2.29% during fiscal year 2013 to a high of 2.92% during fiscal year 2016, and equaled 2.89% during the three months ended September 30, 2016. Historical trends in the Bank’s net interest margin and interest spreads are set forth in Exhibit I-3 and Exhibit I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Table 1.2

PCSB Bank

Historical Income Statements

	For the Fiscal Year Ended June 30,										For the 12 Months
	2012		2013		2014		2015		2016		Ended 09/30/16
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$30,468	3.19%	$26,273	2.74%	$25,864	2.69%	$28,827	2.82%	$39,044	3.21%	$39,490	3.20%
Interest expense	(6,238)	-0.65%	(4,306)	-0.45%	(3,634)	-0.38%	(3,884)	-0.38%	(4,812)	-0.40%	(4,967)	-0.40%

Net interest income	$24,230	2.54%	$21,967	2.29%	$22,230	2.31%	$24,943	2.44%	$34,232	2.81%	$34,523	2.80%
Provision for loan losses	(1,923)	-0.20%	(741)	-0.08%	(903)	-0.09%	(1,326)	-0.13%	(1,859)	-0.15%	(1,844)	-0.15%

Net interest income after provisions	$22,307	2.34%	$21,226	2.21%	$21,327	2.22%	$23,617	2.31%	$32,373	2.66%	$32,679	2.65%
Non-interest operating income	$1,244	0.13%	$1,298	0.14%	$1,650	0.17%	$1,567	0.15%	$1,951	0.16%	$2,075	0.17%
Operating expense	(19,769)	-2.07%	(20,306)	-2.12%	(20,651)	-2.15%	(22,827)	-2.23%	(29,475)	-2.42%	(29,748)	-2.41%

Net operating income	$3,782	0.40%	$2,218	0.23%	$2,326	0.24%	$2,357	0.23%	$4,849	0.40%	$5,006	0.41%

Non-Operating Income/(Losses)
Merger and acquisition related expenses	$0	0.00%	$0	0.00%	$0	0.00%	($1,147)	-0.11%	($790)	-0.06%	($668)	-0.05%

Net non-operating income(loss)	$0	0.00%	$0	0.00%	$0	0.00%	($1,147)	-0.11%	($790)	-0.06%	($668)	-0.05%

Net income before tax	$3,782	0.40%	$2,218	0.23%	$2,326	0.24%	$1,210	0.12%	$4,059	0.33%	$4,338	0.35%
Income tax provision	(1,304)	-0.14%	(732)	-0.08%	(699)	-0.07%	(702)	-0.07%	(1,133)	-0.09%	(1,212)	-0.10%

Net income (loss)	$2,478	0.26%	$1,486	0.15%	$1,627	0.17%	$508	0.05%	$2,926	0.25%	$3,126	0.25%

Adjusted Earnings
Net income	$2,478	0.26%	$1,486	0.15%	$1,627	0.17%	$508	0.05%	$2,926	0.25%	$3,126	0.25%
Add(Deduct): Non-operating income	0	0.00%	0	0.00%	0	0.00%	1,147	0.11%	790	0.06%	668	0.05%
Tax effect (2)	0	0.00%	0	0.00%	0	0.00%	(390)	-0.04%	(269)	-0.02%	(227)	-0.02%

Adjusted earnings	$2,478	0.26%	$1,486	0.15%	$1,627	0.17%	$1,265	0.12%	$3,447	0.28%	$3,567	0.29%
Expense Coverage Ratio (3)	1.23x		1.08x		1.07x		1.09x		1.16x		1.16x
Efficiency Ratio (4)	77.53%		87.24%		86.69%		86.10%		81.48%		81.14%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 34.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: PCSB Bank’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Non-interest operating income has been somewhat of a limited contributor to the Bank’s earnings over the past five and one-quarter fiscal years, reflecting the Bank’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of $1.2 million, or 0.13% of average assets, during fiscal year 2012 to a high of $2.1 million, or 0.17% of average assets, during the twelve months ended September 30, 2016. Fees and service charges and income from BOLI constitute the major sources of the Bank’s non-interest operating revenues.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of $19.8 million, or 2.07% of average assets, during fiscal year 2012 to a high of $29.7 million, or 2.41% of average assets, during the twelve months ended September 30, 2016. The increase in the Bank’s operating expense ratio since fiscal year 2012 reflects infrastructure that has been put into place to facilitate implementation of the Bank’s strategic plan, as well as the operating expenses added in connection with the acquisition of CMS Bank. Upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through implementation of current growth strategies.

Overall, the general trends in the Bank’s net interest income and operating expense ratios since fiscal year 2012 reflect a slight decrease in core earnings, as indicated by the Bank’s expense coverage ratios (net interest income divided by operating expenses). PCSB Bank’s expense coverage ratio equaled 1.23 times during fiscal year 2012, versus a ratio of 1.16 times during the twelve months ended September 30, 2016. However, it should be noted, that the Bank’s expense coverage ratio has trended slightly higher since reaching a low of 1.07x times during fiscal year 2014. The decrease in the expense coverage ratio since fiscal year 2012 was the result of an increase in the operating expense ratio that was partially offset by an increase in the net interest income ratio. Similarly, PCSB Bank’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 77.53% during fiscal year 2012 was lower (more favorable) compared to the efficiency ratio of 81.14% during the twelve months ended September 30, 2016. The Bank’s efficiency ratio has shown a favorable trend since reaching a high of 86.69% during fiscal year 2014.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

Over the past five and one-quarter fiscal years, loan loss provisions established by the Bank have ranged from a low of $741,000, or 0.08% of average assets, during fiscal year 2013 to a high of $1.9 million, or 0.20% of average assets, during fiscal year 2012. For the twelve months ended September 30, 2016, the Bank recorded loan loss provisions of $1.8 million or 0.15% of average assets. The relatively high loan loss provisions recorded for fiscal year 2012 was largely related to credit quality deterioration and an increase in net loan charge-offs recorded during the period. The recent upward trend in loan loss provisions established has primarily been attributable to loan growth. As of September 30, 2016, the Bank maintained an allowance for loan losses of $4.1 million, equal to 0.53% of total loans outstanding and 46.50% of non-performing loans (non-performing loans do not include accruing troubled debt restructurings). Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past five and one-quarter fiscal years.

Except for expenses related to the acquisition of CMS bank, non-operating income and losses have not been a factor in the Bank’s earnings. Merger and acquisition related expenses equaled $1.1 million or 0.11% of average assets during fiscal year 2015, $790,000 or 0.06% of average assets during fiscal year 2016, and $668,000 or 0.05% of average assets during the twelve months ended September 30, 2016. Merger and acquisition related expenses are viewed as non-recurring expenses and, thus, have been excluded in the calculation of the Bank’s core earnings.

The Bank’s effective tax rate ranged from a low of 27.91% during fiscal year 2016 to a high of 58.02% during fiscal year 2015 and equaled 27.94% during the twelve months ended September 30, 2016. As set forth in the prospectus, the Bank’s marginal effective tax rate is 34.0%.

Interest Rate Risk Management

The Bank’s balance sheet is liability sensitive in the short-term (less than one year). While financial institutions in general have been experiencing some interest spread compression during recent periods, due to the average yield earned on interest-earning assets declining more relative to the average rate paid on interest-bearing liabilities, the Bank has been effective in increasing its interest rate spread through increasing the concentration of interest-earning comprised of loans relative to lower yielding cash and investments The Bank’s interest rate risk analysis as of September 30, 2016 indicates that in the event of a 200 basis point

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

increase in interest rates over a one year period, assuming a parallel and immediate shift across the yield curve over such period, net portfolio value of equity would decrease by 11.21%, which was within Board approved policy limits (see Exhibit I-7).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through underwriting originations 1-4 family loans to conform to secondary market standards that would facilitate the sale of those loans as warranted, maintaining a portion of the investment portfolio as available for sale, investing in securities with maturities of five years or less, investing in mortgage-backed securities with adjustable rates, and continuing to focus on commercial real estate and commercial business lending as the primary areas of lending emphasis, which consists primarily of adjustable rate or shorter term fixed rate loans. As of September 30, 2016, of the Bank’s total loans due after September 30, 2017, adjustable rate loans comprised 55.04% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been primarily pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account depositss and seeking to extend CD maturities through offering attractive rates on certain longer term CDs. Transaction and savings accounts comprised 71.24% of the Bank’s total deposits at September 30, 2016.

The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Pursuant to the Bank’s strategic plan, the Bank is pursuing a diversified lending strategy emphasizing commercial real estate loans and commercial business loans as the primary areas of targeted loan growth. Other areas of lending for the Bank include 1-4 family permanent mortgage loans, construction loans, home equity lines of credit and consumer and other loans. Exhibit I-9 provides historical detail of PCSB Bank’s loan portfolio composition for the past five years and one-quarter fiscal years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of September 30, 2016.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

Commercial Real Estate and Multi-Family Loans.   Commercial real estate and multi-family loans consist largely of loans originated by the Bank, which are generally collateralized by properties in the Lower Hudson Valley region. On a limited basis, the Bank supplements originations of commercial real estate and multi-family loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Bank. PCSB Bank generally originates commercial real estate and multi-family loans up to a loan-to-value (“LTV”) ratio of 75% and generally requires a minimum debt-coverage ratio of 1.2 times. Commercial real estate loans are originated with amortization terms of up to 25 years and multi-family loans are originated with amortization terms of up to 30 years Loan terms offered on commercial real estate and multi-family loans include fixed rate loans, balloon loans, and adjustable rate loans. Interest rates on adjustable rate loans adjust every five, seven or ten years and are generally indexed to the prime rate as published in The Wall Street Journal or the corresponding Treasury rate. Properties securing the the commercial real estate and multi-family loan portfolio include office buildings, industrial facilities, retail facilities and apartments. At September 30, 2016, the Bank’s largest commercial real estate loan had an outstanding balance of $10.1 million and is secured by a non-owner occupied industrial property. At September 30, 2016, this loan was performing in accordance with its original terms. At September 30, 2016, the Bank’s largest multi-family loan had an outstanding balance of $7.5 million and is secured by a 208-unit apartment complex. At September 30, 2016, this loan was performing in accordance with its original terms. As of September 30, 2016, the Bank’s outstanding balance of commercial real estate and multi-family loans totaled $375.9 million equal to 49.01% of total loans outstanding and included $70.4 million of multi-family loans.

1-4 Family Residential Loans.   PCSB Bank offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years. Loans are generally underwritten to secondary market guidelines, so as to allow for the sale of such loans if such a strategy is warranted for purposes of interest rate risk management. ARM loans offered by the Bank have initial repricing terms of one, three, five, seven or ten years and then reprice annually for the balance of the loan term. ARM loans are indexed to corresponding Treasury rate. As of September 30, 2016, the Bank’s outstanding balance of 1-4 family loans totaled $222.8 million equal to 29.05% of total loans outstanding.

Home Equity Lines Credit. The Bank’s 1-4 family lending activities include home equity lines of credit. Home equity lines of credit are indexed to the prime rate as published in The

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

Wall Street Journal and are offered for terms of up to a ten year draw period followed by a 15 year repayment period. The Bank will generally originate home equity lines of credit up to a maximum loan-to value (“LTV”) ratio of 75%, inclusive of other liens on the property. As of September 30, 2016, the Bank’s outstanding balance of home equity lines of credit totaled $40.4 million equal to 5.27% of total loans outstanding.

Construction Loans. Construction loans originated by the Bank consist of loans to finance the construction of 1-4 family residences and commercial real estate and multi-family properties. Construction loans are interest only loans during the construction period, which is usually up to 12 to 24 months, and are generally offered up to a maximum LTV ratio of 75% of the appraised market value of the completed property. At September 30, 2016, the Bank’s largest construction loan had an outstanding balance of $5.4 million and is secured by an 82-unit senior and work-force housing project. At September 30, 2016, this loan was performing in accordance with its terms. As of September 30, the Bank’s outstanding balance of construction loans totaled $28.8 million equal to 3.76% of total loans outstanding and consisted of $5.3 million of 1-4 family residential construction loans and $23.5 million of commercial real estate and multi-family construction loans.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Expansion of commercial business lending activities is a desired area of loan growth for the Bank, pursuant to which the Bank is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Bank consist of floating lines of credit indexed to The Wall Street Journal prime rate and fixed rate term loans, which are extended to a variety of small and medium sized businesses in the Bank’s market area. Commercial business loans are generally secured by business assets, and the Bank may support this collateral with junior liens on real property. As of September 30, 2016, the Bank’s outstanding balance of commercial business loans totaled $82.6 million equal to 10.77% of total loans outstanding.

Consumer and Other Loans. Consumer and other loans offered by the Bank consist of personal loans and business installment loans. As of September 30, 2016, consumer and other loans totaled $16.4 million or 2.14% of total loans outstanding and consisted of $322,000 of personal loans and $16.1 million of business installment loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

Exhibit I-11 provides a summary of the Bank lending activities over the three and one-quarter fiscal years. Total loans originated ranged from a low of $127.0 million during fiscal year 2014 to a high of $159.8 million during fiscal year 2016. The increase in loan origination during the past two fiscal years was primarily driven by increased originations of commercial real estate loans, residential mortgage loans and construction loans. Comparatively, loans originated during the quarter ended September 30, 2016 totaled $30.7 million, which reflected a decrease in loan originations from the year ago quarter with total originations of $51.8 million. Lower originations of commercial real estate loans and commercial business loans accounted for the most of the decline in originations during the most recent quarter. Over the past three and one-quarter fiscal years, commercial real estate loans followed by commercial business loans accounted for the two largest components of the Bank’s lending volume. The Bank’s organic loan production was supplemented with loan purchases totaling $54.7 million during fiscal year 2014, $3.6 million during fiscal year 2015 and $43.9 million during fiscal year 2016. Loans purchased during fiscal year 2014 included a $48.9 million residential loan portfolio purchased from a New Jersey bank consisting primarily of jumbo adjustable rate loans secured by properties in New Jersey. Loans purchased during fiscal year 2016 included $35.0 million of commercial real estate loan participations secured by properties in the Bank’s regional lending area. Loans acquired through the acquisition of CMS Bank totaled $214.9 million, in which commercial real estate loans and residential mortgage loans comprising the two largest concentrations of the loan portfolio. Net loan growth was recorded during fiscal years 2015 and 2016, while total loans outstanding declined during the quarter ended September 30, 2016. Overall, total loans outstanding increased from $509.6 million at fiscal yearend 2014 to $766.9 million at September 30, 2016.

Asset Quality

Historically, the Bank’s lending emphasis on lending in local and familiar markets generally supported maintenance of relatively favorable credit quality measures. However, with the onset of the national recession and resulting financial crisis, the Bank experienced some deterioration in credit quality. Over the past five and one-quarter fiscal years, PCSB Bank’s balance of non-performing assets ranged from a high of $22.8 million or 2.35% of assets at fiscal yearend 2013 to a low of $9.8 million or 0.78% of assets at September 30, 2016. As shown in Exhibit I-12, non-performing assets at September 30, 2016 consisted of $8.7 million of non-accruing loans and $1.1 million of real estate owned. Accruing troubled-debt restructurings

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

totaled $19.2 million at September 30, 2016 compared to a peak balance of $35.6 million at fiscal yearend 2013. Most of the reduction in the balance of non-performing loans since fiscal yearend 2013 was due to a decline in non-accruing commercial real estate loans, which declined from a peak balance of $7.4 million at fiscal yearend 2013 to $307,000 at September 30, 2016.

To track the Bank’s asset quality and the adequacy of valuation allowances, PCSB Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. The loan portfolio is also reviewed by an independent third party. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of September 30 2016, the Bank maintained loan loss allowances of $4.1 million, equal to 0.53% of total loans receivable and 46.50% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source and at September 30, 2016 deposits accounted for 99.02% of PCSB Bank’s combined balance of deposits and borrowings. Exhibit I-13 sets forth the Bank’s deposit composition for the past three and one-quarter fiscal years. Transaction and savings account deposits constituted 71.24% of total deposits at September 30, 2016, as compared to 73.68% of total deposits at June 30, 2014. The slight decrease in the concentration of core deposits comprising total deposits since fiscal yearend 2014 was realized through comparatively stronger growth of CDs relative to growth of core deposits. Since fiscal yearend, savings account deposits have been the largest source of core deposit growth for the Bank and savings account deposits comprise the largest concentration of the Bank’s core deposits. As of September 30, 2106, savings account deposits totaled $520.1 million or 65.4% of core deposits.

The balance of the Bank’s deposits consists of CDs, which equaled 28.76% of total deposits at September 30, 2016 compared to 26.32% of total deposits at June 30, 2014. PCSB Bank’s current CD composition reflects a higher concentration of long-term CDs (maturities of more than year). The CD portfolio totaled $321.1 million at September 30, 2016 and $176.4 million or 54.94% of the CDs were scheduled to mature in more than one year. Exhibit I-14 sets forth the maturity schedule of the Bank’s CDs as of September 30, 2016. As of September 30,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

2016, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $144.6 million or 45.01% of total CDs.

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. The Bank maintained $11.1 million of FHLB advances at September 30, 2016 with a weighted average rate of 1.50%. FHLB advances held by the Bank at September 30, 2016 consisted of $7.0 million of short-term advances with original maturities ranging from 10 to 16 months and a $4.1 million amortizing advance with a balloon payment of $2.8 million in 2016. As of September 30, 2016, the Bank had $202.3 million of available borrowing capacity with the FHLB of New York and an $80.8 million available line of credit with the Federal Reserve Bank of New York’s discount window program. Exhibit I-15 provides further detail of the Bank’s borrowings activities for the past three and one-quarter fiscal years.

Subsidiary Activity

Upon completion of the conversion, the Bank will be the sole and wholly owned subsidiary of PCSB Financial.

PCSB Bank has three wholly-owned subsidiaries: PCSB Commercial Bank, PCSB Funding Corp. and PCSB Realty Ltd. PCSB Commercial Bank, a New York chartered commercial bank, is authorized to accept deposits from New York municipalities. PCSB Funding Corp., a Delaware corporation, is a real estate investment trust that holds certain mortgage assets. PCSB Realty Ltd., a New York corporation, holds title to real estate properties foreclosed upon by PCSB Bank.

Legal Proceedings

The Banky is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

PCSB Bank is headquartered in Yorktown Heights, New York and currently serves the Lower Hudson Valley region of the New York metropolitan area through 15 full-service banking offices and an administrative office. The branches are located in the New York counties of Westchester (eight offices), Putnam (three offices), Dutchess (three offices) and Rockland (one office) Details regarding the Bank’s office properties are set forth in Exhibit II-1.

With operations in a major metropolitan area, the Bank’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Bank in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Bank. The New York MSA has a highly developed economy, with a relatively high concentration of skilled workers.

Future growth opportunities for PCSB Bank depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank, the relative economic health of the Bank’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing activity expanded for a second straight month in April 2016; although, at a slightly slower pace with an index reading of 50.8%. April service sector activity recorded stronger growth, based on an index reading of 55.7. The U.S. economy added 160,000 jobs in April, which came in below expectations, and the April unemployment rate remained at 5.0%. Retail sales for April surged 1.3%, which was the highest level of retail sales in more than a year. Housing demand showed signs of firming up in April, as housing starts showed a healthy increase of 6.6%, existing home sales rose 1.7% and new home sales surged 16.6%. New home sales recorded for April was the strongest month since 2008 and the median home price for a new home rose to a record high of $321,000 in April. Other indications that the U.S.

RP® Financial, LC.	MARKET AREA
II.2

economy was gaining traction included a 1.0% increase in April consumer spending, which was the biggest one month jump since August 2009, and manufacturing activity expanded at a slightly faster pace in May with an index reading of 51.3. Comparatively, service sector activity expanded a lower rate in May with an index reading of 52.9 and the May employment report suggested that the U.S. economy may be slowing. Employers added just 38,000 jobs in May, which was the fewest jobs added in more than five years. While the May unemployment rate dropped to 4.7%, which was the lowest unemployment rate since November 2007, the decrease was attributable to nearly a half-million jobless Americans stopped looking for work during May. Notwithstanding the weak job growth reported for May, retail sales showed a healthy increase of 0.5% in May. Housing starts declined 0.3% in May, suggesting the supply of new homes could have trouble keeping up with steady demand. Sales of new single-family homes declined 6.0% in May, versus a 1.8% increase in May existing home sales. Manufacturing activity expanded for a fourth consecutive month in June with a slightly higher index reading of 53.2. Service sector activity for June also accelerated in June with an index reading of 56.5, which was the highest reading since November 2015. June employment data eased fears about a downturn in the U.S. economy, as employers added a stronger-than-expected 287,000 jobs in June. The unemployment rate for June ticked up to 4.9%. June housing starts were up 4.8% compared to May. Home sales for June also pointed towards a healthy market for housing, with June existing and new home sales showing increases of 1.1% and 3.5%, respectively. Second quarter GDP increased at a 1.2% annualized rate, which was less than forecasted and only slightly above the first quarter growth rate.

Manufacturing and service sector activity expanded at slightly lower rates in July 2016, with respective index readings of 52.6 and 55.5. The U.S. economy added a better-than-expected 255,000 jobs in July, while the July unemployment rate held steady at 4.9%. Retail sales for July showed little change compared to June. Housing starts were up 2.1% in July and July new home sales were up a solid 12.1% compared to the June. However, July existing home sales fell 3.2%, suggesting that higher home prices were reducing housing demand. Durable-goods orders for July rose 4.4%, which was the largest monthly jump since October 2015. Readings for manufacturing and service activity in August signaled a slowing U.S. economy, as August manufacturing activity contracted and August service sector activity expanded at a slower rate. Job growth also slowed in August, with a monthly gain of 151,000 jobs. The August unemployment rate remained at 4.9%. A 0.3% decline in August retail sales provided another indication of a slowing U.S. economy. Both new and existing home sales were also lower in August, while durable-goods orders were unchanged for August.

RP® Financial, LC.	MARKET AREA
II.3

Manufacturing activity for September rebounded with an index reading of 51.5. Likewise, service sector activity for September picked-up as well with an index reading of 57.1. Comparatively, September employment data was fairly stagnant, as employers added 156,000 jobs in September and the unemployment rate edged up to 5.0% as more people entered the labor force. Retail sales increased 0.4% in September, keeping the Federal Reserve on a path to raise interest rates in 2016. September data for housing showed a pick-up in home demand, as September existing and new home sales rebound 3.2% and 3.1%, respectively, from the previous month. Pending home sales were also up 1.5% in September. Third quarter GDP growth provided another indication that the U.S. economy was gaining traction, as third quarter GDP increased at an annual rate of 2.9%.

Manufacturing activity picked up slightly in October 2016 with an index reading of 51.9. Comparatively, service sector activity for October expanded at a slower rate with an index reading of 54.8. Employers added 161,000 jobs in October and the unemployment rate for October ticked down to 4.9%, which was due to a decline in the number of people participating in the workforce. Notably, wage gains for October were the strongest since 2009 and, thereby, keeping the Federal Reserve on a pace for a December rate hike.

In terms of interest rates trends over the past few quarters, the 10-year Treasury yield hovered around 1.75% during the first half of April 2016, as minutes of the Federal Reserve’s March policy meeting signaled that an interest rate increase in April was unlikely. Long-term Treasury yields edged up slightly during the second half of April, with the Federal Reserve concluding its late-April policy meeting leaving interest rates unchanged and remaining ambiguous about raising interest rates in June. Weaker-than-expected job growth reflected in the April employment data contributed to the 10-year Treasury yield dipping back down to 1.75% through mid-May. Signals from the Federal Reserve that an interest rate hike at its June policy meeting was still in-play factored into long-term Treasury yields ticking up going into the second half of May. Investors bought Treasury bonds in early-June on the much weaker-than-expected jobs report for May, as the anemic job growth reflected in the May employment data reduced expectations that the Federal Reserve would push up rates at its mid-June meeting. As expected, the Federal Reserve concluded it mid-June policy meeting holding short-term interest rates steady and lowered projections of how much they would raise rates in the coming years. Long-term Treasury yields stabilized heading into the second half of June, which was followed by a sharp decline in the 10-year Treasury yield in late-June as investors worried about the economic and political consequences of Britain’s vote to leave the European Union.

RP® Financial, LC.	MARKET AREA
II.4

In early-July 2016, investors continued to sell risky assets in favor of safe haven investments, which drove the yield on the 10-year Treasury to a record low of 1.37%. Long-term Treasury yields rose going into mid-July, as investors moved back into riskier assets on the heels of the strong job growth reported for June. During the second half of July and into early-August, long-term Treasury yields remained fairly stable, as the Federal Reserve concluded its late-July policy meeting keeping its target interest rate unchanged as expected. Long-term Treasury yields remained fairly stable throughout August and into-early September. Going into the second half of September the 10-year Treasury yield edged higher ahead of the Federal Reserve’s policy meeting. The Federal Reserve concluded its September meeting leaving interest rates unchanged, but signaled it expected to raise rates before the end of the year. Following the Federal Reserve meeting, the 10-year Treasury yield edged backed below 1.60% in late-September. Stronger readings for September manufacturing and service sector activity helped to push the 10-year Treasury yield above 1.70% in mid-October. Long-term Treasury yields continued to edge higher going into late-October, as signs of inflation ticking up pushed the 10-year Treasury yield to its highest level in four months. The Federal Reserve concluded its early-November policy meeting leaving interest rates unchanged, but noted that inflation had increased somewhat and left the door open for a rate increase in December. Interest rates stabilized ahead of the Presidential election and then surged higher followings the election, based on expectations that there would be an increase in government spending and a pick-up in inflation under the Trump administration. As of November 11, 2016, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.72% and 2.15%, respectively, versus comparable year ago yields of 0.51% and 2.32%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in October 2016, GDP growth was projected to come in at 1.8% in 2016 and increase to 2.2% in 2017. The unemployment rate was forecasted to equal 4.8% in December 2016 and to decrease slightly to 4.7% in June 2017. An average of 165,000 jobs were projected to be added per month during 2016. The majority of economists believed the next interest rate hike by the Federal Reserve would occur in December 2016 and, on average, the economists forecasted that the 10-year Treasury yield would equal 1.81% by the end of 2016 and increase to 2.30% by the end of 2017. The surveyed economists also forecasted home prices would rise 5.1% in 2016 and increase an additional 4.4% in 2017. Housing starts were forecasted to increase slightly in 2016 and continue to trend higher in 2017.

RP® Financial, LC.	MARKET AREA
II.5

The October 2016 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2016 existing and new home sales to increase by 3.4% and 15.9%, respectively. The MBA forecast showed a 6.7% increase in the median sales price for existing homes in 2016 and a 2.8% increase in the median sales price for new homes in 2016. Total mortgage production was forecasted to increase to $1.891 trillion in 2016, compared to $1.679 trillion in 2015. The forecasted increase in 2016 originations was based on a 9.6% increase in purchase volume and a 16.1% increase in refinancing volume. Purchase mortgage originations were forecasted to total $990 billion in 2016, versus refinancing volume totaling $901 billion. Housing starts for 2016 were projected to increase by 5.1% to total $1.165 billion.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by PCSB Bank. Demographic data for Dutchess, Putnam, Rockland and Westchester Counties, as well as for New York, and the U.S., is provided in Table 2.1.

Population data indicates growth trends for the primary market area counties have been somewhat varied over the past six years. For the 2010 to 2016 period, Rockland County recorded the strongest growth with an annual growth rate of 0.9%. Comparatively, Dutchess and Putnam Counties experienced slight declines in population over the six year period. Westchester County, which is the closest in proximity to New York City and most densely populated market served by the Bank’s branches recorded annual population growth of 0.5% over the past six years. Comparative population growth rates for the U.S. and New York equaled 0.7% and 0.4%, respectively.

Household growth rates for the primary market area counties paralleled population growth trends, with Rockland County displaying the highest household growth rate and Putnam and Dutchess Counties exhibiting the lowest household growth rate during the 2010 to 2016 period. Over the next six years, population and household growth rates for the primary area counties are projected to remain fairly consistent with growth trends recorded over the past six years.

RP® Financial, LC.	MARKET AREA
II.6

Table 2.1

PCSB Bank

Summary Demographic/Economic Data

	Year			Growth Rate
	2010	2016	2022	2010-2016	2016-2022
				(%)	(%)
Population (000)
USA	308,746	322,431	337,393	0.7%	0.8%
New York	19,378	19,853	20,287	0.4%	0.4%
Dutchess, NY	297	296	296	-0.1%	0.0%
Putnam, NY	100	99	99	-0.1%	-0.1%
Rockland, NY	312	328	342	0.9%	0.7%
Westchester, NY	949	980	1,008	0.5%	0.5%

Households (000)
USA	116,716	122,265	128,247	0.8%	0.8%
New York	7,318	7,544	7,745	0.5%	0.4%
Dutchess, NY	108	109	109	0.1%	0.1%
Putnam, NY	35	35	36	0.1%	0.1%
Rockland, NY	99	104	108	0.8%	0.7%
Westchester, NY	347	360	372	0.6%	0.6%

Median Household Income ($)
USA	NA	55,551	61,642	NA	1.7%
New York	NA	60,445	65,981	NA	1.5%
Dutchess, NY	NA	73,260	78,306	NA	1.1%
Putnam, NY	NA	99,256	110,213	NA	1.8%
Rockland, NY	NA	82,412	92,414	NA	1.9%
Westchester, NY	NA	86,168	93,737	NA	1.4%

Per Capita Income ($)
USA	NA	30,002	34,068	NA	2.1%
New York	NA	34,045	38,286	NA	2.0%
Dutchess, NY	NA	36,889	40,576	NA	1.6%
Putnam, NY	NA	44,621	51,791	NA	2.5%
Rockland, NY	NA	35,151	40,659	NA	2.5%
Westchester, NY	NA	48,416	55,031	NA	2.2%

2016 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.0	27.2	26.0	17.8	10.0
New York	17.6	27.7	26.4	17.9	10.4
Dutchess, NY	15.6	26.9	26.9	19.8	10.8
Putnam, NY	16.2	23.8	28.9	21.0	10.1
Rockland, NY	22.8	26.0	23.9	16.9	10.4
Westchester, NY	18.3	24.7	27.3	18.4	11.3

2016 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	22.7	23.4	29.6	24.3
New York	22.7	20.6	27.9	28.8
Dutchess, NY	15.6	19.0	30.7	34.7
Putnam, NY	10.7	12.5	27.2	49.6
Rockland, NY	17.5	14.8	26.9	40.8
Westchester, NY	15.7	15.9	24.6	43.8

Source: SNL Financial, LC.

RP® Financial, LC.	MARKET AREA
II.7

Income measures show that Putnam County is an affluent market, with household and per capita income measures well above the comparable New York and U.S. measures. Similarly, household and per capita income measures for Westchester County also exceeded the U.S. and State measures by a considerable amount and, to a lesser degree, as was the case with Dutchess County and Rockland County. With the exception of Dutchess County, the primary market area counties are projected to sustain growth in income levels that are comparable to or slightly higher than the comparable projected growth rates for New York and the U.S.

A comparison of household income distribution measures provides another indication of the relative affluence of the primary market area counties. All of the primary market area counties maintained a higher percentage of households with incomes above $100,000 compared to the U.S. and New York, ranging from a low of 34.7% for Dutchess County to a high of 49.6% for Putnam County. Age distribution measures for the primary market area counties were fairly similar to the comparable U.S. and New York measures.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services followed by wholesale/retail employment were the largest and second largest employment sectors in all four of the primary market area counties, as well as New York. Healthcare jobs were the third largest employment sector for Westchester and Putnam Counties, while government jobs were the third largest employment sector for Dutchess and Rockland Counties. Westchester County maintained a comparatively higher level of employment in the finance/insurance/real estate sector, while Dutchess County maintained a relatively high concentration of employment in the manufacturing sector. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

Table 2.2

PCSB Bank

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	New York	Dutchess County	Putnam County	Rockland County	Westchester County
	(% of Total Employment)

Services	34.2%	32.1%	37.3%	35.5%	32.7%
Healthcare	10.8%	9.5%	10.2%	7.6%	11.8%
Government	5.9%	9.7%	4.9%	9.7%	6.0%
Wholesale/Retail Trade	23.4%	21.5%	24.0%	23.0%	23.0%
Finance/Insurance/Real Estate	8.8%	6.1%	4.7%	5.6%	8.3%
Manufacturing	7.0%	9.4%	5.6%	7.7%	7.2%
Construction	3.5%	4.7%	7.1%	4.2%	4.5%
Information	1.1%	0.7%	0.3%	0.7%	0.7%
Transportation/Utility	3.5%	4.0%	2.7%	3.7%	3.5%
Agriculture	0.8%	1.5%	1.9%	1.4%	1.0%
Other	1.0%	0.7%	1.3%	0.8%	1.2%
	100.0%	100.0%	100.0%	100.0%	100.0%

Source: SNL Financial

RP® Financial, LC.	MARKET AREA
II.8

The market area served by the Company, characterized primarily as the New York, Hudson Valley MSA, has a highly developed and diverse economy, especially given the proximity to New York City. Healthcare, high-tech and retail companies constitute major sources of employment in the Bank’s regional market area. Tourism also is a prominent component of a nearby market area, as New York City annually ranks as one of the nation’s top tourist destinations. Table 2.3 lists in detail the major employers in the Hudson Valley region of the New York metropolitan area.

Table 2.3

PCSB Bank

Market Area Largest Employers

Company/Institution	Industry

Crystal Run Healthcare	Health Care
Home Depot	Office Supplies
IBM Corp.	Technology
Nyack Hospital	Health Care
Orange Regional Medical Center	Health Care
Regeneron Pharmaceuticals, Inc	Health Care
ShopRite Supermarkets	Retail
Stop & Shop Supermarkets	Retail
Wal-Mart Stores, Inc.	Retail
Westchester Medical Center	Health Care

Source: Division of Research & Statistics analysis of infoUSA ARC employer database and publicly available information.

Unemployment Trends

Comparative unemployment rates for Dutchess, Putnam, Rockland and Westchester Counties, as well as for the U.S. and New York, are shown in Table 2.4. September 2016 unemployment rates for primary market area counties ranged from a low of 4.1% for Putnam County to a high of 4.4% for Westchester County. Comparative unemployment rates for the U.S. and New York were 4.8% and 5.1%, respectively. Consistent with the national trend, Dutchess, Putnam, Rockland and Westchester Counties reported lower unemployment rates for September 2016 compared to a year ago. Comparatively, New York reported a higher unemployment rate for September 2016 compared to a year ago.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.4

PCSB Bank

Unemployment Trends

Region	September 2015 Unemployment	September 2016 Unemployment

USA	4.9%	4.8%
New York	4.8%	5.1%
Dutchess, NY	4.4%	4.2%
Putnam, NY	4.3%	4.1%
Rockland, NY	4.5%	4.3%
Westchester, NY	4.5%	4.4%

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Bank’s deposit base is closely tied to the economic fortunes of Dutchess, Putnam, Rockland, and Westchester Counties and, in particular, the areas that are nearby to one of PCSB Bank’s branches. Table 2.5 displays deposit market trends from June 30, 2011 through June 30, 2016 for all commercial bank and savings institution branches located in the market area counties and the state of New York. Consistent with the state of New York, commercial banks maintained a larger market share of deposits than savings institutions in all four counties. Overall, from June 30, 2011 to June 30, 2016, bank and thrift deposits increased in all market area counties, except for Putnam County, ranging from an annual growth rate of 7.4% in Dutchess County to 13.3% in Westchester County. Putnam County bank and thrift deposits declined at a 12.2% annual rate during the five year period covered in Table 2.5.

The Bank maintains its largest balance of deposits in Westchester County, where the Bank maintains its largest branch presence. Based on June 30, 2016 deposit data, PCSB Bank’s $554.4 million of deposits provided for a 0.6% market share of bank and thrift deposits in Westchester County. The Bank also held $126.3 million of deposits in Dutchess County with a 2.2% market share, $423.4 million of deposits in Putnam County with a 20.7% market share and $16.8 million of deposits in Rockland County with a 0.1% market share. During the five year period covered in Table 2.5, PCSB Bank gained deposit market share in Putnam and Rockland Counties while the Bank’s deposit market share declined in Dutchess and Westchester Counties.

RP® Financial, LC.	MARKET AREA
II.10

Table 2.5

PCSB Bank

Deposit Summary

	As of June 30,
	2011			2016			Deposit Growth Rate 2011-2016
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars in Thousands)						(%)
New York	$990,174,454	100.0%	5,498	$1,510,939,930	100.0%	5,175	8.8%
Commercial Banks	912,404,938	92.1%	4,608	1,441,220,122	95.4%	4,431	9.6%
Savings Institutions	77,769,516	7.9%	890	69,719,808	4.6%	744	-2.2%
Dutchess County	$3,946,437	100.0%	93	$5,650,013	100.0%	91	7.4%
Commercial Banks	3,200,292	81.1%	71	4,748,584	84.0%	69	8.2%
Savings Institutions	746,145	18.9%	22	901,429	16.0%	22	3.9%
PCSB Bank	111,382	2.8%	3	126,258	2.2%	3	2.5%
Putnam County	$3,914,274	100.0%	28	$2,046,565	100.0%	28	-12.2%
Commercial Banks	3,392,964	86.7%	23	1,623,130	79.3%	25	-13.7%
Savings Institutions	521,310	13.3%	5	423,435	20.7%	3	-4.1%
PCSB Bank	379,164	9.7%	3	423,435	20.7%	3	2.2%
Rockland County	$8,342,672	100.0%	105	$14,242,204	100.0%	93	11.3%
Commercial Banks	7,950,419	95.3%	99	13,978,903	98.2%	85	11.9%
Savings Institutions	392,253	4.7%	6	263,301	1.8%	8	-7.7%
PCSB Bank				16,840	0.1%	1	NA
Westchester County	$46,656,079	100.0%	379	$86,994,604	100.0%	347	13.3%
Commercial Banks	36,527,188	78.3%	326	80,374,557	92.4%	312	17.1%
Savings Institutions	10,128,891	21.7%	53	6,620,047	7.6%	35	-8.2%
PCSB Bank	369,229	0.8%	3	554,350	0.6%	8	8.5%

Source: FDIC.

Competition among financial institutions in the Bank’s market area is significant. Among the Bank’s competitors are much larger and more diversified institutions, which have greater resources than maintained by PCSB Bank. Financial institution competitors in the Bank’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, PCSB Bank has sought to emphasize its community orientation in the markets served by its branches. Table 2.6 lists the Bank’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA
II.11

Table 2.6

PCSB Bank

Market Area Deposit Competitors

Location	Name	Market Share	Rank
Dutchess County	Citizens Financial Group Inc. (RI)	20.48%
	JPMorgan Chase & Co. (NY)	11.86%
	M&T Bank Corp. (NY)	11.57%
	Rhinebeck Bancrop MHC (NY)	10.48%
	PCSB Bank (NY)	2.23%	12 out of 18

Putnam County	Tompkins Financial Corporation (NY)	24.37%
	PCSB Bank (NY)	20.69%	2 out of 11
	JPMorgan Chase & Co. (NY)	11.53%
	M&T Bank Corp. (NY)	10.42%
	Wells Fargo & Co. (NY)	9.35%

Rockland County	Sterling Bancorp (NY)	36.46%
	JPMorgan Chase & Co. (NY)	21.46%
	M&T Bank Corp. (NY)	11.74%
	KeyCorp (OH)	9.17%
	PCSB Bank (NY)	0.12%	14 out of 15

Westchester County	JPMorgan Chase & Co. (NY)	26.55%
	Citigroup Inc. (NY)	13.86%
	New York Private Bk & Tr Corp. (NY)	9.26%
	Wells Fargo & Co. (CA)	9.15%
	PCSB Bank (NY)	0.64%	17 out of 31

Source: SNL Financial.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of PCSB Bank’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of PCSB Bank is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to PCSB Bank, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 80 fully-converted publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since PCSB Bank will be a fully-converted public company upon completion of the offering, we considered only fully-converted

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of PCSB Bank. In the selection process, we applied three “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Mid-Atlantic institutions with assets between $650 million and $2.0 billion, tangible equity-to-assets ratios of greater than 7.5%, positive core earnings and core return on average equity ratios of less than 10.0%. Five companies met the criteria for Screen #1 and four were included in the Peer Group: Clifton Bancorp, Inc. of New Jersey, ESSA Bancorp, Inc. of Pennsylvania, Malvern Bancorp, Inc. of Pennsylvania and Pathfinder Bancorp, Inc. of New York. Severn Bancorp, Inc. of Maryland met the selection criteria, but was excluded on the basis of earnings being distorted by a reversal of a $10.8 million valuation allowance recorded against its net deferred tax asset. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

•

Screen #2 New England institutions with assets between $650 million and $2.0 billion, tangible equity-to-assets ratios of greater than 7.5%, positive core earnings and core return on average equity ratios of less than 10.0%. Four companies met the criteria for Screen #2 and three were included in the Peer Group: BSB Bancorp, Inc. of Massachusetts, SI Financial Group, Inc. of Connecticut and Wellesley Bancorp, Inc. of Massachusetts. Western New England Bancorp, Inc. of Massachusetts met the selection criteria, but was excluded due its recently completed acquisition of Chicopee Bancorp, Inc. that is not reflected in the historical data used in our analysis for the peer group companies. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•

Screen #3 Midwest institutions with assets between $650 million and $2.0 billion, tangible equity-to-assets ratios of greater than 7.5%, positive core earnings and core return on average equity ratios of less than 10.0%. Three companies met the criteria for Screen #3 and all three were included in the Peer Group: First Capital, Inc. of Indiana, HMN Financial, Inc. of Minnesota and Waterstone Financial, Inc. of Wisconsin. Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and PCSB Bank, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of PCSB Bank’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of September 30, 2016

									As of November 11, 2016
Ticker	Financial Institution	Exchange	City	State	Total Assets	Offices	Fiscal Year End	Conv. Date	Stock Price	Market Value
					($Mil)				($)	($Mil)

BLMT	BSB Bancorp, Inc.	NASDAQ	Belmont	MA	2,074	7	Dec	10/5/2011	26.00	236.65
CSBK	Clifton Bancorp Inc.	NASDAQ	Clifton	NJ	1,312	12	Mar	4/2/2014	16.25	374.50
ESSA	ESSA Bancorp, Inc.	NASDAQ	Stroudsburg	PA	1,772	27	Sep	4/4/2007	14.34	163.38
FCAP	First Capital, Inc.	NASDAQ	Corydon	IN	742	17	Dec	1/4/1999	31.36	104.67
HMNF	HMN Financial, Inc.	NASDAQ	Rochester	MN	686	13	Dec	6/30/1994	15.36	68.94
MLVF	Malvern Bancorp, Inc.	NASDAQ	Paoli	PA	821	9	Sep	10/12/2012	18.40	120.71
PBHC	Pathfinder Bancorp, Inc.	NASDAQ	Oswego	NY	717	18	Dec	10/17/2014	12.38	52.36
SIFI	SI Financial Group, Inc.	NASDAQ	Willimantic	CT	1,538	25	Dec	1/13/2011	14.10	172.16
WSBF	Waterstone Financial, Inc.	NASDAQ	Wauwatosa	WI	1,795	13	Dec	1/23/2014	17.60	517.19
WEBK	Wellesley Bancorp, Inc.	NASDAQ	Wellesley	MA	666	6	Dec	1/26/2012	24.50	60.23

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts and publicly-traded New York thrifts have been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to PCSB Bank’s characteristics is detailed below.

•

BSB Bancorp, Inc. of Massachusetts. Selected due to similar impact of loan loss provisions on earnings, limited earnings contribution from sources of non-interest operating income, lending diversification emphasis on multi-family/commercial real estate loans and similar ratio of non-performing loans as a percent of loans.

•

Clifton Bancorp, Inc. of New Jersey. Selected due to similar asset size, similar size of branch network, similar interest-earning asset composition, similar impact of loan loss provisions on earnings, limited earnings contribution from sources of non-interest operating income and lending diversification emphasis on multi-family/commercial real estate loans.

•

ESSA Bancorp, Inc. of Pennsylvania. Selected due to similar net interest income to average assets ratio, similar impact of loan loss provisions on earnings, similar ratio of operating expenses as a percent of average assets and similar ratio of non-performing assets as a percent of assets.

•

First Capital, Inc. of Indiana. Selected due to similar size of branch network, similar interest-bearing funding composition, similar concentration of mortgage-backed securities and 1-4 family loans as a percent of assets, lending diversification emphasis on multi-family/commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

•

HMN Financial, Inc. of Minnesota. Selected due to similar size of branch network, similar interest-bearing funding composition and largest loan portfolio concentration consists of multi-family/commercial real estate loans.

•	Malvern Bancorp, Inc. of Pennsylvania. Selected due to similar impact of loan loss provisions on earnings and lending diversification emphasis on multi-family/commercial real estate loans.

•

Pathfinder Bancorp, Inc. of New York. Selected due to similar size of branch network, similar interest-earning asset composition, similar impact of loan loss provisions on earnings and lending diversification emphasis on multi-family/commercial real estate loans.

•

SI Financial Group, Inc. of Connecticut. Selected due to similar asset size, similar net interest income to average assets ratio, similar impact of loan loss provisions on earnings and lending diversification emphasis on multi-family/commercial real estate loans.

•

Waterson Financial, Inc. of Wisconsin. Selected due to similar size of branch network, largest concentration of loan portfolio consists of multi-family/commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

•	Wellesley Bancorp, Inc. of Massachusetts. Selected due to limited earnings contribution from sources of non-interest operating income, similar ratio of operating expenses as a

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

percent of average assets and lending diversification emphasis on multi-family/commercial real estate loans.

In aggregate, the Peer Group companies maintained a slightly higher level of tangible equity than the industry average (11.94% of assets versus 12.22% for all public companies), generated slightly lower core earnings as a percent of average assets (0.64% core ROAA versus 0.74% for all public companies), and earned a slightly lower core ROE (5.17% core ROE versus 6.19% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were slightly below the respective averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,066	$1,212
Market capitalization ($Mil)	$509	$187
Tangible equity/assets (%)	12.22%	11.94%
Core return on average assets (%)	0.74	0.64
Core return on average equity (%)	6.19	5.17
Pricing Ratios (Averages)(1)
Core price/earnings (x)	19.38x	18.42x
Price/tangible book (%)	130.63%	120.40%
Price/assets (%)	14.84	14.65

(1) Based on market prices as of November 11, 2016.

Ideally, the Peer Group companies would be comparable to PCSB Bank in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to PCSB Bank, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for PCSB Bank and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group’s ratios reflect balances as of September 30, 2016. PCSB Bank’s equity-to-assets ratio of 8.88% was less than the Peer Group’s average net worth ratio of 12.34%. With the infusion of the net conversion proceeds, the Bank’s pro forma

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2016

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equivalents	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash & Investments	Loans (1)	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk-Based	Risk-Based Capital

PCSB Bank		NY
September 30, 2016			4.81%	29.98%	1.81%	60.85%	88.96%	0.88%	0.00%	8.88%	0.54%	8.34%	3.62%	0.45%	4.01%	4.21%	-17.46%	0.89%	0.90%	8.85%	13.89%	14.39%

All Public Companies
Averages			5.61%	15.15%	1.86%	73.46%	73.84%	11.73%	0.48%	12.80%	0.64%	12.22%	13.84%	3.22%	18.03%	16.07%	10.13%	7.56%	6.00%	12.21%	18.20%	19.36%
Medians			3.92%	13.68%	1.84%	75.59%	73.29%	11.64%	0.00%	11.52%	0.04%	11.12%	9.95%	-0.73%	14.49%	11.44%	0.00%	3.57%	3.27%	11.09%	15.49%	16.32%

State of NY
Averages			4.93%	11.51%	1.25%	78.74%	75.42%	12.47%	0.95%	9.84%	1.25%	8.59%	5.72%	-5.61%	8.02%	8.20%	11.11%	7.71%	8.40%	9.06%	13.55%	14.60%
Medians			2.04%	10.00%	1.47%	80.20%	77.41%	11.45%	0.73%	9.54%	0.66%	7.75%	1.84%	-3.63%	7.22%	3.04%	-4.90%	4.53%	5.66%	8.95%	12.76%	13.20%

Comparable Group
Averages			4.92%	17.93%	1.74%	72.38%	72.36%	13.73%	0.41%	12.34%	0.40%	11.94%	17.81%	17.28%	19.90%	18.67%	118.12%	5.86%	5.48%	12.76%	18.04%	19.15%
Medians			3.51%	14.03%	1.48%	72.94%	73.61%	14.87%	0.00%	10.50%	0.11%	9.40%	13.37%	7.76%	17.37%	11.63%	13.46%	6.30%	6.28%	11.51%	17.04%	18.27%

Comparable Group
BLMT	BSB Bancorp, Inc.	MA	2.41%	8.74%	0.00%	86.19%	68.77%	22.81%	0.00%	7.56%	0.00%	7.56%	22.53%	6.56%	25.19%	18.00%	0.00%	9.22%	9.22%	11.32%	13.66%	14.91%
CSBK	Clifton Bancorp Inc.	NJ	1.73%	25.04%	4.64%	67.18%	58.86%	17.11%	0.00%	23.08%	0.00%	23.08%	13.72%	-13.10%	30.17%	13.80%	81.05%	-10.46%	-10.46%	8.50%	11.84%	12.45%
ESSA	ESSA Bancorp, Inc.	PA	2.53%	22.90%	2.06%	68.79%	68.54%	20.31%	0.00%	9.95%	0.92%	9.03%	10.33%	8.95%	10.62%	10.77%	12.36%	2.96%	0.50%	13.41%	18.58%	19.84%
FCAP	First Capital, Inc.	IN	11.58%	33.58%	0.95%	49.71%	88.77%	0.00%	0.00%	10.61%	1.05%	9.56%	55.64%	152.11%	20.51%	63.63%	0.00%	32.06%	32.12%	14.16%	20.23%	21.48%
HMNF	HMN Financial, Inc.	MN	5.05%	11.80%	0.00%	79.70%	86.37%	1.31%	0.00%	10.91%	0.19%	10.73%	10.78%	-26.16%	24.96%	11.41%	875.30%	8.91%	7.69%	11.00%	12.59%	13.85%
MLVF	Malvern Bancorp, Inc.	PA	11.78%	13.68%	2.24%	69.91%	73.31%	14.37%	0.00%	11.52%	0.00%	11.52%	25.25%	-9.31%	46.73%	29.33%	14.56%	16.22%	16.22%	15.51%	23.11%	23.86%
PBHC	Pathfinder Bancorp, Inc.	NY	3.30%	26.04%	1.59%	65.16%	77.41%	11.45%	2.09%	8.27%	0.66%	7.60%	18.10%	30.87%	14.24%	11.84%	182.48%	-16.73%	-17.90%	11.69%	21.65%	22.91%
SIFI	SI Financial Group, Inc.	CT	4.12%	12.14%	1.37%	78.49%	73.92%	13.56%	0.54%	10.39%	1.15%	9.24%	5.81%	9.17%	5.60%	8.99%	-6.82%	3.80%	4.75%	10.11%	15.49%	16.70%
WSBF	Waterstone Financial, Inc.	WI	3.03%	14.37%	3.41%	75.98%	53.24%	21.06%	0.00%	22.82%	0.03%	22.78%	2.88%	-23.35%	11.29%	9.45%	-12.91%	4.85%	4.86%	22.66%	31.06%	32.25%
WEBK	Wellesley Bancorp, Inc.	MA	3.72%	10.96%	1.09%	82.66%	74.42%	15.36%	1.47%	8.31%	0.00%	8.31%	13.02%	37.08%	9.68%	9.52%	35.17%	7.75%	7.75%	9.28%	12.21%	13.29%

(1)	Includes loans held for sale.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

equity-to-assets ratio should exceed the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 8.34% and 11.94%, respectively. The increase in PCSB Bank’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both PCSB Bank’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both PCSB Bank and the Peer Group. The Bank’s loans-to-assets ratio of 60.85% was lower than the comparable Peer Group ratio of 72.38%. Comparatively, the Bank’s cash and investments-to-assets ratio of 34.79% exceeded the comparable ratio for the Peer Group of 22.85%. Overall, PCSB Bank’s interest-earning assets amounted to 95.64% of assets, which was slightly above the comparable Peer Group ratio of 95.23%. The Peer Group’s non-interest earning assets included BOLI equal to 1.74% of assets and goodwill/intangibles equal to 0.41% of assets, while the Bank maintained BOLI equal to 1.81% of assets and goodwill and intangibles equal to 0.54% of assets.

PCSB Bank’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 88.96% of assets, which was above the comparable Peer Group’s ratio of 72.36%. Comparatively, the Bank maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 0.88% and 14.14% for PCSB Bank and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 89.84% and 86.50%, respectively, with the Peer Group’s slightly lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 106.46% and 110.09%, respectively. The additional capital realized from stock proceeds should serve to provide PCSB Bank with an IEA/IBL ratio that is comparable to or exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. PCSB Bank’s growth rates are based on annualized growth rates for the 15 months ended September 30, 2016, while the Peer Group’s growth rates are based on annual growth rates for the twelve months ended September 30, 2016. PCSB Bank recorded a 3.62% increase in assets, versus a 17.81% increase in assets recorded by the Peer Group. Asset growth for the Peer Group was in part supported by an acquisition completed by ESSA Bancorp. Asset growth by the Bank was primarily sustained by a 4.01% increase in loans, which was supplemented with a 0.45% increase in cash and investments. Comparatively, the Peer Group recorded a 19.90% in loans and a 17.21% in cash and investments.

PCSB Bank’s asset growth was funded by a 4.21% increase in deposits, which also funded a 17.46% reduction in borrowings. Comparatively, asset growth for the Peer Group was funded through deposit growth of 18.67% and an 118.12% increase in borrowings. The Bank’s and the Peer Group’s tangible capital increased by 0.90% and 5.48%, respectively. The Bank’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group. The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended September 30, 2016. PCSB Bank and the Peer Group reported net income to average assets ratios of 0.25% and 0.74%, respectively. A lower level of operating expenses represented an earnings advantage for the Bank, which was more than offset by earnings advantages maintained by the Peer Group with respect to a higher level of non-interest operating income, a lower level of loan loss provisions and a higher level of net gains.

The Bank and the Peer Group maintained similar net interest income ratios, as the Peer Group’s higher interest income ratio was offset by the Bank’s lower interest expense ratio. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (3.69% versus 3.34% for the Bank), which was partially offset by the Bank’s slightly higher concentration of assets maintained in interest-earning assets. Similarly, the Bank’s lower interest expense ratio was supported by maintaining a lower overall

RP® Financial, LC.	Peer Group Analysis
Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2016

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Recurring Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (2)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		(%)
PCSB Bank		NY
September 30, 2016			0.25%	3.20%	0.40%	2.80%	0.15%	2.65%	0.00%	0.17%	2.41%	-0.05%	0.00%	0.10%	3.34%	0.50%	2.84%	$7,342	27.94%

All Public Companies
Averages			0.72%	3.54%	0.60%	2.94%	0.07%	2.87%	0.32%	0.54%	2.72%	-0.01%	0.00%	0.27%	3.78%	0.86%	2.87%	$8,339	21.54%
Medians			0.67%	3.55%	0.57%	2.92%	0.07%	2.86%	0.05%	0.44%	2.67%	0.00%	0.00%	0.30%	3.75%	0.80%	2.90%	$6,698	33.01%

State of NY
Averages			0.54%	3.56%	0.70%	2.86%	0.07%	2.79%	0.25%	0.43%	2.55%	-0.04%	0.00%	0.30%	3.76%	1.22%	2.54%	$9,207	31.61%
Medians			0.48%	3.56%	0.79%	2.92%	0.07%	2.81%	0.08%	0.51%	2.74%	0.03%	0.00%	0.16%	3.78%	1.03%	2.95%	$6,084	31.25%

Comparable Group
Averages			0.74%	3.49%	0.68%	2.81%	0.10%	2.71%	0.74%	0.43%	2.89%	0.02%	0.00%	0.22%	3.69%	0.84%	2.84%	$7,514	19.44%
Medians			0.54%	3.40%	0.68%	2.71%	0.13%	2.55%	0.07%	0.49%	2.58%	0.00%	0.00%	0.26%	3.68%	0.83%	2.81%	$5,673	31.25%

Comparable Group
BLMT	BSB Bancorp, Inc.	MA	0.57%	3.13%	0.70%	2.43%	0.14%	2.29%	0.01%	0.14%	1.52%	0.00%	0.00%	0.35%	3.22%	0.89%	2.33%	$18,033	37.97%
CSBK	Clifton Bancorp Inc.	NJ	0.36%	3.04%	0.83%	2.20%	0.16%	2.05%	0.00%	0.15%	1.69%	0.01%	0.00%	0.15%	3.26%	1.17%	2.09%	$11,513	29.72%
ESSA	ESSA Bancorp, Inc.	PA	0.45%	3.37%	0.66%	2.71%	0.15%	2.56%	0.00%	0.43%	2.46%	0.06%	0.00%	0.15%	3.60%	0.80%	2.80%	$5,792	25.05%
FCAP	First Capital, Inc.	IN	0.89%	3.43%	0.24%	3.19%	0.06%	3.13%	0.16%	0.66%	2.67%	-0.05%	0.00%	0.34%	3.77%	0.31%	3.41%	$4,457	27.75%
HMNF	HMN Financial, Inc.	MN	0.89%	4.13%	0.24%	3.89%	-0.03%	3.92%	0.37%	0.86%	3.70%	0.00%	0.00%	0.57%	4.28%	0.24%	3.97%	$3,439	38.90%
MLVF	Malvern Bancorp, Inc.	PA	1.59%	3.36%	0.89%	2.46%	0.13%	2.33%	0.13%	0.55%	1.85%	0.08%	0.00%	-0.79%	3.57%	1.07%	2.43%	$9,890	-99.83%
PBHC	Pathfinder Bancorp, Inc.	NY	0.48%	3.58%	0.53%	3.05%	0.16%	2.89%	0.01%	0.56%	2.89%	0.07%	0.00%	0.16%	3.78%	0.56%	3.32%	$5,554	25.35%
SIFI	SI Financial Group, Inc.	CT	0.42%	3.38%	0.66%	2.72%	0.17%	2.55%	0.08%	0.62%	2.63%	0.00%	0.00%	0.20%	3.59%	0.77%	2.82%	$5,510	32.79%
WSBF	Waterstone Financial, Inc.	WI	1.26%	3.59%	1.26%	2.33%	0.03%	2.30%	6.60%	0.12%	6.96%	0.00%	0.00%	0.79%	3.88%	1.77%	2.11%	$2,091	38.35%
WEBK	Wellesley Bancorp, Inc.	MA	0.50%	3.90%	0.75%	3.15%	0.08%	3.07%	0.06%	0.21%	2.54%	0.00%	0.00%	0.31%	3.98%	0.85%	3.11%	$8,860	38.38%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

rate paid on interest-bearing liabilities (0.50% versus 0.84% for the Peer Group), which was partially offset by the Peer Group’s lower concentration of interest-bearing liabilities funding assets. Overall, PCSB Bank and the Peer Group reported net interest income to average assets ratios of 2.80% and 2.81%, respectively.

In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expenses to average assets ratios of 2.41% and 2.89%, respectively. The Bank’s lower operating expense ratio was achieved despite maintaining a comparatively lower ratio of assets per full time equivalent employee. Assets per full time equivalent employee equaled $7.3 million for PCSB Bank versus $7.5 million for the Peer Group. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, PCSB Bank’s capacity to leverage operating expenses will become more significant than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were more favorable than the Peer Group’s earnings. Expense coverage ratios for PCSB Bank and the Peer Group equaled 1.16x and 0.94x, respectively.

Sources of non-interest operating income provided a significantly larger contribution to the Peer Group’s earnings, with such income amounting to 0.17% and 1.17% of PCSB Bank’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, PCSB Bank’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 81.14% was less favorable than the Peer Group’s efficiency ratio of 72.61%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Loan loss provisions had a larger impact on the Bank’s earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.15% and 0.10% of average assets, respectively.

Net non-operating gains and losses had a slightly more favorable impact on the Peer Group’s earnings, as the Bank reported a net non-operating loss equal to 0.05% of average assets compared to net non-operating gains equal to 0.02% of average assets reported by the Peer Group. Typically, gains and losses generated from the sale of assets or other non-recurring activities such as merger related expenses are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other not ongoing activities that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

Taxes had a larger impact on the Bank’s earnings, as the Bank and the Peer Group posted effective tax rates of 27.94% and 19.44%, respectively. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 34.0%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Bank’s loan portfolio composition reflected a lower combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (30.94% of assets versus 45.19% for the Peer Group). The Bank maintained a lower concentration of 1-4 family permanent mortgage loans and a higher concentration of mortgage-backed securities relative to the Peer Group’s ratios. Loans serviced for others equaled 8.19% of the Peer Group’s assets, while the Bank did not maintain a balance of loans serviced for others; thereby, indicating a greater influence of loan servicing income on the Peer Group’s earnings. The Peer Group maintained a relatively modest balance of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was slightly greater for the Bank. Commercial real estate loans represented the most significant area of lending diversification for the Bank and the Peer Group, equaling 24.42% and 16.63% of their respective assets. The Bank also maintained slightly higher concentrations of consumer loans and commercial business loans, while multi-family loans and construction/land loans were

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2016

			Portfolio Composition as a Percent of Assets
Institution			MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

PCSB Bank		NY	13.20%	17.74%	2.29%	5.52%	24.42%	6.58%	4.52%	64.39%	$0	$0
September 30, 2016

All Public Companies
Averages			9.42%	32.65%	3.88%	10.03%	19.13%	5.17%	1.55%	69.64%	$1,399,105	$7,896
Medians			7.77%	32.74%	2.92%	3.76%	17.84%	4.27%	0.39%	71.35%	$58,500	$389

State of NY
Averages			5.70%	36.00%	1.55%	21.29%	14.88%	3.66%	1.03%	65.89%	$3,121,777	$28,112
Medians			5.36%	31.56%	0.74%	2.31%	15.91%	2.39%	0.03%	69.00%	$27,214	$191

Comparable Group
Averages			8.67%	36.52%	4.56%	6.55%	16.63%	5.17%	2.42%	68.28%	$99,216	$583
Medians			7.35%	34.78%	2.82%	3.82%	16.00%	3.92%	0.52%	68.15%	$37,018	$392

Comparable Group
BLMT	BSB Bancorp Inc.	MA	6.05%	52.48%	2.64%	6.41%	19.51%	0.23%	4.17%	70.43%	$65,793	$457
CSBK	Clifton Bancorp Inc	NJ	21.03%	48.77%	0.00%	6.70%	9.08%	0.06%	0.05%	55.19%	$0	$0
ESSA	ESSA Bancorp Inc.	PA	13.08%	39.07%	1.44%	1.71%	10.97%	2.92%	11.00%	67.21%	$54,917	$434
FCAP	First Capital Inc.	IN	14.05%	21.14%	4.24%	3.40%	11.52%	3.19%	5.60%	60.48%	$149	$0
HMNF	HMN Financial Inc.	MN	0.25%	24.76%	10.69%	4.25%	30.14%	10.98%	2.14%	84.69%	$330,575	$1,479
MLVF	Malvern Bancorp Inc	PA	4.62%	35.25%	3.01%	2.52%	24.57%	4.66%	0.26%	73.40%	$0	$349
PBHC	Pathfinder Bancorp Inc.	NY	10.35%	31.56%	5.05%	2.31%	17.47%	8.58%	0.77%	65.39%	$18,777	$46
SIFI	SI Financial Group Inc.	CT	5.73%	32.19%	2.11%	5.54%	20.97%	14.45%	0.17%	62.93%	$211,270	$909
WSBF	Waterstone Financial Inc.	WI	8.66%	34.30%	0.94%	30.28%	7.48%	1.52%	0.02%	69.08%	$291,559	$2,004
WEBK	Wellesley Bancorp	MA	2.91%	45.66%	15.51%	2.40%	14.54%	5.12%	0.02%	74.01%	$19,118	$149

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

slightly greater areas of lending diversification for the Peer Group. In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 43.33% and 35.33% of the Bank’s and the Peer Group’s assets, respectively. Overall, the compositions of the Bank’s and the Peer Group’s assets translated into similar risk weighted assets-to-assets ratios of 64.39% and 68.28%, respectively.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, PCSB Bank’s interest rate risk characteristics were overall considered to be slightly less favorable relative to the comparable measures for the Peer Group. Most notably, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio were lower than the comparable Peer Group ratios. Comparatively, the Bank maintained a slight advantage with respect to its lower ratio of non-interest earnings assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank with more favorable balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for PCSB Bank and the Peer Group. In general, the relative fluctuations in the Bank’s and the Peer Group’s net interest income to average assets ratios implied that the interest rate risk associated with the Bank’s net interest margin was slightly greater, based on the interest rate environment that prevailed during the period analyzed in Table 3.5. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding PCSB Bank’s assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Bank’s implied credit risk exposure was considered to be slightly greater than Peer Group’s implied credit risk exposure. As shown in Table 3.6, the Bank’s non-performing assets/assets and non-performing loans/loans ratios equaled 1.53% and 2.36%, respectively, versus comparable measures of 1.09% and 1.27% for the Peer Group. It should be noted that the measures for non-performing assets and non-performing loans include performing loans that are classified as troubled debt

RP® Financial, LC.	Peer Group Analysis
Page III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2016

			Balance Sheet Measures
			Tangible Equity/ Assets	IEA/ IBL	Non-IEA Assets/ Assets	Quarterly Change in Net Interest Income

						9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
PCSB Bank		NY
September 30, 2016			8.3%	106.5%	4.4%	-3	-6	0	6	34	10

All Public Companies			12.2%	111.7%	3.9%	1	1	-4	1	3	1
State of NY			8.6%	108.6%	3.6%	-1	-1	-3	6	-1	2

Comparable Group
Average			11.9%	110.6%	4.8%	1	0	1	-2	-1	5
Median			9.4%	107.3%	5.2%	-1	-2	-2	-1	0	4

Comparable Group
BLMT	BSB Bancorp, Inc.	MA	7.6%	106.3%	2.7%	-4	-3	4	-1	4	-2
CSBK	Clifton Bancorp Inc.	NJ	23.1%	123.7%	6.0%	-2	-2	-1	-4	2	10
ESSA	ESSA Bancorp, Inc.	PA	9.0%	106.0%	5.8%	-4	-10	11	0	-8	-3
FCAP	First Capital, Inc.	IN	9.6%	106.9%	5.1%	-3	-6	-3	-42	4	4
HMNF	HMN Financial, Inc.	MN	10.7%	110.1%	3.5%	-22	26	24	35	-6	14
MLVF	Malvern Bancorp, Inc.	PA	11.5%	108.8%	4.6%	10	3	-7	2	2	1
PBHC	Pathfinder Bancorp, Inc.	NY	7.6%	103.9%	5.5%	14	1	-8	-13	6	4
SIFI	SI Financial Group, Inc.	CT	9.2%	107.6%	5.3%	0	-4	-8	6	-3	-1
WSBF	Waterstone Financial, Inc.	WI	22.8%	125.7%	6.6%	20	0	16	-12	-2	16
WEBK	Wellesley Bancorp, Inc.	MA	8.3%	106.7%	2.7%	4	-2	-16	6	-7	6

NA=Change is greater than 100 basis points during the quarter.

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	Peer Group Analysis
Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2016

			REO/ Assets	NPAs & 90+Del/ Assets (1)	Adj NPAs & 90+Del/ Assets (2)	NPLs/ Loans (1)	Rsrves/ Loans HFI	Rsrves/ NPLs (1)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (3)	NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
PCSB Bank		NY
September 30, 2016			0.08%	1.53%	0.78%	2.36%	0.53%	22.44%	21.20%	$1,731	0.23%

All Public Companies
Averages			0.10%	1.16%	0.64%	1.40%	1.01%	105.85%	94.97%	$1,628	0.05%
Medians			0.04%	0.89%	0.53%	1.10%	0.94%	90.49%	86.00%	$168	0.03%

State of NY
Averages			0.07%	0.43%	0.30%	0.93%	0.81%	158.82%	156.42%	$570	0.06%
Medians			0.06%	0.28%	0.13%	0.67%	0.90%	117.51%	114.53%	$145	0.02%

Comparable Recent Conversions(4)
RNDB	Randolph Bancorp, Inc.	MA	0.12%	1.74%	0.73%	2.22%	1.02%	43.16%	40.41%	$177	0.06%

Comparable Group
Averages			0.21%	1.09%	0.60%	1.27%	1.03%	173.30%	161.46%	$492	0.04%
Medians			0.11%	1.09%	0.57%	1.23%	0.94%	98.68%	81.05%	$347	0.04%

Comparable Group
BLMT	BSB Bancorp, Inc.	MA	0.00%	2.48%	0.09%	2.88%	0.72%	50.42%	48.48%	$91	0.01%
CSBK	Clifton Bancorp Inc.	NJ	0.07%	0.38%	0.29%	0.45%	0.59%	130.98%	105.84%	$348	0.05%
ESSA	ESSA Bancorp, Inc.	PA	0.15%	1.66%	1.25%	2.16%	0.74%	34.12%	31.01%	$2,413	0.20%
FCAP	First Capital, Inc.	IN	0.57%	1.37%	1.12%	1.52%	0.90%	58.50%	32.76%	$599	0.09%
HMNF	HMN Financial, Inc.	MN	0.12%	1.04%	0.85%	1.14%	1.87%	162.38%	143.90%	($1,716)	-0.34%
MLVF	Malvern Bancorp, Inc.	PA	0.00%	0.45%	0.20%	0.63%	0.94%	148.63%	148.63%	$180	0.04%
PBHC	Pathfinder Bancorp, Inc.	NY	0.09%	0.89%	0.63%	1.21%	1.29%	106.87%	95.91%	$634	0.14%
SIFI	SI Financial Group, Inc.	CT	0.09%	1.13%	0.50%	1.31%	0.94%	72.00%	66.19%	$345	0.03%
WSBF	Waterstone Financial, Inc.	WI	0.42%	1.38%	1.01%	1.25%	1.36%	90.49%	63.22%	$1,880	0.15%
WEBK	Wellesley Bancorp, Inc.	MA	0.60%	0.09%	0.09%	0.11%	0.96%	878.64%	878.64%	$146	0.03%

(1)	Includes TDRs for the Company and the Peer Group.
(2)	Excludes TDRs that are in compliance with their modified terms.
(3)	Net loan chargeoffs are shown on a last twelve month basis.
(4)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

restructurings. The Bank’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 22.44% and 173.30%, respectively. Loss reserves maintained as percent of net loans receivable equaled 0.53% for the Bank, versus 1.03% for the Peer Group. Net loan charge-offs were higher for the Bank, as net loan charge-offs for the Bank equaled 0.23% of loans versus 0.04% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the FDIC and the Department specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in PCSB Bank’s operations and financial condition; (2) monitor PCSB Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including PCSB Bank’s value, or PCSB Bank’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

◾

Overall A/L Composition. In comparison to the Peer Group, the Bank’s interest-earning asset composition showed a lower concentration of loans and a higher concentration of investments. The Bank’s loan portfolio composition as a percent of assets reflected a greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a similar risk weighted assets-to-assets ratio. PCSB Bank’s funding composition reflected a higher level of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Bank. Overall, as a percent of assets, the Bank maintained a slightly higher level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Peer Group. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio should be comparable to or exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

◾

Credit Quality. The Bank’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans and as a percent of loans were lower for the Bank relative to the comparable Peer Group ratios. Net loan charge-offs were a larger factor for the Bank. As noted above, the Bank’s risk weighted assets-to-assets ratio was similar to the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

◾

Balance Sheet Liquidity. The Bank operates with a higher level of cash and investment securities relative to the Peer Group (34.79% of assets versus 22.85% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be slightly greater than the Peer Group’s borrowing capacity. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

◾

Funding Liabilities. The Bank’s interest-bearing funding composition reflected a higher concentration of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Bank. Total interest-bearing liabilities as a percent of assets were higher for the Bank compared to the Peer Group’s ratio, which was attributable to PCSB Bank’s lower capital position. Following the stock offering, the increase in the Bank’s capital position will reduce the level of interest-bearing liabilities funding the Bank’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

◾

Capital. The Bank currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, PCSB Bank’s pro forma capital position will likely exceed the Peer Group’s equity-to-assets ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

time, the Bank’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, PCSB Bank’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Bank’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

◾

Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.25% of average assets versus 0.74% for the Peer Group). The Bank maintained a more favorable ratio for operating expenses, which was more than offset by the Peer Group’s more favorable ratios for loan loss provisions, non-interest operating income and net gains. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, given the Bank’s lower reported earnings was largely due to the Bank’s lower core earnings, the Bank’s pro forma reported earnings were viewed as not as strong as the Peer Group’s earnings and, thus, RP Financial concluded that reported earnings were a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

◾

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Bank’s and the Peer Group’s core earnings. In these measures, the Bank operated with a similar net interest income ratio, a lower operating expense ratio, a lower level of non-interest operating income and a higher level of loan loss provisions. The Bank’s ratios for net interest income and operating expenses translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.16x versus 0.94X for the Peer Group). Comparatively, the Bank’s efficiency ratio of 81.14% was less favorable than the Peer Group’s efficiency ratio of 72.61%. Loan loss provisions had a slightly larger impact on the Bank’s earnings. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Bank’s pro forma core earnings will be less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

◾

Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated a slightly greater degree of volatility was associated with the Bank’s net interest margin. Other measures of interest rate risk, such as tangible equity/assets and IEA/IBL ratios were more favorable for the Peer Group, while the ratio of non-interest earning assets/assets was slightly more favorable for the Bank. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with tangible equity-to-assets and IEA/ILB ratios that will be comparable to or exceed the Peer Group’s ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

◾

Credit Risk. Loan loss provisions were a slightly larger factor in the Bank’s earnings (0.15% of average assets versus 0.10% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Peer Group maintained a higher concentration of assets in loans, while lending diversification into higher risk types of loans was more significant for the Bank. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans and as a percent of loans were more favorable for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

◾

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank and the Peer Group maintained similar interest rate spreads, which would tend to facilitate the Bank and the Peer Group continuing to maintain similar net interest margins going forward. Second, the infusion of stock proceeds will provide the Bank with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Bank’s lower operating expense ratio were viewed as respective advantages for the Bank and Peer Group to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

◾

Return on Equity. Currently, the Bank’s core ROE is lower than the Peer Group’s core ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return on equity on a core earnings basis will continue to be less than the Peer Group’s return on equity ratio. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, PCSB Bank’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.	Asset Growth

The Bank recorded a 3.62% increase in assets, versus a 17.81% increase in assets recorded by the Peer Group. Asset growth for the Peer Group included acquisition related growth by one of the Peer Group companies. Asset growth for the Bank was primarily driven by an increase in loans and supplemented with a slight increase in cash and investments. Likewise, the Peer Group’s asset growth was primarily sustained by loan growth and supplemented with growth of cash and investments. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Bank. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. PCSB Bank serves the Lower Hudson Valley region of the New York metropolitan area through 15 full service branch locations. Operating in a densely populated market area provides the Bank with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Bank competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by PCSB Bank. The competitiveness of the market area is highlighted by the Bank’s relatively low market share of deposits in Westchester County.

On average, the Peer Group companies generally operate in markets with smaller populations compared to Westchester County. Population growth for the primary market area counties served by the Peer Group companies reflect a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were lower compared to Westchester County’s population growth rate in recent years. Westchester County has a higher per capita income compared to the Peer Group’s average per capita income and the Peer Group’s primary market area counties were relatively less affluent markets within their respective states compared to Westchester County which had a comparatively higher per capita income compared to New York’s per capita income. The average and median deposit market shares maintained by the Peer Group companies were well above the Bank’s market share of deposits in Westchester County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than faced by the Bank, while the growth potential in the

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

markets served by the Peer Group companies was for the most part viewed to be not quite as strong as the Bank’s primary market area. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-5. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was similar to the unemployment rate reflected for Westchester County. On balance, we concluded that a slight upward adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

PCSB Bank and the Peer Group Companies(1)

	County	September 2016 Unemployment
PCSB Bank - NY	Westchester	4.4%

Peer Group Average		4.5%

BSB Bancorp, Inc. – MA	Middlesex	2.8%
Clifton Bancorp, Inc. – NJ	Passaic	6.4
ESSA Bancorp, Inc. – PA	Monroe	6.3
First Capital, Inc. – IN	Harrison	4.0
HMN Financial, Inc. Inc. – MN	Olmstead	2.7
Malvern Bancorp, Inc. – PA	Chester	3.9
Pathfinder Bancorp, Inc. – NY	Oswego	6.0
SI Financial Group, Inc. – CT	Windham	5.2
Waterstone Financial, Inc. – WI	Milwaukee	4.7
Wellesley Bancorp, Inc. – MA	Norfolk	3.0

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.65% to 2.68%. The average dividend yield on the stocks of the

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Peer Group institutions equaled 1.19% as of November 11, 2016. Comparatively, as of November 11, 2016, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.53%.

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on its higher pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $54.1 million to $517.2 million as of November 11, 2016, with average and median market values of $187.3 million and $142.1 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.5 million to 29.4 million, with average and median shares outstanding of 10.6 million and 7.8 million, respectively. The Bank’s stock offering is expected to have a pro forma market value that will be similar to the Peer Group’s average market value, while the Bank’s pro forma shares outstanding will be in the upper end of the comparable Peer Group range of shares outstanding Like all of the Peer Group companies, the Bank’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Bank’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as PCSB Bank: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in New York. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of November 11, 2016.

In terms of assessing general stock market conditions, the overall stock market has generally trended higher in recent quarters. Stocks traded in a narrow range during the first couple weeks of the second quarter of 2016, as investors turned cautious at the start of the first quarter earnings season that was expected to show a decline in corporate profits. Bank stocks contributed to stock market gains in mid-April with the Dow Jones Industrial Average (“DJIA”) closing above 18000 for the first time since July 20, 2015, as first quarter earnings reports posted by some of the large banks came in above lowered expectations. The broader stock market traded in a narrow range heading into the last week of April, as investors turned cautious ahead of the late-April meeting of the Federal Reserve. The broader stock market trended lower in late-April 2016, as investors reacted to weak first quarter GDP growth and the Bank of Japan’s decision not to launch additional stimulus measures. Fresh worries about a slowing global economy and lower oil prices extended the downturn in stocks during the first week of May, as U.S. stock indexes fell for a second consecutive week. Volatility prevailed in the broader stock market heading into mid-May. Energy shares led the stock market higher as crude oil prices hit a new high for 2016, while consumer-focused companies led indexes lower following weak earnings reports posted by some of the large retailers. The DJIA traded down for three consecutive sessions at the start of the second half of May, as a handful of upbeat economic data releases and comments from Federal Reserve officials raised the possibility of a June rate increase. Technology and financial stocks led a rebound in the stock market in late-May, as strong housing data, rising oil prices and growing investor confidence that higher interest rates would not undermine stock prices combined to lift major U.S. stock indexes. The positive trend in the broader stock market continued through the last full trading week of May, with major U.S. stock indexes matching their biggest weekly gains in months. Comments by Federal Reserve Chairwoman Janet Yellen reiterating that Federal Reserve policymakers were looking at a possible rate increase at its June or July meeting served to trim May stock market

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

gains at the close of the month. During the first two weeks of June, the broader stock market seesawed in a narrow range. Weak job growth reflected in the May employment report pulled stocks lower at the start of June, which was followed by a stock market rebound led by a rally in energy stocks as oil approached $50 a barrel. Volatility prevailed in the broader stock market during the second half of June, with Britain’s late-June vote on whether to exit the European Union (“Brexit”) impacting global stock markets. Stocks traded higher ahead of the Brexit vote and then plunged sharply lower, as the shock from Britain’s vote to leave the European Union swept across global stock markets. Stocks rebounded to close out the month of June, led by the sectors that were hit hardest by the Brexit vote.

The rally in the broader stock market continued at the start of July 2016, with the stronger-than-expected job growth reflected in the June employment report propelling the S&P 500 to a record high close. Stocks continued to trend higher going in the second half of July, as a string of economic data releases that showed improvement in home building, retail sales and job creation helped to propel the DJIA higher for nine consecutive sessions. Following the extended rally, the DJIA closed lower for seven consecutive sessions going into early-August. A decline in oil prices amid concerns of a glut in the supply of oil and weaker-than-expected second quarter GDP growth were factors that contributed to the downturn in the broader stock market. A rally in energy and financial shares helped to snap the seven day losing streak in the DJIA ahead of the July employment report. Better-than-expected job growth reflected in the July employment report fueled a rally in the broader stock market to close out the first week of trading in August. All three major stock indexes closed at record highs in mid-August, led by gains in commodity-linked shares. The broader stock market eased lower during the second half of August with the DJIA finishing down for the month of August, which snapped a six-month winning streak for the DJIA. Some lackluster data for the U.S. economy provided for a narrow trading range in the broader stock market in early-September, as investors reassessed the likelihood of a rate increase in the near term. Volatility prevailed in the broader stock market in mid-September, based on various hawkish and dovish comments from Federal Reserve officials for a near term rate hike. Stocks rebounded after the Federal Reserve concluded its September meeting leaving interest rates unchanged and then seesawed higher and lower to close out the third quarter. Overall, all three of the major U.S. stock indexes posted gains for the third quarter.

Stocks traded unevenly at the start of the fourth quarter of 2016, as investors reacted to third quarter earnings reports that had varied results. Consumer shares weighed on the broader

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

stock market in the second half of October, following a string of disappointing earnings reports coming out of the consumer sector and a downbeat outlook for the rest of 2016. The DJIA fell for a third month in a row to close out October, with a monthly decline of 0.9%. Stocks extended their losing streak in early-November, as investors reacted to tightening polls for the presidential election. News of the FBI finding no new evidence to warrant charges against Democratic candidate Hillary Clinton sent stocks sharply higher the day before the presidential election. However, investors embraced Trump’s election, as stocks surged higher based on expectations for reduced corporate taxes and regulation and greater infrastructure spending under a Trump administration. On November 11, 2016, the DJIA closed at 18847.66, an increase of 9.3% from one year ago and an increase of 8.2% year-to-date, and the NASDAQ Composite Index closed at 5237.11, an increase of 6.3% from one year ago and an increase of 4.6% year-to-date. The S&P 500 closed at 2164.45 on November 11, 2016, an increase of 7.0% from one year ago and an increase of 5.9% year-to-date.

The market for thrift stocks has also experienced varied trends in recent quarters. Financial shares traded lower at the start of the second quarter of 2016, as investors anticipated a decline in first quarter profitability for the banking sector. Better-than-expected first quarter earnings reports posted by some of the money center banks contributed to a mid-April rebound for bank and thrift stocks in general. Thrift stocks advanced ahead of the late-April policy meeting of the Federal Reserve, which was followed by a downturn in thrift shares at the close of April and into the first week of May. The pullback in financial shares was fueled by growing expectations that the Federal Reserve was not in a hurry to raise interest rates, based on economic data that showed a slowdown in first quarter GDP growth and a decline in April job growth. Thrift shares seesawed along with the broader stock market heading into mid-May, initially rallying with a rebound in oil prices followed by a pullback as some favorable economic reports spurred increased expectations that the Federal Reserve could move to increase interest rates at its next meeting in June. Financial shares outpaced the broader stock market going into the second half of May, as minutes from the Federal Reserve’s April meeting suggested that a June interest rate increase was a possibility. A surge in April new home sales added to gains in the banking sector heading into late-May. Financial shares led the market lower in early-June and then settled into narrow trading range heading into mid-June, as the weak jobs report for May dimmed expectations that the Federal Reserve would move to lift interest rates this summer. Going into the second half June, thrift shares paralleled trends in the broader stock market. After trending higher ahead of the Brexit vote, financial shares were

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

among the hardest hit sectors on Britain’s surprising vote to exit the European Union. Also, similar to the broader stock market, thrift shares rallied at the close of the second quarter.

The positive trend for thrift stocks continued at the start of July 2016, with the strong jobs report for June fueling additional gains for the thrift sector. Some stronger-than-expected second quarter earnings reports coming out of the banking sector, along with favorable data on the U.S. economy, helped to sustain the positive trend in thrift shares going into the second half of July. Financial shares traded in a narrow range to closeout July and into early-August, as the Federal Reserve concluded its late-July policy meeting with no change in its target interest rate as expected. Financial shares posted healthy gains on the heels of the favorable jobs report for July, as the S&P 500’s financial sector moved into positive territory for the first time in 2016. After trading in a narrow range into the second half of August, some favorable housing data helped thrift shares to rally in late-August. The positive trend in thrift stocks continued into early-September, as a slowdown in August job growth reduced expectations that the Federal Reserve would soon raise rates. Thrift shares followed the broader stock market lower in mid-September, as investors reacted to oil prices moving to a one-month low. For the balance of September and into mid-October, thrift shares traded in a tight range as Federal Reserve minutes released in mid-October offered investors few new insights about a next rate increase. Financial shares led the stock market higher heading into the second half of October, in light of third quarter earnings reports generally offering fresh evidence of profitability improving for banks. Thrift stocks were largely trendless through the end of October and then pulled back along with the broader stock market in early-November. Bank and thrift stocks were among the strongest performers in leading the post-election stock market rally, reflecting investor expectations for reduced regulation of the banking sector. On November 11, 2016, the SNL Index for all publicly-traded thrifts closed at 897.5, an increase of 12.6% from one year ago and an increase of 10.9% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, there have been no standard conversions completed during the past three months. The most recently completed standard conversion offerings, which are considered to be more relevant for PCSB Bank’s pro forma pricing, were completed by Randolph Bancorp, Inc. of Massachusetts on July 1, 2016 and Best Hometown Bancorp, Inc. of Illinois on June 30, 2016. The average closing pro forma price/tangible book ratio of the two most recent standard conversion offerings equaled 68.7%. On average, the two most recent standard conversion offerings reflected price appreciation of 15.9% after the first week of trading. As of November 11, 2016, the two most recent standard conversion offerings reflected a 25.0% increase in price on average.

Shown in Tab Shown in Table 4.3 are the current pricing ratios for the most recent fully-converted offerings that trade on NASDAQ, four of which were second-step offerings. The current average and median P/TB ratios of the fully-converted recent conversions equaled 87.52% and 86.51%, respectively, based on closing stock prices as of November 11, 2016.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on PCSB Bank’s pro forma market value of recently completed and pending acquisitions of other thrift institutions operating in New York. As shown in Exhibit IV-4, there were three New York thrift acquisitions completed from the beginning of 2013 through November 11, 2016 and there was one acquisition pending for a New York savings institutions. The recent acquisition activity involving New York savings institutions may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market

RP® Financial, LC.	Valuation Analysis
IV.14

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of Public Off. Inc. Fdn. %	Benefit Plans				Initial Div. Yield (%)								First Trading Day ($)		After First Week(3) ($)		After First Month(4) ($)
Institution	Conversion Date	Ticker	Assets ($Mil)	Equity/ Assets (%)	NPAs/ Assets (%)	Res. Cov. (%)	Gross Proc. ($Mil.)	% Offer (%)	% of Mid. (%)	Exp./ Proc. (%)	Form		ESOP (%)	Recog. Plans (%)	Stk Option (%)	Mgmt.& Dirs. (%)(1)		P/ TB (%)	Core P/E (x)	P/A (%)	Core ROA (%)	TE/ A (%)	Core ROE (%)	IPO Price ($)		% Chge (%)		% Chge (%)		% Chge (%)	Thru 11/11/2016 ($)	% Chge (%)
Standard Conversions
Randolph Bancorp, Inc - MA*	7/1/16	RNDB- NASDAQ	$432	7.71%	0.53%	159%	$56.9	100%	132%	3.2%	C/S	$455K/3.10%	8.0%	4.0%	10.0%	5.0%	0.00%	72.4%	143.2x	12.2%	0.1%	16.9%	0.5%	$10.00	$12.18	21.8%	$12.27	22.7%	$12.80	28.0%	$13.95	39.5%
Best Hometown Bancorp, Inc. - IL	6/30/16	BTHT- OTC Pink	$100	6.81%	0.90%	447%	$8.3	100%	127%	14.9%	N.A.	N.A.	8.0%	4.0%	10.0%	7.8%	0.00%	65.0%	NM	7.8%	-0.6%	12.0%	-5.0%	$10.00	$11.00	10.0%	$10.90	9.0%	$10.80	8.0%	$11.05	10.5%

Averages - Standard Conversions:			$266	7.26%	0.72%	303%	$32.6	100%	130%	9.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	68.7%	143.2x	10.0%	-0.3%	14.4%	-2.2%	$10.00	$11.59	15.9%	$11.59	15.9%	$11.80	18.0%	$12.50	25.0%
Medians - Standard Conversions:			$266	7.26%	0.72%	303%	$32.6	100%	130%	9.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	68.7%	143.2x	10.0%	-0.3%	14.4%	-2.2%	$10.00	$11.59	15.9%	$11.59	15.9%	$11.80	18.0%	$12.50	25.0%
Second Step Conversions
Bancorp 34, Inc.	10/12/16	BCTF- NASDAQ	$287	10.61%	0.54%	626%	$18.8	55%	132%	7.5%	N.A.	N.A.	8.0%	4.0%	10.0%	5.2%	0.00%	76.0%	52.3x	11.4%	0.2%	15.0%	1.4%	$10.00	$12.75	27.5%	$13.00	30.0%	$12.33	23.3%	$12.33	23.3%
Ottawa Bancorp, Inc.	10/12/16	OTTW- NASDAQ	$217	14.55%	2.16%	NA	$23.8	69%	115%	6.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.5%	1.60%	69.1%	30.1x	14.6%	0.5%	21.2%	2.3%	$10.00	$11.57	15.7%	$11.74	17.4%	$11.68	16.8%	$11.68	16.8%
WCF Bancorp, Inc. - IA*	7/14/16	WCFB- NASDAQ	$114	13.18%	0.80%	56%	$17.1	83%	132%	7.3%	N.A.	N.A.	8.0%	4.0%	10.0%	0.4%	0.00%	71.3%	54.9x	16.1%	0.3%	22.5%	0.8%	$8.00	$8.79	9.9%	$8.62	7.7%	$8.55	6.9%	$8.50	6.2%
Fairport Savings Bank - MA*	7/14/16	FSBC- NASDAQ	$258	8.56%	0.05%	626%	$10.3	53%	115%	11.0%	N.A.	N.A.	0.0%	0.0%	0.0%	2.9%	0.00%	63.7%	62.8x	7.3%	0.1%	11.5%	1.0%	$10.00	$12.23	22.3%	$12.76	27.6%	$12.40	24.0%	$13.59	35.9%

Averages - Second Step Conversions:			$219	11.73%	0.89%	436%	$17.5	65%	123%	8.0%	N.A.	N.A.	6.0%	3.0%	7.5%	2.5%	0.40%	70.0%	50.0x	12.3%	0.3%	17.6%	1.4%	$9.50	$11.33	18.8%	$11.53	20.7%	$11.24	17.7%	$11.52	20.6%
Medians - Second Step Conversions:			$237	11.90%	0.67%	626%	$18.0	62%	123%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	70.2%	53.6x	13.0%	0.3%	18.1%	1.2%	$10.00	$11.90	19.0%	$12.25	22.5%	$12.00	20.0%	$12.00	20.0%
Mutual Holding Companies
HarborOne Mutual Bancshares - MA*(8)	6/30/16	HONE- NASDAQ	$2,245	8.54%	1.32%	50%	$144.5	45%	132%	2.7%	C/S	$964K/2.67%	8.0%	4.0%	10.0%	2.3%	0.00%	71.6%	86.2x	12.8%	0.2%	12.7%	1.4%	$10.00	$12.92	29.2%	$12.69	26.9%	$13.40	34.0%	$18.05	80.5%

Averages - MHC Conversions:			$2,245	8.54%	1.32%	50%	$144.5	45%	132%	2.7%	N.A.	N.A.	8.0%	4.0%	10.0%	2.3%	0.00%	71.6%	86.2x	12.8%	0.2%	12.7%	1.4%	$10.00	$12.92	29.2%	$12.69	26.9%	$13.40	34.0%	$18.05	80.5%
Medians - MHC Conversions:			$2,245	8.54%	1.32%	50%	$144.5	45%	132%	2.7%	N.A.	N.A.	8.0%	4.0%	10.0%	2.3%	0.00%	71.6%	86.2x	12.8%	0.2%	12.7%	1.4%	$10.00	$12.92	29.2%	$12.69	26.9%	$13.40	34.0%	$18.05	80.5%

Averages - All Conversions:			$522	9.99%	0.90%	327%	$40.0	72%	126%	7.6%	N.A.	N.A.	6.9%	3.4%	8.6%	3.6%	0.23%	69.9%	71.6x	11.7%	0.1%	16.0%	0.3%	$9.71	$11.63	19.5%	$11.71	20.2%	$11.71	20.1%	$12.74	30.4%
Medians - All Conversions:			$258	8.56%	0.80%	303%	$18.8	69%	132%	7.3%	N.A.	N.A.	8.0%	4.0%	10.0%	2.9%	0.00%	71.3%	58.8x	12.2%	0.2%	15.0%	1.0%	$10.00	$12.18	21.8%	$12.27	22.7%	$12.33	23.3%	$12.33	23.3%
Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.							(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.							(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.							(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.							(8) Former credit union.																								11/11/2016

RP® Financial, LC.	Valuation Analysis
IV.15

Table 4.3

Market Pricing Comparatives

As of November 11, 2016

			Market Capitalization		Per Share Data
												Dividends(3)			Financial Characteristics(5)
					Core	Book	Pricing Ratios(2)								Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Price/	Market	12 Month	Value/						Amount/		Payout
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$19.71	$508.70	$1.05	$15.61	18.15x	120.76%	14.84%	130.63%	19.38x	$0.31	1.53%	50.07%	$3,066	12.71%	12.19%	1.11%	0.71%	6.03%	0.74%	6.19%
Median			$16.10	$120.14	$0.79	$14.24	18.27x	118.75%	14.26%	125.08%	18.58x	$0.24	1.48%	43.04%	$937	11.52%	11.20%	0.88%	0.65%	5.44%	0.66%	5.44%

Comparable Group
Averages			$12.01	$42.55	$0.18	$13.88	99.75x	86.89%	15.02%	87.52%	88.24x	$0.00	0.00%	NM	$283	17.54%	17.42%	0.93%	0.22%	1.24%	0.24%	1.30%
Medians			$12.33	$40.30	$0.16	$13.91	71.53x	86.51%	17.03%	86.51%	64.89x	$0.00	0.00%	NM	$266	16.99%	16.89%	0.54%	0.18%	1.22%	0.22%	1.30%

Comparable Group
BCTF	Bancorp 34, Inc.	NM	$12.33	$42.39	$0.19	$13.26	64.89x	92.99%	14.03%	93.62%	64.89x	$0.00	0.00%	NM	$302	15.09%	14.99%	0.54%	0.22%	1.44%	0.22%	1.44%
FSBC	FSB Bancorp, Inc.	NY	$13.59	$26.38	$0.16	$16.20	71.53x	86.51%	9.91%	86.51%	84.94x	$0.00	0.00%	NM	$266	11.46%	11.46%	0.05%	0.14%	1.22%	0.12%	1.01%
OTTW	Ottawa Bancorp, Inc.	IL	$11.68	$40.30	$0.33	$14.78	35.39x	79.03%	17.05%	80.72%	35.39x	$0.00	0.00%	NM	$236	21.58%	21.22%	2.73%	0.49%	2.25%	0.49%	2.25%
RNDB	Randolph Bancorp, Inc.	MA	$13.95	$81.89	$0.07	$13.91	232.50x	100.29%	17.03%	100.94%	199.29x	$0.00	0.00%	NM	$481	16.99%	16.89%	0.53%	0.08%	0.46%	0.09%	0.50%
WCFB	WCF Bancorp, Inc.	IA	$8.50	$21.79	$0.15	$11.24	94.44x	75.62%	17.07%	75.83%	56.67x	$0.00	0.00%	NM	$128	22.58%	22.53%	0.80%	0.18%	0.81%	0.29%	1.30%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:  SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

and, thus, are subject to the same type of acquisition speculation that may influence PCSB Bank’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in PCSB Bank’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, PCSB Bank will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects PCSB Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FDIC and the Department i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of November 11, 2016, the pro forma market value of PCSB Bank’s conversion stock was $163,360,000 at the midpoint, equal to 16,336,000 shares at $10.00 per share.

1.         Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $3.126 million for the twelve months ended September 30, 2016. In deriving PCSB Bank’s core earnings, the only adjustment made to reported earnings was to eliminate merger and acquisition related expenses of $668,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0% for the earnings

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

adjustment, the Bank’s core earnings were determined to equal $3.567 million for the twelve months ended September 30, 2016.

Amount
($000)

Net income	$3,126
Add: Merger and related acquisition expenses(1)	441
Core earnings estimate	$3,567

(1)	Tax effected at 34.0%.

Based on the Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $163.4 million midpoint value equaled 71.12 times and 59.67 times, respectively, which provided for premiums of 290.13% and 223.94% relative to the Peer Group’s average reported and core P/E multiples of 18.23 times and 18.42 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 18.42 times and 18.95 times, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 286.10% and 214.88%, respectively. The Bank’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 57.53x and 105.60x, respectively, and based on core earnings at the minimum and the super maximum equaled 48.64x and 86.87x, respectively.

2.         Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $163.4 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios equaled 65.66% and 67.48%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 115.63% and 120.40%, the Bank’s ratios reflected a discount of 43.22% on a P/B basis and a discount of 43.95% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 116.32% and 122.50%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 43.55% and 44.91%, respectively. At the top of the super maximum, the Bank’s P/B and P/TB ratios equaled 73.31% and 75.02%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 36.60% and 37.69%, respectively. In

RP® Financial, LC.	Valuation Analysis
IV.20

Table 4.4

Public Market Pricing Versus Peer Group

PCSB Bank

As of November 11, 2016

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Offering
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Range
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
PCSB Bank		PA
Supermaximum			$10.00	$216.04	$0.12	$13.64	105.60x	73.31%	15.02%	75.02%	86.87x	$0.00	0.00%	0.00%	$1,439	20.49%	20.02%	1.33%	0.14%	0.69%	0.17%	0.84%	$211.60
Maximum			$10.00	$187.86	$0.14	$14.38	86.17x	69.54%	13.29%	71.33%	71.67x	$0.00	0.00%	0.00%	$1,414	19.11%	18.63%	1.36%	0.15%	0.81%	0.19%	0.97%	$184.00
Midpoint			$10.00	$163.36	$0.17	$15.23	71.12x	65.66%	11.73%	67.48%	59.67x	$0.00	0.00%	0.00%	$1,393	17.87%	17.38%	1.38%	0.16%	0.92%	0.20%	1.10%	$160.00
Minimum			$10.00	$138.86	$0.21	$16.38	57.53x	61.05%	10.13%	62.93%	48.64x	$0.00	0.00%	0.00%	$1,371	16.59%	16.09%	1.40%	0.18%	1.06%	0.21%	1.25%	$136.00

All Non-MHC Public Companies(6)
Averages			$19.71	$508.70	$1.05	$15.61	18.15x	120.76%	14.84%	130.63%	19.38x	$0.31	1.53%	50.07%	$3,066	12.71%	12.19%	1.11%	0.71%	6.03%	0.74%	6.19%
Median			$16.10	$120.14	$0.79	$14.24	18.27x	118.75%	14.26%	125.08%	18.58x	$0.24	1.48%	43.04%	$937	11.52%	11.20%	0.88%	0.65%	5.44%	0.66%	5.44%

All Non-MHC State of NY(6)
Averages			$13.16	$1,292.82	$0.70	$11.57	15.00x	124.98%	10.96%	145.98%	16.96x	$0.44	2.81%	46.25%	$8,906	10.12%	8.88%	1.10%	0.55%	5.85%	0.63%	6.13%
Medians			$13.59	$54.74	$0.85	$13.46	16.40x	121.56%	11.11%	149.88%	17.73x	$0.41	3.08%	43.60%	$717	9.69%	8.27%	0.56%	0.47%	5.14%	0.74%	7.54%

Comparable Group
Averages			$19.03	$187.26	$1.05	$16.08	18.23x	115.63%	14.65%	120.40%	18.42x	$0.23	1.19%	31.98%	$1,212	12.34%	11.96%	1.09%	0.74%	6.36%	0.64%	5.17%
Medians			$16.93	$142.05	$1.01	$14.95	18.42x	116.32%	11.31%	122.50%	18.95x	$0.18	1.31%	28.79%	$1,067	10.50%	9.46%	1.09%	0.54%	5.70%	0.49%	5.41%

Comparable Group
BLMT	BSB Bancorp, Inc.	MA	$26.00	$236.65	$1.20	$17.23	21.85x	150.91%	11.41%	150.91%	21.67x	$0.00	0.00%	0.00%	$2,074	7.56%	7.56%	2.48%	0.57%	7.15%	0.32%	1.73%
CSBK	Clifton Bancorp Inc.	NJ	$16.25	$374.50	$0.19	$13.12	NM	123.86%	28.59%	123.86%	NM	$0.24	1.48%	126.32%	$1,312	23.08%	23.08%	0.38%	0.36%	1.40%	0.36%	1.38%
ESSA	ESSA Bancorp, Inc.	PA	$14.34	$163.38	$0.71	$15.48	19.64x	92.65%	9.22%	102.08%	20.07x	$0.36	2.51%	49.32%	$1,772	9.95%	9.11%	1.66%	0.45%	4.40%	0.44%	4.31%
FCAP	First Capital, Inc.	IN	$31.36	$104.67	$2.01	$20.92	16.42x	134.35%	15.90%	149.30%	15.58x	$0.84	2.68%	43.98%	$742	10.61%	9.56%	1.37%	0.89%	8.40%	0.93%	8.77%
HMNF	HMN Financial, Inc.	MN	$15.36	$68.94	$1.23	$16.67	12.59x	92.13%	10.05%	93.73%	12.47x	$0.00	0.00%	0.00%	$686	10.91%	10.75%	1.04%	0.89%	8.02%	0.90%	8.10%
MLVF	Malvern Bancorp, Inc.	PA	$18.40	$120.71	$1.80	$14.42	9.89x	127.61%	14.70%	127.61%	10.21x	$0.00	0.00%	0.00%	$821	11.52%	11.52%	0.45%	1.59%	14.05%	0.75%	6.44%
PBHC	Pathfinder Bancorp, Inc.	NY	$12.38	$54.14	$0.65	$13.46	16.96x	92.01%	7.55%	100.06%	18.95x	$0.20	1.62%	27.40%	$717	8.27%	7.60%	0.89%	0.47%	4.82%	0.43%	4.41%
SIFI	SI Financial Group, Inc.	CT	$14.10	$172.16	$0.53	$13.08	26.60x	107.77%	11.20%	121.15%	26.60x	$0.16	1.13%	30.19%	$1,538	10.39%	9.35%	1.13%	0.42%	3.98%	0.48%	5.22%
WSBF	Waterstone Financial, Inc.	WI	$17.60	$517.19	$0.81	$13.94	21.73x	126.28%	28.81%	126.47%	21.73x	$0.32	1.82%	32.10%	$1,795	22.82%	22.79%	1.38%	1.26%	5.59%	1.26%	5.59%
WEBK	Wellesley Bancorp, Inc.	MA	$24.50	$60.23	$1.32	$22.52	18.42x	108.78%	9.04%	108.78%	18.49x	$0.16	0.65%	10.53%	$666	8.31%	8.31%	0.09%	0.50%	5.81%	0.50%	5.79%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 36.98% and 38.76%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Bank’s reported and coreP/E multiples.

3.         Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $163.4 million midpoint of the valuation range, the Bank’s value equaled 11.73% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.65%, which implies a discount of 19.93% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.31%, the Bank’s pro forma P/A ratio at the midpoint value reflects a premium of 3.71%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to the 68.70% average closing forma P/TB ratio of the two most recent standard conversions, the Bank’s P/TB ratio of 67.48% at the midpoint value reflects an implied discount of 1.78%. At the top of the super maximum, the Bank’s P/TB ratio of 75.02% reflects an implied premium of 9.20% relative to the recent standard conversions average P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of November 11, 2016, the estimated aggregate pro forma market value of the shares to be issued immediately following the

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

conversion, including shares to be issued to the Foundation, equaled $163,360,000 at the midpoint, equal to 16,336,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $138,856,000 and a maximum value of $187,864,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 13,885,600 at the minimum and 18,786,400 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $216,043,600 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 21,604,360. Based on this valuation range, the offering range is as follows: $136,000,000 at the minimum, $160,000,000 at the midpoint, $184,000,000 at the maximum and $211,600,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 13,600,000 at the minimum, 16,000,000 at the midpoint, 18,400,000 at the maximum and 21,160,000 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	LIST OF EXHIBITS

EXHIBITS

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Loan Originations, Purchases, Sales and Repayments

I-12	Non-Performing Assets

I-13	Deposit Composition

I-14	Maturity of Time Deposits

I-15	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Mid-Atlantic Thrift Institutions

III-3	Public Market Pricing of New England Thrift Institutions

III-4	Public Market Pricing of Midwest Thrift Institutions

III-5	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of November 11, 2016

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of November 11, 2016

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

PCSB Bank

Map of Office Locations

Exhibit I-1

PCSB Bank

Map of Office Locations

Source: SNL Financial LC

EXHIBIT I-2

PCSB Bank

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

PCSB Bank

Key Operating Ratios

Exhibit I-3

PCSB Bank

Key Operating Ratios

	At or For the Three Months Ended September 30,		At or For the Year Ended June 30,
	2016	2015	2016	2015		2014	2013	2012

Selected Financial Ratios (1):
Return on average assets (2)	0.46%	0.41%	0.24%	0.05%		0.17%	0.15%	0.26%

Return on average equity (3)	5.24	4.50	2.59	0.45		1.47	1.39	2.33

Non-interest income to average assets	0.17	0.14	0.16	0.15		0.17	0.14	0.13

Non-interest expense to average assets	2.27	2.33	2.48	2.34		2.14	2.11	2.07

Net interest margin (4)	2.89	2.90	2.92	2.50		2.30	2.29	2.53

Efficiency ratio (5)	77.39	79.44	88.17	95.20		89.88	90.15	83.94

Average interest-earning assets to average interest-bearing liabilities	120.00	120.35	120.01	122.55		125.00	125.35	125.23

Loans to deposits	68.40	69.59	70.31	68.56		59.21	52.80	54.36

Equity to assets (6)	8.76	9.22	9.27	11.03		11.47	11.11	11.09

Tangible equity to tangible assets (7)	8.27	8.72	8.77	10.93		11.47	11.11	11.09

Capital Ratios:
Tier 1 capital (to adjusted total assets)	8.85	9.09	8.92	8.88		11.73	11.64	11.51

Tier I capital (to risk-weighted assets)	13.89	14.62	13.47	15.47		22.49	23.68	22.74

Total capital (to risk-weighted assets)	14.39	15.14	13.96	16.03		23.29	24.52	23.75

Common equity Tier 1 capital (to risk-weighted assets)	13.89	14.62	13.47	15.47		22.49	23.68	22.74

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.53	0.54	0.51	0.54	(8)	0.80	0.88	1.05

Allowance for loan losses as a percent of non-performing loans	46.50	25.73	32.17	18.69		22.70	17.91	28.31

Net charge-offs to average outstanding loans during the period	--	0.01	0.23	0.27		0.17	0.37	1.11

Non-performing loans as a percent of total loans	1.14	2.08	1.60	2.87		3.51	4.92	3.72

Non-performing assets as a percent of total assets	0.78	1.32	1.07	1.78		1.85	2.35	1.90

Other Data:
Number of full-service offices	15	15	15	15		10	9	9

Number of full-time equivalent employees	171	173	169	174		138	133	133

(1)	Ratios for the three months ended September 30, 2016 and 2015 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)

Average tangible equity to average tangible assets is a non-GAAP financial measure and represents average tangible equity calculated as a percentage of average tangible assets for the period presented. We believe that a disclosure of tangible equity to tangible assets may be helpful for those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of average tangible equity to average tangible assets for the periods presented:

Source: PCSB Bank’s prospectus.

EXHIBIT I-4

PCSB Bank

Investment Portfolio Composition

Exhibit I-4

PCSB Bank

Investment Portfolio Composition

	At September 30, 2016		At June 30,
			2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held-to-maturity:
U.S. government and agency obligations	$139,572	$139,856	$145,896	$146,202	$169,027	$169,067	$202,842	$202,527

Corporate and other debt securities	-	-	-	-	226	227	450	455
Mortgage-backed securities – residential	71,052	72,715	72,842	74,139	59,675	59,818	42,994	43,410
Mortgage-backed securities – collateralized mortgage obligations	32,856	33,196	30,268	30,580	21,150	21,098	7,341	7,294
Mortgage-backed securities – commercial	21,591	22,480	21,673	22,396	19,835	19,967	13,519	13,536

Total	$265,071	$268,247	$270,679	$273,317	$269,913	$270,177	$267,146	$267,222

Securities available-for-sale:
U.S. government and agency obligations	$60,408	$60,595	$65,953	$66,132	$47,036	$46,917	$42,060	$41,735

Corporate and other debt securities	8,500	8,720	8,514	8,646	4,530	4,409	305	306
Mortgage-backed securities – residential	39,688	40,227	37,043	37,524	32,791	33,568	28,998	30,018
Equity securities	49	49	49	49	49	49	50	50

Total	$108,645	$109,591	$111,559	$112,351	$84,406	$84,943	$71,413	$72,109

Source: PCSB Bank’s prospectus.

EXHIBIT I-5

PCSB Bank

Yields and Costs

Exhibit I-5

PCSB Bank

Yields and Costs

	Three Months Ended September 30,
	2016			2015
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Loans	$776,142	$8,525	4.39%	$732,817	$8,158	4.45%
Securities	372,866	1,480	1.59	371,619	1,447	1.56
Other interest-earning assets	65,444	104	0.63	67,633	58	0.34

Total interest-earning assets	1,214,452	10,109	3.33	1,172,069	9,663	3.30

Non-interest-earning assets	55,255			39,366

Total assets	$1,269,707			$1,211,435

Liabilities and equity:
NOW accounts	$109,959	44	0.16	$84,167	34	0.16
Money market accounts	31,410	21	0.27	34,145	23	0.27
Savings accounts	529,381	327	0.25	513,149	397	0.31
Certificates of deposit	325,793	892	1.09	313,740	677	0.86

Total interest-bearing deposits	996,543	1,284	0.51	945,201	1,131	0.48

Federal Home Loan Bank advances	15,474	50	1.29	28,680	48	0.67

Total interest-bearing liabilities	1,012,017	1,334	0.52	973,881	1,179	0.48

Non-interest-bearing deposits	130,768			117,577
Other non-interest-bearing liabilities	15,687			8,225

Total liabilities	1,158,472			1,099,713

Total equity	111,235			111,722

Total liabilities and equity	$1,269,707			$1,211,435

Net interest income		$8,775			$8,484

Interest rate spread			2.80			2.81
Net interest margin			2.89			2.90
Average interest-earning assets to average interest-bearing liabilities	120.00%			120.35%

Exhibit I-5 (continued)

PCSB Bank

Yields and Costs

	Year Ended June 30,
	2016			2015			2014
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Loans	$743,995	$32,832	4.41%	$550,281	$23,245	4.23%	$488,572	$21,237	4.35%
Securities	365,593	5,897	1.61	336,716	5,360	1.42	340,849	4,340	1.27
Other interest-earning assets	62,034	315	0.51	70,319	222	0.32	107,979	287	0.27

Total interest-earning assets	1,171,622	39,044	3.33	997,316	28,827	2.89	937,400	25,864	2.76

Non-interest-earning assets	46,451			25,047			27,301

Total assets	$1,218,073			$1,022,363			$964,701

Liabilities and equity:
NOW accounts	$92,165	146	0.16	$72,549	106	0.15	$46,951	62	0.13
Money market accounts	32,770	89	0.27	16,272	39	0.24	12,327	24	0.20
Savings accounts	512,321	1,487	1.16	465,951	1,442	1.24	465,565	1,471	1.26
Certificates of deposit	315,028	2,891	0.92	244,159	2,225	0.91	225,062	2,077	0.92

Total interest-bearing deposits	952,284	4,613	0.49	798,931	3,812	0.48	749,905	3,634	0.48

Federal Home Loan Bank advances	23,974	199	0.83	14,902	72	0.49	—	—	—

Total interest-bearing liabilities	976,284	4,812	0.49	813,833	3,884	0.48	749,905	3,634	0.48

Non-interest-bearing deposits	118,871			88,103			95,894
Other non-interest-bearing liabilities	9,989			7,667			8,230

Total liabilities	1,105,118			909,603			854,029
Total equity	112,955			112,760			110,671

Total liabilities and equity	$1,218,073			$1,022,363			$964,700

Net interest income		$34,232			$24,943			$22,230

Interest rate spread			2.84			2.41			2.27
Net interest margin			2.92			2.50			2.30
Average interest-earning assets to average interest- bearing liabilities	120.01%			122.55%			125.00%

Source: PCSB Bank’s prospectus.

EXHIBIT I-6

PCSB Bank

Loan Loss Allowance Activity

Exhibit I-6

PCSB Bank

Loan Loss Allowance Activity

	Three Months Ended September 30,		Year Ended June 30,
	2016	2015	2016	2015		2014	2013	2012
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$4,042	$3,921	$3,921	$4,057		$3,985	$4,945	$8,445
Provision for loan losses	26	41	1,859	1,326		903	741	1,923
Charge-offs:
Residential mortgage loans	38	—	400	175		105	217	293
Commercial mortgage loans	—	—	10	361		—	122	300
Construction loans	—	—	—	327		—	446	1,342
Commercial business loans	324	188	1,668	1,181		743	857	3,236
Home equity lines of credit	—	—	24	43		—	76	—
Other loans	—	14	31	104		28	4	281

Total charge-offs	362	202	2,133	2,191		876	1,722	5,452

Recoveries:
Residential mortgage loans	70	—	—	5		16	—	—
Commercial mortgage loans	18	—	178	8		10	5	—
Construction loans	—	192	192	—		—	—	—
Commercial business loans	271	—	—	710		3	6	1
Home equity lines of credit	—	—	—	6		—	—	—
Other loans	—	—	25	—		16	10	28

Total recoveries	359	192	395	729		45	21	29

Net charge-offs	3	10	1,738	1,462		831	1,701	5,423

Allowance for loan losses at end of period	$4,065	$3,952	$4,042	$3,921		$4,057	$3,985	$4,945

Allowance for loan losses to non-performing loans at end of period	46.50%	25.73%	32.17%	18.69%		22.70%	17.91%	28.31%
Allowance for loan losses to total loans outstanding at end of period	0.53	0.54	0.51	0.54	(1)	0.80	0.88	1.05
Net charge-offs to average loans outstanding during period	—	0.01	0.23	0.27		0.17	0.37	1.11

(1)	Loans acquired in the CMS Bancorp, Inc./CMS Bank acquisition were recorded at their estimated fair value at the acquisition date and did not include a carry-over of the related pre-acquisition allowance for loan losses.

Source: PCSB Bank’s Prospectus.

EXHIBIT I-7

PCSB Bank

Interest Rate Risk Analysis

Exhibit I-7

PCSB Bank

Interest Rate Risk Analysis

	NPV			NPV as Percent of Portfolio Value of Assets
	(Dollars in thousands)
Basis Point Change in Interest Rates	Dollar Amount	Dollar Change	Percent Change	NPV Ratio	Change

400	$112,206	$(45,655)	(28.92)%	9.75%	(2.64)%
300	126,448	(31,413)	(19.90)	10.70	(1.69)
200	140,169	(17,692)	(11.21)	11.56	(0.83)
100	152,578	(5,283)	(3.35)	12.26	(0.13)
0	157,861	—	—	12.39	—
(100)	165,145	7,284	4.61	12.71	0.32

Source: PCSB Bank’s prospectus.

EXHIBIT I-8

PCSB Bank

Fixed and Adjustable Rate Loans

Exhibit I-8

PCSB Bank

Fixed and Adjustable Rate Loans

	Fixed Rates	%	Floating or Adjustable Rates	%	Total
	(Dollars in thousands)

Residential mortgage loans	$192,197	85.53%	$32,522	14.47%	$224,719
Commercial mortgage loans	77,232	20.62	297,329	79.38	374,561
Construction loans	280	2.08	13,170	97.92	13,450
Commercial business loans	31,052	82.20	6,723	17.80	37,775
Home equity lines of credit	219	0.53	40,961	99.47	41,180
Other loans	15,745	98.29	274	1.71	16,019

Total	$316,725	44.75%	$390,979	55.25%	$707,704

Source: PCSB Bank’s prospectus.

EXHIBIT I-9

PCSB Bank

Loan Portfolio Composition

Exhibit I-9

PCSB Bank

Loan Portfolio Composition

	At September 30,		At June 30,
	2016		2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage Loans:
Residential	$222,750	29.05%	$226,073	28.79%	$240,448	32.93%	$161,740	31.74%	$117,924	26.07%	$120,223	25.58
Commercial	375,896	49.01	385,827	49.14	324,574	44.47	188,741	37.03	163,807	36.20	165,647	35.26
Construction	28,802	3.76	25,050	3.19	11,886	1.63	19,517	3.83	20,292	4.49	21,618	4.60

Total	627,448	81.82	636,950	81.12	576,908	79.03	369,998	72.60	302,023	66.76	307,488	65.44

Commercial business	82,604	10.77	90,600	11.54	99,699	13.66	96,349	18.91	103,931	22.97	114,410	24.35
Home equity lines of credit	40,396	5.27	41,180	5.24	40,605	5.56	33,952	6.66	38,089	8.42	39,163	8.33
Other loans	16,407	2.14	16,476	2.10	12,858	1.76	9,307	1.83	8,349	1.85	8,847	1.88

Total loans receivable	766,855	100.00%	785,206	100.00%	730,070	100.00%	509,606	100.00%	452,392	100.00%	469,908	100.00%

Plus: net deferred loan origination costs and fees	1,125		1,172		985		1,612		1,170		1,268
Less: allowance for loan losses	(4,065)		(4,042)		(3,921)		(4,057)		(3,985)		(4,945)

Loans receivable, net	$763,915		$782,336		$727,134		$507,161		$449,577		$466,231

Source: PCSB Bank’s prospectus.

EXHIBIT I-10

PCSB Bank

Contractual Maturity by Loan Type

Exhibit I-10

PCSB Bank

Contractual Maturity by Loan Type

	At September 30, 2016
	Residential Mortgage Loans	Commercial Real Estate Loans	Construction Loans	Commercial Business Loans	Home Equity Lines of Credit	Other Loans	Total Loans
	(Dollars in thousands)

Amounts due in:
One year or less	$1,193	$6,498	$16,444	$42,714	—	$447	$67,296
More than one year through two years	1,089	4,166	12,113	8,535	6	741	26,650
More than two years through three years	1,285	8,309	245	10,220	—	1,034	21,093
More than three years through five years	1,600	14,567	—	3,847	20	3,442	23,476
More than five years through ten years	8,208	112,199	—	9,656	378	10,611	141,052
More than ten years through fifteen years	39,408	67,953	—	3,793	2,848	—	114,002
More than fifteen years	169,967	162,204	—	3,839	37,144	132	373,286

Total	$222,750	$375,896	$28,802	$82,604	$40,396	$16,407	$766,855

Source: PCSB Bank’s prospectus.

EXHIBIT I-11

PCSB Bank

Loan Originations, Purchases, Sales and Repayments

Exhibit I-11

PCSB Bank

Loan Originations, Purchases, Sales and Repayments

	Three Months Ended September 30,		Year Ended June 30,
	2016	2015	2016	2015	2014
	(In thousands)

Total loans at beginning of period	$785,206	$730,070	$730,070	$509,606	$452,392
Loans originated:
Residential mortgage loans	6,005	8,682	22,377	24,319	15,497
Commercial mortgage loans	9,091	15,971	74,764	62,998	58,975
Construction loans	4,439	4,063	12,732	6,632	4,579
Commercial business loans	8,589	12,504	35,488	44,679	36,181
Home equity lines of credit	1,704	1,756	6,587	10,916	4,858
Other loans	903	1,168	7,818	6,644	4,211

Total loans originated	30,731	44,144	159,766	156,188	124,301

Loans purchased:
Residential mortgage loans	—	—	—	—	48,933
Commercial mortgage loans	—	7,644	35,043	2,075	4,511
Construction loans	—	—	8,938	1,563	3,778
Commercial business loans	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Other loans	—	—	—	—	200

Total loans purchased	—	7,644	43,981	3,638	57,422

Loans acquired by merger:
Residential mortgage loans	—	—	—	86,564	—
Commercial mortgage loans	—	—	—	111,118	—
Construction loans	—	—	—	326	—
Commercial business loans	—	—	—	7,834	—
Home equity lines of credit	—	—	—	9,099	—
Other loans	—	—	—	—	—

Total loans acquired by merger	—	—	—	214,941	—

Less:
Loan principal repayments	(45,386)	(44,299)	(148,611)	(152,417)	(123,571)
Loan sales	(3,696)	—	—	(1,886)	(938)

Net loan activity	(18,351)	7,489	55,136	220,464	57,214

Total loans at end of period	$766,855	$737,559	$785,206	$730,070	$509,606

Source: PCSB Bank’s prospectus.

EXHIBIT I-12

PCSB Bank

Non-Performing Assets

Exhibit I-12

PCSB Bank

Non-Performing Assets

	At September 30,	At June 30,
	2016	2016	2015	2014	2013	2012
	(Dollars in thousands)

Non-accrual loans and troubled debt restructurings:
Residential mortgage loans	$4,505	$5,881	$4,389	$3,659	$3,745	$2,894
Commercial mortgage loans	307	300	6,308	2,562	7,385	2,502
Construction loans	144	144	2,020	5,951	2,748	3,431
Commercial business loans	2,768	5,048	7,011	5,361	5,809	8,060
Home equity lines of credit	662	602	424	132	204	171
Other loans	356	584	310	—	—	—

Total	8,742	12,559	20,462	17,665	19,891	17,058

Accruing loans past due 90 days or more:
Residential mortgage loans	—	—	—	—	18	410
Commercial mortgage loans	—	—	—	—	95	—
Construction loans	—	—	—	—	2,067	—
Commercial business loans	—	—	514	204	175	—
Home equity lines of credit	—	—	—	—	—	—
Other loans	—	4	4	—	—	—

	—	4	518	204	2,355	410

	8,742	12,563	20,980	17,869	22,246	17,468
Real estate owned	1,059	905	368	211	571	1,024

Total non-performing assets	$9,801	$13,468	$21,384	$18,080	$22,817	$18,492

Troubled debt restructurings (accruing):
Residential mortgage loans	$371	$378	$2,319	$423	$—	$—
Commercial mortgage loans	5,140	8,977	1,388	1,394	1,403	—
Construction loans	—	—	—	—	3,207	3,707
Commercial business loans	3,848	3,909	7,901	7,113	8,144	2,823
Home equity lines of credit	11	11	—	—	—	—
Other loans	—	—	72	2,040	—	—

Total troubled debt restructurings (accruing)	$9,370	$13,275	$11,680	$10,970	$12,754	$6,530

Total troubled debt restructurings (accruing) and total non-performing assets	$19,171	$26,743	$33,028	$29,050	$35,571	$25,002

Total non-performing loans to total loans	1.14%	1.60%	2.87%	3.51%	4.92%	3.72%
Total non-performing loans to total assets	0.70	1.00	1.75	1.83	2.29	1.79

Total non-performing assets and troubled debt restructurings (accruing) to total assets	1.53	2.12	2.75	2.97	3.67	2.56

Source: PCSB Bank’s prospectus.

EXHIBIT I-13

PCSB Bank

Deposit Composition

Exhibit I-13

PCSB Bank

Deposit Composition

	At September 30,		At June 30,
	2016		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(In thousands)
Non-interest bearing demand accounts	$135,756	12.16%	$122,740	11.03%	$129,520	12.21%	$94,873	11.08%
NOW accounts	107,595	9.63	111,455	10.02	82,890	7.82	70,066	8.18
Money market accounts	32,149	2.88	31,194	2.80	33,109	3.12	11,114	1.30
Savings accounts	520,128	46.57	516,249	46.40	500,470	47.19	455,011	53.12
Certificates of deposit:
Less than $100,000	176,652	15.82	181,827	16.34	185,103	17.45	150,509	17.57
Greater than or equal to $100,000	144,557	12.94	149,230	13.41	128,542	12.12	74,945	8.75

Total	$1,116,837	100.00%	$1,112,695	100.00%	$1,060,505	100.00%	$856,518	100.00%

Source: PCSB Bank’s prospectus.

EXHIBIT I-14

PCSB Bank

Maturity of Time Deposits

Exhibit I-14

PCSB Bank

Maturity of Time Deposits

At September 30, 2016:

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)

0.00 - 1.00%	$94,025	$22,479	$3,604	$5,594	$125,702	39.14%
1.01 – 2.00%	42,545	27,047	77,392	38,848	185,832	57.87
2.01 – 3.00%	7,505	—	—	2,091	9,596	2.99
3.01% and above	—	—	—	—	—	—

Total	$144,705	$49,526	$80,996	$46,533	$321,130	100.00%

Source: PCSB Bank’s prospectus.

EXHIBIT I-15

PCSB Bank

Borrowing Activity

Exhibit I-15

PCSB Bank

Borrowing Activity

	Three Months Ended September 30,		Year Ended June 30,
	2016	2015	2016	2015	2014
	(In thousands)
Maximum balance outstanding at any month-end during period:
Federal Home Loan Bank advances	$20,071	$34,000	$34,000	$54,050	—
Average balance outstanding during period:
Federal Home Loan Bank advances	15,474	28,680	23,974	14,902	—
Weighted average interest rate during period:
Federal Home Loan Bank advances	1.29%	0.67%	0.83%	0.48%	—
Balance outstanding at end of period:
Federal Home Loan Bank advances	$11,051	$27,000	$20,081	$14,000	—
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	1.50%	0.71%	1.16%	0.52%	—

Source: PCSB Bank’s prospectus.

EXHIBIT II-1

PCSB Bank

Description of Office Properties

Exhibit II-1

PCSB Bank

Description of Office Properties

Properties

At September 30, 2016, we conducted business through our administrative/headquarters office in Yorktown Heights and our 15 banking offices located in Brewster (main banking office), Eastchester, Fishkill, Greenburgh, Jefferson Valley, Kent, Mahopac, Mount Kisco, Mount Vernon, New City, Pawling (2 branch offices), East White Plains, Somers, and Yorktown Heights, all of which are located in New York. We own four and lease 12 of our properties. At September 30, 2016, the net book value of our land, buildings, furniture, fixtures and equipment was $10.8 million.

Source: PCSB Bank’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

Year/Qtr. Ended		Prime Rate	90 Day T-Note	One Year T-Note	10 Year T-Note

2004:	Quarter 1	4.00%	0.95%	1.20%	3.86%
	Quarter 2	4.00%	1.33%	2.09%	4.62%
	Quarter 3	4.75%	1.70%	2.16%	4.12%
	Quarter 4	5.25%	2.22%	2.75%	4.24%

2005:	Quarter 1	5.75%	2.80%	3.43%	4.51%
	Quarter 2	6.00%	3.12%	3.51%	3.98%
	Quarter 3	6.75%	3.55%	4.01%	4.34%
	Quarter 4	7.25%	4.08%	4.38%	4.39%

2006:	Quarter 1	7.75%	4.63%	4.82%	4.86%
	Quarter 2	8.25%	5.01%	5.21%	5.15%
	Quarter 3	8.25%	4.88%	4.91%	4.64%
	Quarter 4	8.25%	5.02%	5.00%	4.71%

2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%

2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%

2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
As of Nov. 11, 2016		3.50%	0.48%	0.72%	2.15%

(1)	End of period data.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

November 11, 2016

										As of November 11, 2016
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets (1)	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)
ANCB	Anchor Bancorp	NASDAQ	WE	Lacey	WA	$432	10	Jun	1/26/11	$24.25	$61
ASBB	ASB Bncp Inc	NASDAQ	SE	Asheville	NC	806	13	Dec	10/12/11	26.85	102
ACFC	Atlantic Coast Financial Corp.	NASDAQ	SE	Jacksonville	FL	922	12	Dec	2/4/11	6.62	103
BCTF	Bancorp 34 Inc.	NASDAQ	SW	Alamogordo	NM	287	4	Dec	10/12/16	12.33	42
BKMU	Bank Mutual Corp.	NASDAQ	MW	Milwaukee	WI	2,620	66	Dec	10/30/03	8.40	384
BFIN	BankFinancial Corp	NASDAQ	MW	Burr Ridge	IL	1,500	20	Dec	6/24/05	13.52	261
BYBK	Bay Bancorp Inc.	NASDAQ	MA	Columbia	MD	496	15	Dec	1/0/00	5.73	63
BNCL	Beneficial Bancorp Inc	NASDAQ	MA	Philadelphia	PA	5,514	64	Dec	1/13/15	16.10	1,222
BHBK	Blue Hills Bancorp Inc	NASDAQ	NE	Norwood	MA	2,241	12	Dec	7/22/14	16.90	453
BOFI	BofI Holding Inc.	NASDAQ	WE	San Diego	CA	7,599	2	Jun	3/14/05	22.60	1,431
BYFC	Broadway Financial Corp.	NASDAQ	WE	Los Angeles	CA	408	3	Dec	1/9/96	1.60	47
BLMT	BSB Bancorp Inc.	NASDAQ	NE	Belmont	MA	1,979	7	Dec	10/5/11	26.00	237
CFFN	Capitol Federal Financial Inc	NASDAQ	MW	Topeka	KS	9,242	47	Sep	12/22/10	16.07	2,209
CARV	Carver Bancorp Inc.	NASDAQ	MA	New York	NY	698	9	Mar	10/25/94	4.00	15
CFBK	Central Federal Corp.	NASDAQ	MW	Worthington	OH	365	4	Dec	12/30/98	1.50	24
CHFN	Charter Financial Corp.	NASDAQ	SE	West Point	GA	1,428	21	Sep	4/9/13	13.86	208
CSBK	Clifton Bancorp Inc	NASDAQ	MA	Clifton	NJ	1,286	13	Mar	4/2/14	16.25	375
CWAY	Coastway Bncp, Inc.	NASDAQ	NE	Warwick	RI	600	11	Dec	1/15/14	13.52	60
DCOM	Dime Community Bancshares Inc.	NASDAQ	MA	Brooklyn	NY	5,556	25	Dec	6/26/96	18.70	702
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	575	13	Dec	3/1/85	19.97	55
ENFC	Entegra Financial	NASDAQ	SE	Franklin	NC	1,193	16	Dec	10/1/14	18.65	120
EQFN	Equitable Financial Corp.	NASDAQ	MW	Grand Island	NE	225	6	Jun	7/9/15	8.70	30
ESSA	ESSA Bancorp Inc.	NASDAQ	MA	Stroudsburg	PA	1,767	27	Sep	4/4/07	14.34	163
FCAP	First Capital Inc.	NASDAQ	MW	Corydon	IN	739	17	Dec	1/4/99	31.36	105
FBNK	First Connecticut Bancorp, Inc	NASDAQ	NE	Farmington	CT	2,779	27	Dec	6/30/11	20.85	330
FDEF	First Defiance Financial	NASDAQ	MW	Defiance	OH	2,410	34	Dec	10/2/95	43.80	393
FNWB	First Northwest Bancorp	NASDAQ	WE	Port Angeles	WA	1,010	11	Jun	1/30/15	14.25	185
FBC	Flagstar Bancorp Inc.	NYSE	MW	Troy	MI	13,723	99	Dec	4/30/97	28.55	1,616
FSBW	FS Bancorp Inc.	NASDAQ	WE	Mountlake Terrace	WA	784	12	Dec	7/10/12	30.86	94
FSBC	FSB Bancorp Inc.	NASDAQ	MA	Fairport	NY	280	5	Dec	7/14/16	13.59	26
HBK	Hamilton Bancorp Inc	NASDAQ	MA	Towson	MD	523	7	Mar	10/10/12	13.55	46
HIFS	Hingham Instit. for Savings	NASDAQ	NE	Hingham	MA	1,919	13	Dec	12/20/88	160.79	343
HMNF	HMN Financial Inc.	NASDAQ	MW	Rochester	MN	653	13	Dec	6/30/94	15.36	69
HFBL	Home Fedl Bncp Inc. LA	NASDAQ	SW	Shreveport	LA	382	7	Jun	12/22/10	24.00	47
IROQ	IF Bancorp Inc.	NASDAQ	MW	Watseka	IL	596	6	Jun	7/8/11	18.68	74
ISBC	Investors Bancorp Inc	NASDAQ	MA	Short Hills	NJ	21,718	152	Dec	5/8/14	13.61	4,209
JXSB	Jacksonville Bancorp	NASDAQ	MW	Jacksonville	IL	313	6	Dec	7/15/10	29.26	53
KRNY	Kearny Financial Corp.	NASDAQ	MA	Fairfield	NJ	4,500	42	Jun	5/19/15	14.70	1,301
MLVF	Malvern Bancorp Inc	NASDAQ	MA	Paoli	PA	796	9	Sep	10/12/12	18.40	121
MELR	Melrose Bancorp Inc	NASDAQ	NE	Melrose	MA	257	1	Dec	10/22/14	16.25	42
EBSB	Meridian Bancorp Inc.	NASDAQ	NE	Peabody	MA	3,929	31	Dec	7/29/14	16.75	900
CASH	Meta Financial Group Inc.	NASDAQ	MW	Sioux Falls	SD	3,144	10	Sep	9/20/93	84.05	747

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

November 11, 2016

										As of November 11, 2016
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets (1)	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)
MSBF	MSB Financial Corp.	NASDAQ	MA	Millington	NJ	396	5	Dec	7/17/15	13.80	79
NYCB	New York Community Bancorp	NYSE	MA	Westbury	NY	49,036	260	Dec	11/23/93	15.20	7,403
NFBK	Northfield Bancorp Inc.	NASDAQ	MA	Woodbridge	NJ	3,741	38	Dec	1/25/13	18.22	881
NWBI	Northwest Bancshares, Inc.	NASDAQ	MA	Warren	PA	8,964	177	Dec	12/18/09	17.61	1,784
OCFC	OceanFirst Financial Corp.	NASDAQ	MA	Toms River	NJ	4,047	62	Dec	7/3/96	22.71	587
ORIT	Oritani Financial Corp.	NASDAQ	MA	Township of Washington	NJ	3,669	27	Jun	6/24/10	17.20	778
OTTW	Ottawa Bancorp Inc.	NASDAQ	MW	Ottawa	IL	217	3	Dec	10/12/16	11.68	40
PBHC	Pathfinder Bancorp Inc.	NASDAQ	MA	Oswego	NY	671	18	Dec	10/17/14	12.38	54
PBBI	PB Bancorp Inc.	NASDAQ	NE	Putnam	CT	503	8	Jun	1/8/16	9.10	72
PBSK	Poage Bankshares Inc.	NASDAQ	MW	Ashland	KY	448	10	Dec	9/13/11	20.90	78
PROV	Provident Financial Holdings	NASDAQ	WE	Riverside	CA	1,171	15	Jun	6/28/96	20.05	160
PFS	Provident Financial Services	NYSE	MA	Iselin	NJ	9,227	89	Dec	1/16/03	25.90	1,711
PBIP	Prudential Bancorp Inc.	NASDAQ	MA	Philadelphia	PA	556	6	Sep	10/10/13	14.80	119
RNDB	Randolph Bancorp Inc	NASDAQ	NE	Stoughton	MA	456	6	Dec	7/1/16	13.95	82
RVSB	Riverview Bancorp Inc.	NASDAQ	WE	Vancouver	WA	932	17	Mar	10/1/97	5.53	124
SVBI	Severn Bancorp Inc.	NASDAQ	MA	Annapolis	MD	794	5	Dec	1/0/00	6.50	82
SIFI	SI Financial Group Inc.	NASDAQ	NE	Willimantic	CT	1,518	25	Dec	1/13/11	14.10	172
SBCP	Sunshine Bancorp Inc	NASDAQ	SE	Plant City	FL	515	19	Dec	7/15/14	14.78	78
TBNK	Territorial Bancorp Inc.	NASDAQ	WE	Honolulu	HI	1,851	29	Dec	7/13/09	30.41	297
TSBK	Timberland Bancorp Inc.	NASDAQ	WE	Hoquiam	WA	858	22	Sep	1/13/98	17.22	120
TRST	TrustCo Bank Corp NY	NASDAQ	MA	Glenville	NY	4,831	145	Dec	1/0/00	8.30	794
UCBA	United Community Bancorp	NASDAQ	MW	Lawrenceburg	IN	526	8	Jun	1/10/13	15.75	66
UCFC	United Community Finl Corp.	NASDAQ	MW	Youngstown	OH	2,081	31	Dec	7/9/98	8.34	388
UBNK	United Financial Bancorp	NASDAQ	NE	Glastonbury	CT	6,415	54	Dec	3/4/11	16.45	831
WSBF	Waterstone Financial Inc.	NASDAQ	MW	Wauwatosa	WI	1,799	13	Dec	1/23/14	17.60	517
WAYN	Wayne Savings Bancshares	NASDAQ	MW	Wooster	OH	449	11	Dec	1/9/03	14.40	40
WCFB	WCF Bancorp Inc.	NASDAQ	MW	Webster City	IA	138	2	Dec	7/14/16	8.50	22
WEBK	Wellesley Bancorp	NASDAQ	NE	Wellesley	MA	647	6	Dec	1/26/12	24.50	60
WBB	Westbury Bancorp Inc.	NASDAQ	MW	West Bend	WI	671	8	Sep	4/10/13	19.91	82
WNEB	Western New England Bancorp	NASDAQ	NE	Westfield	MA	1,306	23	Dec	1/4/07	8.30	251
WBKC	Wolverine Bancorp Inc.	NASDAQ	MW	Midland	MI	379	3	Dec	1/20/11	26.30	56
WSFS	WSFS Financial Corp.	NASDAQ	MA	Wilmington	DE	5,834	64	Dec	11/26/86	40.00	1,253
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	336	6	Jun	11/29/93	12.60	25
GCBC	Greene County Bncp Inc. (MHC)	NASDAQ	MA	Catskill	NY	869	15	Jun	12/30/98	21.75	185
HONE	HarborOne Bancorp Inc (MHC)	NASDAQ	NE	Brockton	MA	2,267	17	Dec	6/30/16	18.05	580
KFFB	Kentucky First Federal (MHC)	NASDAQ	MW	Frankfort	KY	292	7	Jun	3/3/05	8.26	70
LSBK	Lake Shore Bancorp Inc. (MHC)	NASDAQ	MA	Dunkirk	NY	480	11	Dec	4/4/06	14.23	87
MGYR	Magyar Bancorp Inc. (MHC)	NASDAQ	MA	New Brunswick	NJ	568	6	Sep	1/24/06	10.35	60
OFED	Oconee Federal Financial Corp.	NASDAQ	SE	Seneca	SC	486	7	Jun	1/14/11	20.90	121
PVBC	Provident Bancorp Inc (MHC)	NASDAQ	NE	Amesbury	MA	760	8	Dec	7/16/15	17.55	167
TFSL	TFS Financial Corp (MHC)	NASDAQ	MW	Cleveland	OH	12,624	38	Sep	4/23/07	18.38	5,224

(1)   As of June 30, 2016 or the most recent quarter end available.

Source: SNL Financial, LC.

EXHIBIT III-2

Public Market Pricing of Mid-Atlantic Thrift Institutions

Exhibit III-2

Public Market Pricing of Mid-Atlantic Institutions

As of November 11, 2016

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies(6)
Averages			$19.71	$508.70	$1.05	$15.61	18.15x	120.76%	14.84%	130.63%	19.38x	$0.31	1.53%	50.07%	$3,066	12.71%	12.19%	1.11%	0.71%	6.03%	0.74%	6.19%
Median			$16.10	$120.14	$0.79	$14.24	18.27x	118.75%	14.26%	125.08%	18.58x	$0.24	1.48%	43.04%	$937	11.52%	11.20%	0.88%	0.65%	5.44%	0.66%	5.44%

Mid-Atlantic Institutions
Averages			$15.77	$953.94	$0.74	$13.11	16.27x	121.70%	15.86%	139.74%	19.70x	$0.32	1.85%	58.58%	$5,579	13.42%	12.42%	1.28%	0.65%	5.47%	0.73%	5.94%
Medians			$14.80	$374.50	$0.62	$13.41	17.03x	121.56%	15.73%	139.60%	18.95x	$0.26	1.62%	50.47%	$1,772	12.04%	11.12%	0.83%	0.46%	4.13%	0.74%	5.44%

Mid-Atlantic Institutions
BYBK	Bay Bancorp, Inc.	MD	$5.73	$62.75	$0.18	$6.18	NM	92.71%	12.63%	95.94%	32.66x	$0.00	0.00%	NM	$496	13.62%	13.22%	1.38%	0.35%	2.51%	0.39%	2.76%
BNCL	Beneficial Bancorp, Inc.	PA	$16.10	$1,222.22	$0.40	$13.41	NM	120.04%	22.01%	144.69%	NM	$0.24	1.49%	38.71%	$5,580	18.34%	15.70%	NA	0.44%	2.13%	0.56%	2.73%
CARV	Carver Bancorp, Inc.	NY	$4.00	$14.78	($0.38)	$2.67	NM	149.88%	2.27%	149.88%	NM	$0.00	0.00%	NM	$698	7.88%	7.88%	3.15%	-0.05%	-0.64%	-0.16%	-2.11%
CSBK	Clifton Bancorp Inc.	NJ	$16.25	$374.50	$0.19	$13.12	NM	123.86%	28.59%	123.86%	NM	$0.24	1.48%	126.32%	$1,312	23.08%	23.08%	NA	0.36%	1.40%	0.36%	1.38%
DCOM	Dime Community Bancshares, Inc.	NY	$18.70	$702.07	$1.05	$14.79	8.27x	126.43%	12.06%	140.51%	17.73x	$0.56	2.99%	24.78%	$5,822	9.54%	8.67%	0.24%	1.57%	15.89%	0.73%	7.42%
ESBK	Elmira Savings Bank	NY	$19.97	$54.74	$1.23	$16.80	15.85x	118.90%	9.82%	162.48%	16.29x	$0.92	4.61%	73.02%	$567	9.83%	7.83%	NA	0.77%	7.81%	0.75%	7.67%
ESSA	ESSA Bancorp, Inc.	PA	$14.34	$163.38	$0.71	$15.48	19.64x	92.65%	9.22%	102.08%	20.07x	$0.36	2.51%	49.32%	$1,772	9.95%	9.11%	NA	0.45%	4.40%	0.44%	4.31%
FSBC	FSB Bancorp, Inc.	NY	$13.59	$26.38	NA	$16.20	NM	83.87%	10.16%	83.87%	NM	NA	NA	NM	$260	12.11%	12.11%	NA	0.22%	2.48%	NA	NA
HBK	Hamilton Bancorp, Inc.	MD	$13.55	$46.25	$0.18	$18.10	NM	74.84%	8.94%	88.31%	NM	NA	NA	NM	$517	11.95%	10.32%	NA	-0.01%	-0.04%	0.12%	0.88%
ISBC	Investors Bancorp, Inc.	NJ	$13.61	$4,209.49	$0.58	$10.03	23.47x	135.67%	18.75%	139.60%	23.48x	$0.32	2.35%	44.83%	$22,536	13.82%	13.49%	0.49%	0.83%	5.44%	0.83%	5.44%
KRNY	Kearny Financial Corp.	NJ	$14.70	$1,301.26	$0.19	$12.57	NM	116.96%	28.95%	129.57%	NM	$0.08	0.54%	42.11%	$4,523	24.75%	22.89%	NA	0.39%	1.51%	0.39%	1.52%
MLVF	Malvern Bancorp, Inc.	PA	$18.40	$120.71	$1.80	$14.42	9.89x	127.61%	14.70%	127.61%	10.21x	$0.11	0.00%	NM	$821	11.52%	11.52%	0.45%	1.59%	14.05%	1.54%	13.62%
MSBF	MSB Financial Corp.	NJ	$13.80	$78.81	$0.12	$12.71	NM	108.60%	18.18%	108.60%	NM	$0.00	0.00%	NM	$434	16.74%	16.74%	NA	0.18%	0.90%	0.26%	1.34%
NYCB	New York Community Bancorp, Inc.	NY	$15.20	$7,403.27	$1.20	$12.50	NM	121.56%	14.97%	202.62%	12.72x	$0.68	4.47%	NM	$49,463	12.31%	7.77%	0.12%	-0.05%	-0.39%	1.16%	9.56%
NFBK	Northfield Bancorp, Inc.	NJ	$18.22	$880.62	$0.58	$12.84	NM	141.93%	23.27%	151.78%	31.32x	$0.32	1.76%	59.62%	$3,785	16.40%	15.50%	0.83%	0.66%	3.93%	0.74%	4.41%
NWBI	Northwest Bancshares, Inc.	PA	$17.61	$1,783.94	$0.78	$11.48	NM	153.37%	18.36%	217.17%	22.56x	$0.60	3.41%	146.34%	$9,715	11.97%	8.76%	1.24%	0.46%	3.57%	0.88%	6.79%
OCFC	OceanFirst Financial Corp.	NJ	$22.71	$587.07	$1.41	$16.14	21.22x	140.70%	14.14%	169.19%	16.16x	$0.60	2.64%	50.47%	$4,151	10.05%	8.50%	1.25%	0.69%	6.95%	0.91%	9.22%
ORIT	Oritani Financial Corp.	NJ	$17.20	$778.19	$0.87	$11.94	15.36x	144.02%	20.48%	144.02%	19.69x	$0.70	4.07%	107.14%	$3,795	14.22%	14.22%	0.30%	1.37%	9.19%	1.07%	7.19%
PBHC	Pathfinder Bancorp, Inc.	NY	$12.38	$54.14	$0.65	$13.46	16.96x	92.01%	NA	100.06%	18.95x	$0.20	1.62%	27.40%	$717	NA	NA	NA	0.47%	NA	0.43%	4.41%
PFS	Provident Financial Services, Inc.	NJ	$25.90	$1,710.51	$1.39	$18.84	18.91x	137.44%	18.21%	211.48%	18.58x	$0.72	2.78%	51.82%	$9,390	13.25%	NA	0.76%	0.96%	7.12%	0.95%	7.10%
PBIP	Prudential Bancorp, Inc.	PA	$14.80	$119.07	$0.21	$14.05	NM	105.31%	21.41%	105.31%	NM	$0.12	0.81%	54.55%	$556	20.33%	20.33%	3.33%	0.34%	1.50%	0.31%	1.39%
SVBI	Severn Bancorp, Inc.	MD	$6.50	$81.75	NA	$6.90	5.70x	94.20%	10.51%	94.57%	NM	$0.00	0.00%	NM	$778	11.16%	11.12%	4.11%	2.00%	17.36%	2.00%	17.36%
TRST	TrustCo Bank Corp NY	NY	$8.30	$794.35	$0.43	$4.56	18.91x	182.18%	16.49%	182.41%	19.10x	$0.26	3.16%	59.79%	$4,813	9.05%	9.04%	0.88%	0.88%	9.92%	0.87%	9.82%
WSFS	WSFS Financial Corporation	DE	$40.00	$1,252.98	$2.50	$22.08	20.30x	181.12%	18.91%	241.13%	16.03x	$0.28	0.70%	12.69%	$6,628	10.44%	8.05%	0.61%	1.04%	9.85%	1.33%	12.50%
WVFC	WVS Financial Corp.	PA	$12.60	$25.30	NA	$16.44	17.03x	76.65%	7.55%	76.65%	NM	$0.16	1.27%	27.03%	$335	9.85%	9.85%	NA	0.42%	4.32%	NA	NA

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of New England Thrift Institutions

Exhibit III-3

Public Market Pricing of New England Institutions

As of November 11, 2016

			Market		Per Share Data
			Capitalization		Core 12 Month EPS(1)	Book Value/ Share						Dividends(3)			Financial Characteristics(5)
			Price/ Share	Market Value			Pricing Ratios(2)					Amount/ Share	Yield	Payout Ratio(4)	Total Assets	Equity/ Assets	Tang. Eq./ T. Assets	NPAs/ Assets	Reported		Core
							P/E	P/B	P/A	P/TB	P/Core								ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$19.71	$508.70	$1.05	$15.61	18.15x	120.76%	14.84%	130.63%	19.38x	$0.31	1.53%	50.07%	$3,066	12.71%	12.19%	1.11%	0.71%	6.03%	0.74%	6.19%
Median			$16.10	$120.14	$0.79	$14.24	18.27x	118.75%	14.26%	125.08%	18.58x	$0.24	1.48%	43.04%	$937	11.52%	11.20%	0.88%	0.65%	5.44%	0.66%	5.44%

New England Institutions
Averages			$27.50	$294.75	$1.58	$19.23	22.69x	123.90%	13.79%	128.61%	21.32x	$0.32	1.25%	37.44%	$1,952	12.04%	11.69%	0.87%	0.55%	5.27%	0.56%	5.27%
Medians			$16.45	$236.65	$0.67	$14.98	21.85x	112.93%	12.16%	120.79%	18.49x	$0.16	1.13%	31.46%	$1,538	10.54%	10.54%	0.76%	0.50%	4.94%	0.49%	4.92%

New England Institutions
BHBK	Blue Hills Bancorp, Inc.	MA	$16.90	$452.61	$0.27	$14.43	NM	117.08%	19.72%	120.43%	NM	$0.12	0.71%	35.71%	$2,314	16.84%	16.45%	0.35%	0.33%	1.78%	0.32%	1.73%
BLMT	BSB Bancorp, Inc.	MA	$26.00	$236.65	NA	$17.23	21.85x	150.91%	11.41%	150.91%	NM	NA	NA	NM	$2,074	7.56%	7.56%	0.41%	0.57%	7.15%	NA	NA
CWAY	Coastway Bancorp, Inc.	RI	$13.52	$60.38	$0.79	$15.52	17.11x	87.10%	9.54%	87.10%	17.11x	NA	NA	NM	$633	10.95%	10.95%	2.20%	0.59%	4.83%	0.59%	4.83%
FBNK	First Connecticut Bancorp, Inc.	CT	$20.85	$329.62	$0.87	$16.17	23.43x	128.92%	11.64%	128.92%	23.97x	$0.32	1.53%	31.46%	$2,832	9.03%	9.03%	1.01%	0.49%	5.34%	0.48%	5.22%
HIFS	Hingham Institution for Savings	MA	$160.79	$342.60	$10.31	$72.35	15.45x	222.25%	17.48%	222.25%	15.60x	$1.28	0.80%	14.60%	$1,960	7.86%	7.86%	0.28%	1.21%	15.48%	1.20%	15.32%
MELR	Melrose Bancorp, Inc.	MA	$16.25	$42.28	$0.28	$16.61	NM	97.84%	15.88%	97.84%	NM	NA	NA	NM	$267	16.23%	16.23%	0.00%	0.42%	2.26%	0.29%	1.55%
EBSB	Meridian Bancorp, Inc.	MA	$16.75	$899.71	$0.56	$11.12	29.91x	150.69%	21.56%	154.23%	30.13x	$0.12	0.72%	21.43%	$4,173	14.31%	14.03%	0.69%	0.80%	5.05%	0.79%	5.02%
PBBI	PB Bancorp, Inc.	CT	$9.10	$71.67	$0.13	$10.80	NM	84.23%	14.26%	91.68%	NM	$0.12	1.32%	91.67%	$503	16.93%	15.77%	1.76%	0.18%	1.36%	0.20%	1.44%
RNDB	Randolph Bancorp, Inc.	MA	$13.95	$81.89	NA	NA	NM	NA	NA	NA	NM	NA	NA	NM	$490	17.54%	17.54%	NA	NA	NA	NA	NA
SIFI	SI Financial Group, Inc.	CT	$14.10	$172.16	NA	$13.08	26.60x	107.77%	11.20%	121.15%	NM	$0.16	1.13%	30.19%	$1,538	10.39%	9.35%	1.13%	0.42%	3.98%	NA	NA
UBNK	United Financial Bancorp, Inc.	CT	$16.45	$830.92	$1.02	$13.00	18.28x	126.50%	12.68%	155.26%	16.10x	$0.48	2.92%	53.33%	$6,545	10.03%	8.32%	0.84%	0.72%	7.12%	0.82%	8.08%
WEBK	Wellesley Bancorp, Inc.	MA	$24.50	$60.23	$1.32	$22.52	18.42x	108.78%	9.04%	108.78%	18.49x	$0.16	0.65%	10.53%	$666	8.31%	8.31%	NA	0.50%	5.81%	0.50%	5.79%
WNEB	Westfield Financial, Inc.	MA	$8.30	$251.07	$0.30	$7.92	33.20x	104.77%	11.04%	104.77%	27.84x	$0.12	1.45%	48.00%	$1,378	10.54%	10.54%	NA	0.33%	3.11%	0.39%	3.71%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

EXHIBIT III-4

Public Market Pricing of Midwest Thrift Institutions

Exhibit III-4

Public Market Pricing of Midwest Institutions

As of November 11, 2016

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/ Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$19.71	$508.70	$1.05	$15.61	18.15x	120.76%	14.84%	130.63%	19.38x	$0.31	1.53%	50.07%	$3,066	12.71%	12.19%	1.11%	0.71%	6.03%	0.74%	6.19%
Median			$16.10	$120.14	$0.79	$14.24	18.27x	118.75%	14.26%	125.08%	18.58x	$0.24	1.48%	43.04%	$937	11.52%	11.20%	0.88%	0.65%	5.44%	0.66%	5.44%

Midwest Institutions
Averages			$21.08	$345.40	$1.20	$16.59	18.70x	120.86%	15.26%	127.30%	20.41x	$0.29	1.40%	56.88%	$2,093	13.02%	13.00%	1.27%	0.84%	6.55%	0.82%	6.49%
Medians			$16.07	$77.61	$0.82	$15.78	17.81x	125.65%	14.99%	125.65%	19.35x	$0.24	1.53%	43.98%	$686	12.57%	12.49%	1.19%	0.81%	5.95%	0.76%	6.00%

Midwest Institutions
BKMU	Bank Mutual Corporation	WI	$8.40	$383.64	$0.38	$6.32	22.70x	132.81%	14.46%	132.81%	22.31x	$0.22	2.62%	58.11%	$2,653	10.89%	10.89%	0.54%	0.65%	5.85%	0.66%	5.95%
BFIN	BankFinancial Corporation	IL	$13.52	$260.55	$0.40	$10.57	NM	127.93%	16.92%	128.50%	34.14x	$0.24	1.78%	55.26%	$1,540	13.22%	13.17%	0.55%	0.49%	3.50%	0.51%	3.65%
CFFN	Capitol Federal Financial, Inc.	KS	$16.07	$2,209.40	NA	$10.13	25.51x	158.61%	23.84%	158.61%	NM	$0.34	2.12%	139.68%	$9,267	15.03%	15.03%	0.60%	0.74%	5.95%	NA	NA
CFBK	Central Federal Corporation	OH	$1.50	$24.00	$0.20	$1.71	7.50x	87.53%	6.79%	87.53%	7.50x	$0.00	0.00%	NM	$365	10.64%	10.64%	1.66%	1.30%	12.22%	1.30%	12.22%
EQFN	Equitable Financial Corp.	NE	$8.70	$30.25	$0.32	$10.43	28.06x	83.40%	13.28%	83.40%	27.32x	NA	NA	NM	$228	15.92%	15.92%	NA	0.46%	3.00%	0.47%	3.08%
FCAP	First Capital, Inc.	IN	$31.36	$104.67	$2.01	NA	16.42x	134.35%	NA	149.30%	15.58x	$0.84	2.68%	43.98%	$742	NA	NA	1.34%	0.89%	NA	0.93%	8.77%
FDEF	First Defiance Financial Corp.	OH	$43.80	$393.37	$3.10	$32.53	14.22x	134.64%	16.05%	171.85%	14.12x	$0.88	2.01%	28.57%	$2,450	11.92%	9.59%	1.14%	1.19%	9.93%	1.20%	10.00%
FBC	Flagstar Bancorp, Inc.	MI	$28.55	$1,616.12	NA	$22.72	10.98x	125.65%	11.32%	125.65%	NM	$0.00	0.00%	NM	$14,273	9.01%	9.01%	0.92%	1.30%	11.55%	NA	NA
HMNF	HMN Financial, Inc.	MN	$15.36	$68.94	$1.23	$16.67	12.59x	92.13%	10.05%	93.73%	12.47x	$0.00	0.00%	NM	$686	10.91%	10.75%	1.04%	0.89%	8.02%	0.90%	8.10%
IROQ	IF Bancorp, Inc.	IL	$18.68	$73.79	$0.98	$21.12	17.30x	88.43%	12.59%	88.43%	19.08x	$0.16	0.86%	14.81%	$589	14.23%	14.23%	0.82%	0.70%	4.93%	0.64%	4.46%
JXSB	Jacksonville Bancorp, Inc.	IL	$29.26	$52.63	$1.57	$26.84	17.21x	109.00%	15.91%	115.53%	18.58x	$0.40	1.37%	81.18%	$331	14.60%	13.89%	1.33%	0.99%	6.53%	0.92%	6.05%
CASH	Meta Financial Group, Inc.	SD	$84.05	$747.44	$4.65	$39.30	21.44x	213.87%	17.88%	269.68%	18.08x	$0.52	0.62%	13.27%	$4,007	8.36%	NA	NA	1.10%	10.79%	1.31%	12.79%
OTTW	Ottawa Bancorp, Inc.	KY	$11.68	$40.30	$0.42	$9.14	29.62x	127.73%	18.59%	132.15%	28.04x	$0.00	0.00%	NM	$217	14.56%	14.14%	2.73%	0.62%	4.35%	0.65%	4.59%
PBSK	Poage Bankshares, Inc.	IN	$20.90	$77.61	$0.64	$18.75	NM	111.48%	17.66%	115.47%	32.72x	$0.32	1.53%	50.00%	$448	15.84%	15.38%	1.24%	0.48%	2.91%	0.54%	3.31%
UCBA	United Community Bancorp	OH	$15.75	$66.12	$0.80	$16.83	18.31x	93.56%	12.52%	97.78%	19.62x	$0.24	1.52%	27.91%	$528	13.38%	NA	NA	0.68%	5.15%	0.62%	4.72%
UCFC	United Community Financial Corp.	WI	$8.34	$388.23	$0.37	$5.51	21.95x	151.39%	17.97%	152.31%	22.65x	$0.12	1.44%	28.95%	$2,160	11.87%	11.81%	1.96%	0.89%	7.33%	0.87%	7.11%
WSBF	Waterstone Financial, Inc.	OH	$17.60	$517.19	$0.81	$13.94	21.73x	126.28%	28.81%	126.47%	21.73x	$0.32	1.82%	32.10%	$1,795	22.82%	22.79%	NA	1.26%	5.59%	1.26%	5.59%
WAYN	Wayne Savings Bancshares, Inc.	IA	$14.40	$40.06	$0.92	$14.88	15.65x	96.75%	8.99%	100.94%	15.65x	$0.36	2.50%	39.13%	$446	9.29%	8.94%	NA	0.57%	6.20%	0.57%	6.20%
WCFB	WCF Bancorp, Inc.	WI	$8.50	$21.79	NA	$5.67	NM	150.02%	15.09%	150.79%	NM	$0.20	2.35%	187.36%	$138	10.06%	10.01%	NA	NA	NA	NA	NA
WBB	Westbury Bancorp, Inc.		$19.91	$81.60	$0.83	$19.43	21.41x	102.47%	11.61%	102.47%	23.90x	NA	NA	NM	$703	11.33%	11.33%	NA	0.51%	4.46%	0.46%	3.99%
WBKC	Wolverine Bancorp, Inc.	MI	$26.30	$55.72	$1.89	$29.23	13.92x	89.98%	14.89%	89.98%	13.92x	NA	NA	52.91%	$379	16.55%	16.55%	1.95%	1.02%	6.27%	1.02%	6.27%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:   SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

EXHIBIT III-5

Peer Group Market Area Comparative Analysis

Exhibit III-5

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2010-2016	2016-2022	2016	% State	Market
Institution	County	2010	2016	2022	% Change	% Change	Amount	Average	Share(1)
BSB Bancorp, Inc. - MA	Middlesex	1,503,085	1,592,352	1,678,407	1.0%	0.9%	47,267	121.9%	2.49%
Clifton Bancorp, Inc. - NJ	Passaic	501,226	511,545	523,070	0.3%	0.4%	29,080	94.2%	4.56%
ESSA Bancorp, Inc. - PA	Monroe	169,842	164,857	163,479	-0.5%	-0.1%	26,754	86.6%	29.78%
First Capital, Inc. - IN	Harrison	39,364	39,423	40,657	0.0%	0.5%	24,023	77.8%	35.81%
HMN Financial, Inc. - MN	Olmstead	144,248	152,655	160,169	0.9%	0.8%	36,581	97.6%	6.04%
Malvern Bancorp, Inc. - PA	Chester	498,886	517,606	533,821	0.6%	0.5%	44,757	119.4%	3.85%
Pathfinder Bancorp, Inc. - NY	Oswego	122,109	120,314	118,576	-0.2%	-0.2%	25,607	64.8%	24.36%
SI Financial Group, Inc. - CT	Windham	118,428	116,289	114,922	-0.3%	-0.2%	27,855	90.2%	23.17%
Waterstone Financial, Inc. - WI	Milwaukee	947,735	958,242	969,663	0.2%	0.2%	24,943	64.3%	1.39%
Wellesley Bancorp, Inc. - MA	Norfolk	670,850	699,079	726,490	0.7%	0.6%	47,509	122.5%	1.78%

	Averages:	471,577	487,236	502,925	0.3%	0.3%	33,438	93.9%	13.32%
	Medians:	334,364	338,201	343,275	0.3%	0.4%	28,468	92.2%	5.30%

PCSB Bank - NY	Westchester	949,113	979,959	1,008,201	0.5%	0.5%	48,416	142.2%	1.16%

(1) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2016.

Sources: SNL Financial LC, FDIC.

EXHIBIT IV-1

Stock Prices:

As of November 11, 2016

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of November 11, 2016

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
ANCB	Anchor Bancorp	WA	24.25	2,505	60.8	26.46	22.61	24.05	0.83	-4.49	-6.33	0.29	0.29	25.46	25.46	174.02
ASBB	ASB Bancorp, Inc.	NC	26.85	3,787	101.7	27.24	24.07	26.45	1.51	1.51	3.44	1.47	1.21	24.12	24.12	210.50
ACFC	Atlantic Coast Financial Corporation	FL	6.62	15,509	102.7	6.95	5.03	6.43	2.95	8.52	12.97	0.33	0.27	5.55	5.55	60.41
BCTF	Bancorp 34, Inc.	NM	12.33	3,439	42.4	13.15	7.91	12.26	0.56	44.24	40.23	0.21	0.22	8.86	8.77	83.50
BKMU	Bank Mutual Corporation	WI	8.40	45,672	383.6	8.60	7.00	7.75	8.39	15.70	7.69	0.37	0.38	6.32	6.32	58.10
BFIN	BankFinancial Corporation	IL	13.52	19,271	260.5	13.62	11.38	12.69	6.54	6.54	7.05	0.38	0.40	10.57	10.52	79.93
BYBK	Bay Bancorp, Inc.	MD	5.73	10,948	62.7	5.95	4.57	5.30	8.14	8.76	13.27	0.16	0.18	6.18	5.97	45.27
BNCL	Beneficial Bancorp, Inc.	PA	16.10	75,914	1,222.2	16.30	12.30	14.55	10.65	15.08	20.87	0.31	0.40	13.41	11.13	73.51
BHBK	Blue Hills Bancorp, Inc.	MA	16.90	26,782	452.6	17.00	13.22	15.60	8.33	18.10	10.39	0.28	0.27	14.43	14.03	86.39
BOFI	BofI Holding, Inc.	CA	22.60	63,299	1,430.6	24.13	13.47	18.58	21.64	-1.55	7.36	1.91	1.89	11.32	11.32	124.09
BYFC	Broadway Financial Corporation	CA	1.60	29,077	46.5	2.50	1.25	1.60	0.00	18.52	5.96	0.23	0.23	1.63	1.63	14.22
BLMT	BSB Bancorp, Inc.	MA	26.00	9,102	236.7	26.75	20.72	24.40	6.56	15.30	11.16	1.19	NA	17.23	17.23	227.83
CFFN	Capitol Federal Financial, Inc.	KS	16.07	137,486	2,209.4	16.16	11.39	14.39	11.67	23.14	27.95	0.63	NA	10.13	10.13	67.40
CARV	Carver Bancorp, Inc.	NY	4.00	3,696	14.8	6.70	1.92	4.04	-0.99	-40.30	6.67	-0.16	-0.38	2.67	2.67	188.73
CFBK	Central Federal Corporation	OH	1.50	16,003	24.0	1.68	1.10	1.44	4.17	7.14	13.64	0.20	0.20	1.71	1.71	22.79
CHFN	Charter Financial Corporation	GA	13.86	15,031	208.3	14.02	12.34	13.08	5.96	2.90	4.92	0.79	0.86	13.52	11.36	96.00
CSBK	Clifton Bancorp Inc.	NJ	16.25	23,046	374.5	16.30	13.09	15.38	5.66	10.02	13.32	0.19	0.19	13.12	13.12	56.94
CWAY	Coastway Bancorp, Inc.	RI	13.52	4,467	60.4	14.01	11.05	13.25	2.02	21.89	3.34	0.79	0.79	15.52	15.52	141.70
DCOM	Dime Community Bancshares, Inc.	NY	18.70	37,544	702.1	18.87	15.61	16.25	15.08	1.36	6.92	2.26	1.05	14.79	13.31	155.07
ESBK	Elmira Savings Bank	NY	19.97	2,741	54.7	21.50	16.83	19.83	0.71	2.47	0.45	1.26	1.23	16.80	12.29	207.03
ENFC	Entegra Financial Corp.	NC	18.65	6,442	120.1	19.90	16.11	18.15	2.75	6.27	-3.66	0.92	1.04	21.37	20.90	189.14
EQFN	Equitable Financial Corp.	NE	8.70	3,477	30.3	9.09	8.05	8.55	1.75	6.62	-1.25	0.31	0.32	10.43	10.43	65.53
ESSA	ESSA Bancorp, Inc.	PA	14.34	11,394	163.4	14.42	12.69	13.35	7.42	7.90	4.82	0.73	0.71	15.48	14.05	155.57
FCAP	First Capital, Inc.	IN	31.36	3,338	104.7	35.00	23.50	31.26	0.32	19.93	20.16	1.91	2.01	NA	NA	222.34
FBNK	First Connecticut Bancorp, Inc.	CT	20.85	15,809	329.6	21.20	14.42	17.90	16.48	14.06	19.76	0.89	0.87	16.17	16.17	179.13
FDEF	First Defiance Financial Corp.	OH	43.80	8,981	393.4	46.83	34.80	38.70	13.18	11.28	15.93	3.08	3.10	32.53	25.49	272.80
FNWB	First Northwest Bancorp	WA	14.25	13,008	185.4	14.33	11.99	13.63	4.55	5.63	0.71	0.29	0.27	14.60	14.60	80.61
FBC	Flagstar Bancorp, Inc.	MI	28.55	56,606	1,616.1	29.10	17.25	26.55	7.53	22.22	23.54	2.60	NA	22.72	22.72	252.14
FSBW	FS Bancorp, Inc.	WA	30.86	3,058	94.4	31.00	22.05	30.64	0.71	19.84	18.71	3.35	3.58	26.02	24.65	270.62
FSBC	FSB Bancorp, Inc.	NY	13.59	1,942	26.4	13.70	9.19	13.23	2.70	25.86	31.45	0.30	NA	16.20	16.20	133.76
HBK	Hamilton Bancorp, Inc.	MD	13.55	3,414	46.3	15.11	13.19	13.60	-0.37	-9.18	-4.98	-0.01	0.18	18.10	15.34	151.50
HIFS	Hingham Institution for Savings	MA	160.79	2,131	342.6	160.79	115.05	147.04	9.35	20.87	34.22	10.41	10.31	72.35	72.35	920.01
HMNF	HMN Financial, Inc.	MN	15.36	4,489	68.9	16.45	10.81	14.69	4.58	30.00	32.97	1.22	1.23	16.67	16.39	152.75
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	24.00	1,966	47.2	25.00	21.20	24.19	-0.79	3.72	3.23	1.80	1.80	22.44	22.44	198.13
IROQ	IF Bancorp, Inc.	IL	18.68	3,950	73.8	19.97	17.25	18.64	0.22	8.60	0.97	1.08	0.98	21.12	21.12	149.02
ISBC	Investors Bancorp, Inc.	NJ	13.61	309,294	4,209.5	13.63	10.67	12.15	12.02	7.08	9.41	0.58	0.58	10.03	9.75	72.86
JXSB	Jacksonville Bancorp, Inc.	IL	29.26	1,799	52.6	33.08	23.20	29.37	-0.36	19.43	11.34	1.70	1.57	26.84	25.33	183.88
KRNY	Kearny Financial Corp.	NJ	14.70	88,521	1,301.3	14.70	11.31	13.70	7.30	20.29	16.02	0.19	0.19	12.57	11.34	51.10
MLVF	Malvern Bancorp, Inc.	PA	18.40	6,560	120.7	18.75	15.00	18.05	1.94	15.07	4.78	1.86	1.80	14.42	14.42	125.19
MELR	Melrose Bancorp, Inc.	MA	16.25	2,602	42.3	17.00	14.03	15.50	4.84	14.12	6.35	0.41	0.28	16.61	16.61	102.50
EBSB	Meridian Bancorp, Inc.	MA	16.75	53,714	899.7	16.95	12.28	15.85	5.68	13.18	18.79	0.56	0.56	11.12	10.86	77.69
CASH	Meta Financial Group, Inc.	SD	84.05	8,893	747.4	84.10	36.22	71.55	17.47	86.90	83.00	3.92	4.65	39.30	NA	450.55
MSBF	MSB Financial Corp.	NJ	13.80	5,711	78.8	13.95	11.60	13.70	0.73	18.97	10.40	0.12	0.12	12.71	12.71	75.93
NYCB	New York Community Bancorp, Inc.	NY	15.20	487,057	7,403.3	17.05	13.74	13.79	10.22	-5.24	-6.86	-0.08	1.20	12.50	7.50	101.55
NFBK	Northfield Bancorp, Inc.	NJ	18.22	48,333	880.6	18.25	14.31	16.23	12.26	14.81	14.45	0.52	0.58	12.84	12.00	78.30
NWBI	Northwest Bancshares, Inc.	PA	17.61	101,303	1,783.9	17.65	11.78	15.57	13.10	27.89	31.52	0.41	0.78	11.48	8.11	95.90
OCFC	OceanFirst Financial Corp.	NJ	22.71	25,851	587.1	22.82	15.98	20.38	11.43	14.99	13.38	1.07	1.41	16.14	13.42	160.58
ORIT	Oritani Financial Corp.	NJ	17.20	45,244	778.2	17.63	14.95	15.50	10.97	5.07	4.24	1.12	0.87	11.94	11.94	83.87
OTTW	Ottawa Bancorp, Inc.	IL	11.68	3,450	40.3	11.75	8.39	11.53	1.30	26.58	38.54	0.39	0.42	9.14	8.84	62.82
PBHC	Pathfinder Bancorp, Inc.	NY	12.38	4,373	54.1	13.32	10.76	12.20	1.52	7.65	-4.07	0.73	0.65	13.46	12.37	163.98
PBBI	PB Bancorp, Inc.	CT	9.10	7,880	71.7	9.20	8.17	8.85	2.77	-8.13	6.69	0.12	0.13	10.80	9.92	63.77
PBSK	Poage Bankshares, Inc.	KY	20.90	3,714	77.6	20.90	15.50	18.70	11.76	30.54	22.22	0.56	0.64	18.75	18.10	120.66
PROV	Provident Financial Holdings, Inc.	CA	20.05	7,990	160.2	20.66	16.73	18.93	5.92	13.22	6.14	0.80	0.81	16.70	16.70	155.52
PFS	Provident Financial Services, Inc.	NJ	25.90	66,043	1,710.5	26.07	17.71	22.02	17.62	25.73	28.54	1.37	1.39	18.84	NA	142.18
PBIP	Prudential Bancorp, Inc.	PA	14.80	8,046	119.1	16.20	13.80	14.65	1.02	-0.27	-2.63	0.22	0.21	14.05	14.05	69.14
RNDB	Randolph Bancorp, Inc.	MA	13.95	5,869	81.9	13.99	12.06	13.76	1.40	NA	NA	NA	NA	NA	NA	83.42
RVSB	Riverview Bancorp, Inc.	WA	5.53	22,508	124.5	5.75	4.15	5.24	5.53	14.73	17.91	0.29	0.30	4.93	3.79	43.72
SVBI	Severn Bancorp, Inc.	MD	6.50	12,577	81.8	6.85	4.99	6.40	1.56	18.40	13.04	1.14	NA	6.90	6.87	61.84
SIFI	SI Financial Group, Inc.	CT	14.10	12,210	172.2	14.47	12.30	12.80	10.16	6.42	3.30	0.53	NA	13.08	11.64	125.97
SBCP	Sunshine Bancorp, Inc.	FL	14.78	5,262	77.8	15.25	13.55	14.66	0.80	4.81	-2.78	-0.35	-0.34	NA	NA	107.19
TBNK	Territorial Bancorp Inc.	HI	30.41	9,764	296.9	30.45	24.87	27.83	9.27	7.46	9.63	1.69	1.66	23.39	23.39	189.33
TSBK	Timberland Bancorp, Inc.	WA	17.22	6,944	119.6	17.23	11.43	16.58	3.86	32.87	38.76	1.43	1.42	13.95	13.13	128.37
TRST	TrustCo Bank Corp NY	NY	8.30	95,705	794.4	8.30	5.17	6.80	22.06	29.69	35.18	0.44	0.43	4.56	4.55	50.29
UCBA	United Community Bancorp	IN	15.75	4,198	66.1	16.92	12.95	15.75	0.00	6.42	5.07	0.86	0.80	16.83	NA	125.78
UCFC	United Community Financial Corp.	OH	8.34	46,550	388.2	8.40	5.10	7.14	16.81	48.93	41.36	0.38	0.37	5.51	5.48	46.41
UBNK	United Financial Bancorp, Inc.	CT	16.45	50,512	830.9	16.48	10.28	14.45	13.84	21.67	27.72	0.90	1.02	13.00	10.60	129.57
WSBF	Waterstone Financial, Inc.	WI	17.60	29,386	517.2	17.80	13.30	16.70	5.39	30.66	24.82	0.81	0.81	13.94	13.92	61.08
WAYN	Wayne Savings Bancshares, Inc.	OH	14.40	2,782	40.1	15.03	11.90	14.25	1.04	16.33	9.00	0.92	0.92	14.88	14.27	160.25
WCFB	WCF Bancorp, Inc.	IA	8.50	2,563	21.8	10.97	8.15	8.52	-0.24	-4.86	-6.15	0.09	NA	5.67	5.64	53.84
WEBK	Wellesley Bancorp, Inc.	MA	24.50	2,459	60.2	24.80	18.05	23.85	2.73	31.93	28.95	1.33	1.32	22.52	22.52	271.01
WBB	Westbury Bancorp, Inc.	WI	19.91	4,098	81.6	20.26	17.51	19.90	0.05	11.85	10.61	0.93	0.83	19.43	19.43	171.45

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of November 11, 2016

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
WNEB	Western New England Bancorp, Inc.	MA	8.30	30,250	251.1	8.85	7.30	7.85	5.73	3.88	-1.19	0.25	0.30	7.92	7.92	45.55
WBKC	Wolverine Bancorp, Inc.	MI	26.30	2,119	55.7	27.73	25.26	26.30	0.00	2.33	-1.28	1.89	1.89	29.23	29.23	178.77
WSFS	WSFS Financial Corporation	DE	40.00	31,324	1,253.0	40.00	26.40	35.15	13.80	20.85	23.61	1.97	2.50	22.08	16.59	211.58

MHCs
WVFC	WVS Financial Corp.	PA	12.60	2,008	25.3	12.90	10.73	12.60	0.00	5.00	2.44	0.74	NA	16.44	16.44	166.85
GCBC	Greene County Bancorp, Inc. (MHC)	NY	21.75	8,493	184.7	21.75	14.27	17.35	25.36	50.00	36.15	1.10	1.10	9.00	9.00	105.16
HONE	HarborOne Bancorp, Inc. (MHC)	MA	18.05	32,121	579.8	18.12	12.53	16.91	6.74	NA	NA	NA	NA	10.21	9.79	73.07
KFFB	Kentucky First Federal Bancorp (MHC)	KY	8.26	8,440	69.7	10.21	8.00	8.10	1.98	-12.44	-11.56	0.16	NA	8.00	6.28	34.97
LSBK	Lake Shore Bancorp, Inc. (MHC)	NY	14.23	6,098	86.8	15.10	12.97	14.01	1.58	6.19	6.19	0.71	0.51	12.68	12.68	78.46
MGYR	Magyar Bancorp, Inc. (MHC)	NJ	10.35	5,821	60.2	11.00	9.51	10.58	-2.17	2.99	3.40	0.19	NA	8.20	8.20	100.40
OFED	Oconee Federal Financial Corp. (MHC)	SC	20.90	5,803	121.3	24.25	16.50	23.21	-9.95	10.58	12.06	0.90	0.90	14.63	14.06	83.68
PVBC	Provident Bancorp, Inc. (MHC)	MA	17.55	9,499	166.7	17.65	12.35	16.10	9.01	42.34	35.10	NA	NA	11.41	11.41	80.87

Under Acquisition
TFSL	TFS Financial Corporation (MHC)	OH	18.38	284,219	5,223.9	19.42	15.58	17.36	5.88	-1.08	-2.39	0.28	NA	5.84	5.81	45.44
AF	Astoria Financial Corporation	NY	15.46	101,329	1,566.5	16.65	13.92	14.15	9.26	-2.83	-2.46	0.64	0.67	15.57	13.74	146.20
EVER	EverBank Financial Corp	FL	19.33	125,445	2,424.8	19.47	12.32	19.25	0.42	10.21	20.96	0.96	NA	13.92	13.53	228.81
GTWN	Georgetown Bancorp, Inc.	MA	25.50	1,841	46.9	26.00	18.25	25.50	-0.01	36.29	34.78	0.43	0.46	17.62	17.62	171.09

(1) Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3) EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6) Annualized based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing 12 month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of November 11, 2016

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
ANCB	Anchor Bancorp	WA	14.63	14.63	0.17	1.14	0.17	1.14	NA	39.88	NM	95.25	13.94	95.25	83.62	NA	NA	NM
ASBB	ASB Bancorp, Inc.	NC	11.46	11.46	0.70	5.91	0.57	4.87	1.31	114.00	18.27	111.33	12.76	111.33	22.15	NA	NA	NM
ACFC	Atlantic Coast Financial Corporation	FL	9.19	9.19	0.59	6.10	0.48	4.97	NA	NA	20.06	119.21	10.96	119.21	24.69	0.00	0.00	NM
BCTF	Bancorp 34, Inc.	NM	10.61	10.51	0.26	2.38	0.28	2.54	0.54	160.43	58.70	139.12	14.77	140.60	56.13	0.59	0.00	NM
BKMU	Bank Mutual Corporation	WI	10.89	10.89	0.65	5.85	0.66	5.95	0.54	164.11	22.70	132.81	14.46	132.81	22.31	0.22	2.62	58.11
BFIN	BankFinancial Corporation	IL	13.22	13.17	0.49	3.50	0.51	3.65	0.55	203.32	35.58	127.93	16.92	128.50	34.14	0.24	1.78	55.26
BYBK	Bay Bancorp, Inc.	MD	13.62	13.22	0.35	2.51	0.39	2.76	1.38	42.51	35.82	92.71	12.63	95.94	32.66	0.00	0.00	NM
BNCL	Beneficial Bancorp, Inc.	PA	18.34	15.70	0.44	2.13	0.56	2.73	NA	NA	51.94	120.04	22.01	144.69	40.10	0.24	1.49	38.71
BHBK	Blue Hills Bancorp, Inc.	MA	16.84	16.45	0.33	1.78	0.32	1.73	0.35	221.90	60.36	117.08	19.72	120.43	62.06	0.12	0.71	35.71
BOFI	BofI Holding, Inc.	CA	9.19	9.19	1.70	18.81	1.68	18.63	0.56	89.01	11.83	199.58	18.22	199.58	11.95	NA	NA	NM
BYFC	Broadway Financial Corporation	CA	11.50	11.50	1.73	15.02	1.71	14.81	NA	NA	6.96	97.90	11.25	97.90	7.06	0.04	0.00	NM
BLMT	BSB Bancorp, Inc.	MA	7.56	7.56	0.57	7.15	NA	NA	0.41	152.33	21.85	150.91	11.41	150.91	NA	NA	NA	NM
CFFN	Capitol Federal Financial, Inc.	KS	15.03	15.03	0.74	5.95	NA	NA	0.60	16.33	25.51	158.61	23.84	158.61	NA	0.34	2.12	139.68
CARV	Carver Bancorp, Inc.	NY	7.88	7.88	-0.05	-0.64	-0.16	-2.11	3.15	24.79	NM	149.88	2.27	149.88	NM	0.00	0.00	NM
CFBK	Central Federal Corporation	OH	10.64	10.64	1.30	12.22	1.30	12.22	1.66	109.07	7.50	87.53	6.79	87.53	7.50	0.00	0.00	NM
CHFN	Charter Financial Corporation	GA	14.08	12.10	0.98	5.90	1.07	6.43	0.76	124.65	17.54	102.55	14.44	122.03	16.09	0.22	1.59	25.95
CSBK	Clifton Bancorp Inc.	NJ	23.08	23.08	0.36	1.40	0.36	1.38	NA	NA	NM	123.86	28.59	123.86	86.49	0.24	1.48	126.32
CWAY	Coastway Bancorp, Inc.	RI	10.95	10.95	0.59	4.83	0.59	4.83	2.20	18.19	17.11	87.10	9.54	87.10	17.11	NA	NA	NM
DCOM	Dime Community Bancshares, Inc.	NY	9.54	8.67	1.57	15.89	0.73	7.42	0.24	158.94	8.27	126.43	12.06	140.51	17.73	0.56	2.99	24.78
ESBK	Elmira Savings Bank	NY	9.83	7.83	0.77	7.81	0.75	7.67	NA	NA	15.85	118.90	9.82	162.48	16.29	0.92	4.61	73.02
ENFC	Entegra Financial Corp.	NC	11.34	11.12	0.54	4.45	0.62	5.05	1.78	53.29	20.27	87.26	9.90	89.25	17.89	NA	NA	NM
EQFN	Equitable Financial Corp.	NE	15.92	15.92	0.46	3.00	0.47	3.08	NA	NA	28.06	83.40	13.28	83.40	27.32	NA	NA	NM
ESSA	ESSA Bancorp, Inc.	PA	9.95	9.11	0.45	4.40	0.44	4.31	NA	NA	19.64	92.65	9.22	102.08	20.07	0.36	2.51	49.32
FCAP	First Capital, Inc.	IN	NA	NA	0.89	NA	0.93	8.77	1.34	58.50	16.42	134.35	NA	149.30	15.58	0.84	2.68	43.98
FBNK	First Connecticut Bancorp, Inc.	CT	9.03	9.03	0.49	5.34	0.48	5.22	1.01	73.97	23.43	128.92	11.64	128.92	23.97	0.32	1.53	31.46
FDEF	First Defiance Financial Corp.	OH	11.92	9.59	1.19	9.93	1.20	10.00	1.14	94.92	14.22	134.64	16.05	171.85	14.12	0.88	2.01	28.57
FNWB	First Northwest Bancorp	WA	18.05	18.05	0.34	1.79	0.32	1.67	0.83	89.70	49.14	97.63	17.62	97.63	52.96	NA	NA	NM
FBC	Flagstar Bancorp, Inc.	MI	9.01	9.01	1.30	11.55	NA	NA	0.92	123.28	10.98	125.65	11.32	125.65	NA	0.00	0.00	NM
FSBW	FS Bancorp, Inc.	WA	9.61	9.16	1.32	13.33	1.41	14.26	0.08	NM	9.21	118.61	11.40	125.16	8.62	0.40	1.30	11.04
FSBC	FSB Bancorp, Inc.	NY	12.11	12.11	0.22	2.48	NA	NA	NA	NA	46.00	83.87	10.16	83.87	NA	NA	NA	NM
HBK	Hamilton Bancorp, Inc.	MD	11.95	10.32	-0.01	-0.04	0.12	0.88	NA	NA	NM	74.84	8.94	88.31	74.03	NA	NA	NM
HIFS	Hingham Institution for Savings	MA	7.86	7.86	1.21	15.48	1.20	15.32	0.28	193.31	15.45	222.25	17.48	222.25	15.60	1.28	0.80	14.60
HMNF	HMN Financial, Inc.	MN	10.91	10.75	0.89	8.02	0.90	8.10	1.04	162.38	12.59	92.13	10.05	93.73	12.47	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	11.29	11.29	0.92	7.63	0.92	7.63	0.24	331.61	13.33	106.94	12.07	106.94	13.33	0.36	1.50	18.89
IROQ	IF Bancorp, Inc.	IL	14.23	14.23	0.70	4.93	0.64	4.46	0.82	118.60	17.30	88.43	12.59	88.43	19.08	0.16	0.86	14.81
ISBC	Investors Bancorp, Inc.	NJ	13.82	13.49	0.83	5.44	0.83	5.44	0.49	210.34	23.47	135.67	18.75	139.60	23.48	0.32	2.35	44.83
JXSB	Jacksonville Bancorp, Inc.	IL	14.60	13.89	0.99	6.53	0.92	6.05	1.33	71.34	17.21	109.00	15.91	115.53	18.58	0.40	1.37	81.18
KRNY	Kearny Financial Corp.	NJ	24.75	22.89	0.39	1.51	0.39	1.52	NA	NA	NM	116.96	28.95	129.57	76.92	0.08	0.54	42.11
MLVF	Malvern Bancorp, Inc.	PA	11.52	11.52	1.59	14.05	1.54	13.62	0.45	148.63	9.89	127.61	14.70	127.61	10.21	0.11	0.00	NM
MELR	Melrose Bancorp, Inc.	MA	16.23	16.23	0.42	2.26	0.29	1.55	0.00	NM	39.63	97.84	15.88	97.84	58.01	NA	NA	NM
EBSB	Meridian Bancorp, Inc.	MA	14.31	14.03	0.80	5.05	0.79	5.02	0.69	134.22	29.91	150.69	21.56	154.23	30.13	0.12	0.72	21.43
CASH	Meta Financial Group, Inc.	SD	8.36	NA	1.10	10.79	1.31	12.79	NA	NA	21.44	213.87	17.88	269.68	18.08	0.52	0.62	13.27
MSBF	MSB Financial Corp.	NJ	16.74	16.74	0.18	0.90	0.26	1.34	NA	NA	NM	108.60	18.18	108.60	115.00	0.00	0.00	NM
NYCB	New York Community Bancorp, Inc.	NY	12.31	7.77	-0.05	-0.39	1.16	9.56	0.12	380.89	NM	121.56	14.97	202.62	12.72	0.68	4.47	NM
NFBK	Northfield Bancorp, Inc.	NJ	16.40	15.50	0.66	3.93	0.74	4.41	0.83	77.25	35.04	141.93	23.27	151.78	31.32	0.32	1.76	59.62
NWBI	Northwest Bancshares, Inc.	PA	11.97	8.76	0.46	3.57	0.88	6.79	1.24	54.76	42.95	153.37	18.36	217.17	22.56	0.60	3.41	146.34
OCFC	OceanFirst Financial Corp.	NJ	10.05	8.50	0.69	6.95	0.91	9.22	1.25	36.40	21.22	140.70	14.14	169.19	16.16	0.60	2.64	50.47
ORIT	Oritani Financial Corp.	NJ	14.22	14.22	1.37	9.19	1.07	7.19	0.30	273.73	15.36	144.02	20.48	144.02	19.69	0.70	4.07	107.14
OTTW	Ottawa Bancorp, Inc.	IL	14.56	14.14	0.62	4.35	0.65	4.59	2.73	40.92	29.62	127.73	18.59	132.15	28.04	0.00	0.00	NM
PBHC	Pathfinder Bancorp, Inc.	NY	NA	NA	0.47	NA	0.43	4.41	NA	NA	16.96	92.01	NA	100.06	18.95	0.20	1.62	27.40
PBBI	PB Bancorp, Inc.	CT	16.93	15.77	0.18	1.36	0.20	1.44	1.76	33.05	NM	84.23	14.26	91.68	71.43	0.12	1.32	91.67
PBSK	Poage Bankshares, Inc.	KY	15.84	15.38	0.48	2.91	0.54	3.31	1.24	55.05	37.32	111.48	17.66	115.47	32.72	0.32	1.53	50.00
PROV	Provident Financial Holdings, Inc.	CA	10.72	10.72	0.56	4.88	0.57	4.93	1.09	87.14	25.06	120.07	12.87	120.07	24.81	0.52	2.59	62.50
PFS	Provident Financial Services, Inc.	NJ	13.25	NA	0.96	7.12	0.95	7.10	0.76	99.95	18.91	137.44	18.21	211.48	18.58	0.72	2.78	51.82
PBIP	Prudential Bancorp, Inc.	PA	20.33	20.33	0.34	1.50	0.31	1.39	3.33	17.87	67.27	105.31	21.41	105.31	71.68	0.12	0.81	54.55
RNDB	Randolph Bancorp, Inc.	MA	17.54	17.54	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
RVSB	Riverview Bancorp, Inc.	WA	11.28	8.91	0.71	5.94	0.72	6.11	1.48	71.92	19.07	112.15	12.65	145.72	18.69	0.08	1.45	26.72
SVBI	Severn Bancorp, Inc.	MD	11.16	11.12	2.00	17.36	2.00	17.36	4.11	29.33	5.70	94.20	10.51	94.57	NA	0.00	0.00	NM
SIFI	SI Financial Group, Inc.	CT	10.39	9.35	0.42	3.98	NA	NA	1.13	72.00	26.60	107.77	11.20	121.15	NA	0.16	1.13	30.19
SBCP	Sunshine Bancorp, Inc.	FL	12.89	11.32	-0.26	-1.85	-0.29	-2.04	NA	NA	NM	107.62	NA	124.99	NM	NA	NA	NM
TBNK	Territorial Bancorp Inc.	HI	12.36	12.36	0.85	7.00	0.84	6.86	0.38	39.11	17.99	129.99	16.06	129.99	18.35	0.72	2.37	48.52
TSBK	Timberland Bancorp, Inc.	WA	10.86	10.29	1.19	11.00	1.19	10.93	1.72	93.56	12.04	123.48	13.41	131.13	12.11	0.36	2.09	23.78
TRST	TrustCo Bank Corp NY	NY	9.05	9.04	0.88	9.92	0.87	9.82	0.88	117.51	18.91	182.18	16.49	182.41	19.10	0.26	3.16	59.79
UCBA	United Community Bancorp	IN	13.38	NA	0.68	5.15	0.62	4.72	NA	NA	18.31	93.56	12.52	97.78	19.62	0.24	1.52	27.91
UCFC	United Community Financial Corp.	OH	11.87	11.81	0.89	7.33	0.87	7.11	1.96	44.97	21.95	151.39	17.97	152.31	22.65	0.12	1.44	28.95
UBNK	United Financial Bancorp, Inc.	CT	10.03	8.32	0.72	7.12	0.82	8.08	0.84	78.87	18.28	126.50	12.68	155.26	16.10	0.48	2.92	53.33
WSBF	Waterstone Financial, Inc.	WI	22.82	22.79	1.26	5.59	1.26	5.59	NA	90.49	21.73	126.28	28.81	126.47	21.73	0.32	1.82	32.10
WAYN	Wayne Savings Bancshares, Inc.	OH	9.29	8.94	0.57	6.20	0.57	6.20	NA	NA	15.65	96.75	8.99	100.94	15.65	0.36	2.50	39.13
WCFB	WCF Bancorp, Inc.	IA	10.06	10.01	NA	NA	NA	NA	NA	115.18	NM	150.02	15.09	150.79	NA	0.20	2.35	187.36
WEBK	Wellesley Bancorp, Inc.	MA	8.31	8.31	0.50	5.81	0.50	5.79	NA	NA	18.42	108.78	9.04	108.78	18.49	0.16	0.65	10.53
WBB	Westbury Bancorp, Inc.	WI	11.33	11.33	0.51	4.46	0.46	3.99	NA	NA	21.41	102.47	11.61	102.47	23.90	NA	NA	NM

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of November 11, 2016

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
WNEB	Western New England Bancorp, Inc.	MA	10.54	10.54	0.33	3.11	0.39	3.71	NA	NA	33.20	104.77	11.04	104.77	27.84	0.12	1.45	48.00
WBKC	Wolverine Bancorp, Inc.	MI	16.55	16.55	1.02	6.27	1.02	6.27	1.95	136.57	13.92	89.98	14.89	89.98	13.92	NA	NA	52.91
WSFS	WSFS Financial Corporation	DE	10.44	8.05	1.04	9.85	1.33	12.50	0.61	104.48	20.30	181.12	18.91	241.13	16.03	0.28	0.70	12.69

MHCs
WVFC	WVS Financial Corp.	PA	9.85	9.85	0.42	4.32	NA	NA	NA	NA	17.03	76.65	7.55	76.65	NA	0.16	1.27	27.03
GCBC	Greene County Bancorp, Inc. (MHC)	NY	8.56	8.56	1.12	12.84	1.12	12.84	0.61	193.63	19.77	241.59	20.67	241.59	19.77	0.38	1.75	34.09
HONE	HarborOne Bancorp, Inc. (MHC)	MA	13.97	13.47	0.20	1.99	0.34	3.29	NA	NA	NA	176.81	24.70	184.46	NA	NA	NA	NA
KFFB	Kentucky First Federal Bancorp (MHC)	KY	22.87	18.88	0.43	1.86	NA	NA	NA	NA	51.63	103.30	23.62	131.59	NA	0.40	4.84	250.00
LSBK	Lake Shore Bancorp, Inc. (MHC)	NY	16.16	16.16	0.88	5.56	0.64	4.03	1.38	36.15	20.04	112.21	18.14	112.21	27.64	0.28	1.97	39.44
MGYR	Magyar Bancorp, Inc. (MHC)	NJ	8.17	8.17	0.19	2.32	NA	NA	NA	NA	54.47	126.23	10.31	126.23	NA	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	SC	17.59	17.02	1.09	6.31	1.09	6.32	1.05	24.54	23.22	142.87	25.12	148.68	23.22	0.40	1.91	44.44
PVBC	Provident Bancorp, Inc. (MHC)	MA	14.10	14.10	0.82	5.72	0.78	5.43	NA	NA	NA	153.87	21.70	153.87	NA	NA	NA	NA

Under Acquisition
TFSL	TFS Financial Corporation (MHC)	OH	12.86	12.79	0.65	4.73	NA	NA	1.58	31.38	65.64	314.61	40.45	316.46	NA	0.50	2.72	151.79
AF	Astoria Financial Corporation	NY	11.53	10.41	0.49	4.41	0.51	4.56	1.69	37.20	24.16	99.28	10.67	112.48	23.24	0.16	1.03	25.00
EVER	EverBank Financial Corp	FL	6.60	6.45	0.49	7.07	NA	NA	0.74	45.16	20.14	138.91	8.49	142.84	NA	0.24	1.24	25.00
GTWN	Georgetown Bancorp, Inc.	MA	10.30	10.30	0.25	2.39	0.27	2.55	NA	NA	59.30	144.71	14.90	144.71	55.63	0.20	0.78	45.93

(1) Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3) EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4) Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6) Annualized based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing 12 month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	SNL Thrift Index	SNL Bank Index

2004:	Quarter 1	10357.7	1126.2	1994.2	1585.3	562.20
	Quarter 2	10435.5	1140.8	2047.8	1437.8	546.62
	Quarter 3	10080.3	1114.6	1896.8	1495.1	556.00
	Quarter 4	10783.0	1211.9	2175.4	1605.6	595.10

2005:	Quarter 1	10503.8	1180.6	1999.2	1516.6	551.00
	Quarter 2	10275.0	1191.3	2057.0	1577.1	563.27
	Quarter 3	10568.7	1228.8	2151.7	1527.2	546.30
	Quarter 4	10717.5	1248.3	2205.3	1616.4	582.80

2006:	Quarter 1	11109.3	1294.8	2339.8	1661.1	595.50
	Quarter 2	11150.2	1270.2	2172.1	1717.9	601.14
	Quarter 3	11679.1	1335.9	2258.4	1727.1	634.00
	Quarter 4	12463.2	1418.3	2415.3	1829.3	658.60

2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1

2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4

2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8

2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5

2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
As of Nov. 11, 2016		18847.7	2164.5	5237.4	897.5	479.1

(1) End of period data.

EXHIBIT IV-3

Stock Indices as of November 11, 2016

SNL DataCenter : Indexes - Historical	Page 1 of 5

Historical Values

Industry:      Savings Bank/Thrift/Mutual

Geography: All

					Change (%)					Price /
	Close	Last Update	1 Day	1 Week	MTD	QTD	YTD	1 Year	3 Years	Earnings (x)
SNL Custom** Indexes
SNL Banking Indexes
SNL U.S. Bank and Thrift	459.85	11/11/2016	0.99	13.25	11.29	15.59	11.04	6.74	29.07	15.2
SNL U.S. Thrift	897.55	11/11/2016	2.47	9.61	7.74	8.51	10.94	10.20	32.73	29.7
SNL TARP Participants	84.48	11/11/2016	0.07	17.99	14.28	12.96	61.56	33.99	11.96	15.0
S&P 500 Bank	254.79	11/11/2016	0.40	13.25	11.24	16.48	8.78	5.32	28.71	NA
NASDAQ Bank	3,422.39	11/11/2016	2.94	14.73	12.49	14.08	19.95	13.85	38.76	NA
MSCI Europe Banks (USD)	48.62	11/11/2016	(0.78)	3.74	1.68	7.84	(10.67)	(15.38)	(31.07)	NA
EURO STOXX Banks	106.74	11/11/2016	(0.85)	6.21	2.24	15.34	(16.52)	(23.50)	(22.62)	NA
SNL European Bank	46.40	11/11/2016	(0.22)	6.39	2.54	9.74	(6.06)	(11.19)	(16.87)	12.4
SNL European Savings Bank & Mutuals	66.16	11/11/2016	(0.14)	2.40	(0.18)	2.37	(1.87)	(4.33)	0.87	13.4
SNL Asia-Pacific Bank	92.90	11/11/2016	(0.01)	1.03	(0.46)	(0.11)	10.39	10.33	(0.27)	12.2
SNL Asia-Pacific ex-Japan Bank	90.66	11/11/2016	(0.60)	0.44	(1.00)	(1.23)	5.80	7.09	(8.87)	12.7
CSI 300 Banks	5,393.28	11/14/2016	0.18	0.90	1.14	1.97	(3.62)	(0.50)	51.58	NA
CSI China Mainland Banks	5,579.36	11/14/2016	0.18	0.90	1.14	1.97	(3.62)	(0.43)	52.36	NA
TPX Bank Index	166.44	11/14/2016	1.71	9.21	6.78	15.21	(19.57)	(24.78)	(9.56)	NA
KRX Banks Index	256.98	11/14/2016	(3.72)	(0.47)	(1.42)	8.25	20.77	10.02	16.48	NA
SET Banking Index	469.29	11/14/2016	(1.62)	(1.73)	(1.85)	(4.38)	10.65	0.93	(12.24)	NA
SNL Latin America Bank	119.05	11/11/2016	4.19	10.58	12.24	20.52	13.28	15.28	16.06	25.3
SNL Asset Size Indexes
SNL U.S. Thrift < $250M	1,032.23	11/11/2016	(0.41)	1.08	0.22	(7.23)	(4.59)	1.19	19.21	28.6
SNL U.S. Thrift $250M-$500M	5,432.36	11/11/2016	0.98	0.76	0.25	1.64	7.38	8.92	39.67	29.1
SNL U.S. Thrift < $500M	1,844.82	11/11/2016	0.87	0.79	0.25	1.04	6.76	8.58	38.91	29.0
SNL U.S. Thrift $500M-$1B	2,513.65	11/11/2016	1.48	3.96	4.06	5.95	11.39	14.43	51.89	20.7
SNL U.S. Thrift $1B-$5B	3,269.45	11/11/2016	3.15	10.08	8.96	11.43	19.73	19.85	55.31	25.3
SNL U.S. Thrift $5B-$10B	987.61	11/11/2016	3.46	14.51	13.25	12.19	23.14	18.16	22.39	26.2
SNL U.S. Thrift > $10B	165.46	11/11/2016	1.81	8.11	5.33	5.94	1.67	1.23	19.84	36.3
SNL Market Cap Indexes
SNL Micro Cap U.S. Thrift	929.13	11/11/2016	1.19	3.17	2.83	4.47	6.15	8.54	39.85	22.7
SNL Micro Cap U.S. Bank & Thrift	613.14	11/11/2016	0.91	3.13	2.77	3.27	8.34	10.39	35.71	16.6
SNL Small Cap U.S. Thrift	719.97	11/11/2016	3.64	11.34	10.17	12.58	22.27	21.05	50.56	23.3
SNL Small Cap U.S. Bank & Thrift	599.05	11/11/2016	3.48	12.39	10.85	11.05	20.43	16.20	44.12	19.6
SNL Mid Cap U.S. Thrift	350.70	11/11/2016	2.14	10.76	8.97	9.02	16.57	12.95	33.73	24.4
SNL Mid Cap U.S. Bank & Thrift	389.75	11/11/2016	3.02	15.36	12.99	13.83	20.56	11.87	34.20	20.1
SNL Large Cap U.S. Thrift	157.12	11/11/2016	2.26	8.38	4.08	4.65	(7.03)	(5.56)	6.21	65.6
SNL Large Cap U.S. Bank & Thrift	296.62	11/11/2016	0.55	13.00	11.08	16.23	9.04	5.26	27.25	14.3
SNL Micro Cap European Bank	12.98	11/11/2016	0.21	1.05	(0.22)	4.98	(9.63)	(20.22)	(41.16)	10.0
SNL Small Cap European Bank	17.89	11/11/2016	0.20	2.40	0.09	3.68	(21.69)	(15.49)	(35.05)	12.1
SNL Mid Cap European Bank	21.73	11/11/2016	0.08	2.77	(0.10)	3.21	(18.50)	(21.16)	(34.73)	14.0
SNL Large Cap European Bank	79.79	11/11/2016	(0.27)	7.02	2.97	10.82	(13.38)	(18.94)	(19.77)	12.2

SNL DataCenter : Indexes - Historical	Page 2 of 5

SNL Micro Cap Asia-Pacific Bank	39.26	11/11/2016	(0.34)	(1.48)	(0.21)	(1.59)	(3.94)	(2.48)	(4.57)	12.8
SNL Small Cap Asia-Pacific Bank	36.14	11/11/2016	(1.10)	(0.18)	(1.68)	0.64	(9.86)	(11.40)	(16.18)	11.1
SNL Mid Cap Asia-Pacific Bank	49.58	11/14/2016	0.58	(1.03)	(2.79)	(2.23)	(0.37)	(3.16)	(5.34)	13.2
SNL Large Cap Asia-Pacific Bank	94.90	11/14/2016	(0.25)	0.47	(0.22)	0.04	(0.76)	(0.63)	(5.08)	12.1
SNL Micro Cap Latin America Bank	62.68	11/11/2016	(2.09)	(5.69)	(7.05)	(8.88)	17.56	(2.16)	(47.42)	10.2
SNL Small Cap Latin America Bank	44.13	11/11/2016	(2.39)	(7.69)	(9.08)	(5.01)	(7.27)	(12.76)	(32.68)	6.6
SNL Mid Cap Latin America Bank	91.95	11/11/2016	(2.04)	(3.61)	(2.32)	(1.38)	14.17	(3.65)	12.76	12.9
SNL Large Cap Latin America Bank	125.18	11/11/2016	5.45	13.73	15.58	25.81	10.94	17.57	21.10	28.1
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Thrift	3,390.47	11/11/2016	2.91	11.42	9.15	10.37	7.98	7.59	23.29	26.5
SNL Midwest U.S. Thrift	3,236.29	11/11/2016	1.94	8.05	5.66	6.92	12.66	13.47	53.56	39.4
SNL New England U.S. Thrift	2,744.39	11/11/2016	2.96	8.63	8.18	12.40	21.99	20.54	44.25	28.3
SNL Southeast U.S. Thrift	389.36	11/11/2016	0.29	0.53	0.55	0.22	16.71	9.14	29.07	20.0
SNL Southwest U.S. Thrift	734.70	11/11/2016	(0.75)	(0.15)	(0.29)	6.73	7.14	7.52	44.43	34.8
SNL Western U.S. Thrift	120.26	11/11/2016	2.69	14.05	13.55	2.27	10.12	7.48	40.18	16.5
SNL Western European Bank	38.58	11/11/2016	(0.10)	7.01	3.07	10.90	(14.17)	(19.63)	(24.80)	12.5
SNL Eastern European Bank	116.21	11/11/2016	(1.22)	1.62	(1.60)	1.05	43.48	47.71	23.32	11.7
SNL UK & Ireland Bank	25.67	11/11/2016	0.16	8.00	4.91	8.00	(17.35)	(25.47)	(39.49)	13.4
SNL France & Benelux Bank	52.80	11/11/2016	(0.52)	8.24	5.68	17.26	(0.28)	(6.79)	9.19	9.5
SNL German, Swiss, Austrian Bank	34.18	11/11/2016	1.33	11.99	5.88	12.49	(20.52)	(21.78)	(29.49)	16.8
SNL Nordic Bank	117.18	11/11/2016	0.24	4.63	0.49	6.69	3.92	2.05	16.89	13.1
SNL Mediterranean/Southern European Bank	19.95	11/11/2016	(1.29)	3.03	(1.69)	11.12	(26.07)	(31.62)	(39.31)	12.4
SNL North Asia Bank	85.76	11/14/2016	(0.27)	(0.43)	(0.40)	(0.68)	(0.93)	(3.17)	2.11	8.7
SNL China Bank	79.18	11/14/2016	(0.54)	(0.90)	(0.45)	0.11	(0.37)	0.00	14.53	6.2
SNL Japan Bank	51.72	11/14/2016	2.09	8.46	6.09	14.05	(19.65)	(24.29)	(9.41)	10.6
SNL Southeast Asia Bank	124.22	11/14/2016	(1.59)	(4.21)	(5.28)	(7.17)	2.72	1.70	(15.00)	12.8
SNL South Asia Bank	85.09	11/11/2016	(3.51)	(0.17)	(3.10)	(2.12)	12.92	15.04	43.06	28.4
SNL Australia & NZ Bank	103.16	11/14/2016	(0.70)	3.97	1.79	3.03	(7.05)	1.53	(5.64)	14.3
SNL Central America Bank	110.29	11/11/2016	(3.26)	(17.35)	(21.36)	(15.69)	(21.57)	(25.32)	(33.83)	15.8
SNL Mexico Bank	117.56	11/11/2016	(3.40)	(17.86)	(21.93)	(16.10)	(22.19)	(25.91)	(34.54)	15.9
SNL Caribbean Bank	108.76	11/11/2016	0.16	(0.95)	0.04	(1.46)	(11.23)	(16.78)	(21.97)	14.6
SNL Southern Cone Bank	136.73	11/11/2016	(1.95)	(3.44)	(5.61)	(0.93)	14.01	(4.37)	7.53	13.6
SNL Andean Bank	278.13	11/11/2016	10.58	33.62	46.47	48.13	5.41	22.99	97.78	34.8
SNL Brazil Bank	48.49	11/11/2016	(4.96)	(13.10)	(19.14)	(2.63)	70.11	38.09	(31.30)	9.5
SNL Stock Exchange Indexes
SNL U.S. Thrift NYSE	142.88	11/11/2016	1.96	8.87	5.53	6.58	3.67	2.88	8.72	18.7
SNL U.S. Thrift NASDAQ	2,639.35	11/11/2016	2.70	9.93	8.72	9.36	14.30	13.59	43.69	32.3
SNL U.S. Thrift Pink	276.37	11/11/2016	0.01	0.54	(0.24)	3.14	7.70	9.47	43.50	16.3
SNL Other Indexes
SNL U.S. Thrift MHCs	6,191.32	11/11/2016	2.26	5.97	3.70	4.66	1.66	3.02	56.05	62.2
Broad Market Indexes
DJIA	18,847.66	11/11/2016	0.21	5.36	3.89	2.95	8.16	6.47	19.42	NA
S&P 500	2,164.45	11/11/2016	(0.14)	3.80	1.80	(0.18)	5.90	4.31	22.15	NA
S&P Mid-Cap	1,562.99	11/11/2016	0.99	5.69	3.55	0.69	11.76	7.86	21.03	NA
S&P Small-Cap	781.84	11/11/2016	2.56	10.56	8.20	3.29	16.39	12.66	23.48	NA
S&P 500 Financials	359.43	11/11/2016	0.39	11.33	9.67	12.04	11.72	9.10	28.01	NA
SNL U.S. Financial Institutions	780.30	11/11/2016	0.70	11.11	9.37	10.95	10.06	6.41	25.44	16.5
MSCI US IMI Financials	1,338.45	11/11/2016	0.69	11.17	9.43	11.28	12.98	10.22	27.92	NA
NASDAQ	5,237.11	11/11/2016	0.54	3.78	0.92	(1.41)	4.59	3.36	33.61	NA
NASDAQ Finl	3,686.09	11/11/2016	1.11	9.97	7.83	6.22	13.72	9.09	25.54	NA
NYSE	10,652.25	11/11/2016	(0.29)	3.53	1.63	(0.65)	5.02	2.43	6.07	NA
Russell 1000	1,199.16	11/11/2016	(0.07)	3.85	1.86	(0.26)	5.94	4.18	21.54	NA

SNL DataCenter : Indexes - Historical	Page 5 of 5

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

Mid-Atlantic: DE, DC, MD, NJ, NY, PA, PR	Midwest: IA, IN, IL, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI

New England: CT, ME, MA, NH, RI, VT	Southeast: AL, AR, FL, GA, MS, NC, SC, TN, VA, WV

Southwest: CO, LA, NM, OK, TX, UT	West: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

Copyright © 2016, S&P Global Market Intelligence

Usage of this product is governed by the License Agreement.

S&P Global Market Intelligence, 55 Water Street, New York, NY 10041

EXHIBIT IV-4

Market Area Acquisition Activity

Exhibit IV-4

New York Thrift Acquisitions 2013-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total			LTM	LTM	NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Short Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
10/29/2015	Def. Agrmt	New York Community Bancorp	NY	Astoria Financial Corporation	NY	15,099,204	10.91	9.80	0.60	5.78	1.68	44.04	1,944.2	19.290	128.13	145.93	22.96	12.88	7.27
02/24/2015	12/04/2015	Community Bank System Inc.	NY	Oneida Financial Corp.	NY	798,169	12.01	9.01	0.66	5.44	0.17	326.98	142.1	19.986	146.60	202.07	27.38	17.80	11.58
09/25/2014	04/28/2015	Putnam County SB	NY	CMS Bancorp, Inc.	NY	273,045	8.72	8.72	0.25	2.91	NA	NA	25.4	13.250	110.58	110.58	40.15	9.29	1.72
01/30/2014	06/30/2014	Kearny Financial Corp. (MHC)	NJ	Atlas Bank	NY	110,480	13.68	13.68	-0.93	-6.18	0.60	109.79	NA	NA	NA	NA	NA	NA	NA

				Average:		4,070,225	11.33	10.30	0.15	1.99	0.82	160.27			128.44	152.86	30.16	13.32	6.86
				Median:		535,607	11.46	9.41	0.43	4.18	0.60	109.79			128.13	145.93	27.38	12.88	7.27

EXHIBIT IV-5

PCSB Bank

Director and Senior Management Summary Resumes

Exhibit IV-5

PCSB Bank

Director and Senior Management Summary Resumes

Our Directors

Directors of PCSB Financial serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The trustees of PCSB Bank are elected annually. The following table sets forth for each director of PCSB Financial, his name, his age at September 30, 2016, the year in which he began serving as a trustee of PCSB Bank and the year when his current term as a director of PCSB Financial expires.

Name (1)	Position(s)	Age	Director Since	Current Term Expires

William L. Cuddy, Jr.	Director	58	2015	2019

Kevin B. Dwyer	Director	55	2013	2019

Jeffrey Kellogg	Director	67	2011	2018

Robert Lusardi	Director	62	2012	2018

Matthew G. McCrosson	Director	66	2015	2018

Joseph D. Roberto	Chairman of the Board, President and Chief Executive Officer	64	2012	2019

Karl A. Thimm	Director	69	2008	2017

Michael T. Weber	Director	61	2005	2017

Richard F. Weiss	Vice Chairman of the Board and Lead Independent Director	71	2004	2017

(1)	The mailing address for each individual is 2651 Strang Blvd., Suite 100, Yorktown Height, NY 10598.

The business experience for the past five years of each director of PCSB Financial is set forth below. Each individual’s biography also contains information regarding his experience, qualifications, attributes or skills that caused the board of directors to determine that he should serve as a director. Unless otherwise indicated, each individual has held his position for the past five years.

William L. Cuddy, Jr. serves as Executive Vice President of CBRE, Inc. providing commercial real estate consulting and brokerage services to corporations and other institutions for over 30 years. He leads a team of professionals in providing corporate real estate services including tenant representation (regional and national), as well as agency sales and leasing. CBRG, Inc. has recognized Mr. Cuddy as its top producing broker numerous times and he was awarded the NAIOP Deal of the Year six times for various sales and lease transactions.

Mr. Cuddy’s present and past leadership positions have included serving as a director of The Burke Hospital Foundation since 2009; director of the Burke Research Institute since 2006; and Director (2001-2009) and Past President of The Burke Rehabilitation Hospital (2007-2009). Member, Board of Stewards and Past President (2007) with the Friendly Sons of St. Patrick in Westchester County; Board member at Mercy College (1996-2005); and Director of the Westchester County Association since 2010.

Before joining the PCSB Bank Board of Trustees Mr. Cuddy had been a Director at CMS Bank which was acquired by PCSB Bank in 2015. The Board of Trustees values the depth of Mr. Cuddy’s background and expertise in real estate matters. In particular, he provides the board of directors and PCSB Bank with an extensive knowledge of the regional commercial real estate market, and provides valuable assistance in fostering relationships with owners, investors, developers and the corporate community. Mr. Cuddy is also valued for his marketing and transaction skills.

Exhibit IV-5 (continued)

PCSB Bank

Director and Senior Management Summary Resumes

Kevin B. Dwyer is the owner of Dwyer Agency, LLC, a real estate agency, and of Dwyer Agency of Mahopac LLC an insurance agency. Dwyer Agency, LLC has been providing the Putnam and surrounding communities with residential and commercial real estate and insurance opportunities since 1927.

Mr. Dwyer is actively involved in many community organizations serving on the Board of Putnam Hospital Center Foundation, St. John’s Parish Mahopac Finance Committee, Friendly Sons of St. Patrick, Lake Mahopac Rotary and Mahopac Chamber of Commerce. His professional organizations include NY State Commercial Association of Realtors, Hudson Valley Commercial Association of Realtors, NYS and National Association of Realtors, International Council of Shopping Centers and Independent Insurance Agents of NY State.

Mr. Dwyer’s real estate and insurance expertise provides the board of directors and PCSB Bank with valuable insight into the local real estate market and into the insurance needs of the Bank.

Jeffrey Kellogg, now retired, served as the Senior Vice President of Development and Community affairs at Putnam Hospital Center and as Executive Director of the Putnam Hospital Center Foundation. In this capacity, for 21 years, Mr. Kellogg was responsible for all fund raising initiatives as well as the hospital’s marketing and communications, public relations, volunteer/auxiliary program, community outreach and guest services department. Professionally, in 2005 he was recognized as a Fellow of the Association for Philanthropy, which is the highest level of achievement in the field of health care philanthropy.

Before his positions with Putnam Hospital Center, Mr. Kellogg began his business career building and managing a chain of a dozen area sporting goods stores throughout Westchester, Dutchess, Putnam and New Fairfield Ct. Counties. Throughout his career Mr. Kellogg has been active in the community and has served on many boards and held numerous leadership positions. These include positions and membership with the Putnam County Economic Development Corporation, the American Heart Association, Cornell Cooperative Extension, Grace Lutheran Church of Yorktown, the Putnam Alliance and Boy Scouts of America. Most recently, Mr. Kellogg has joined the board of Putnam Family and Community Services which services clients throughout the Hudson Valley.

Mr. Kellogg holds a bachelor’s degree in Economics from St. Lawrence University and a master’s degree in Health Care Administration from Western Connecticut State University. His strong leadership skills and extensive community involvement provides the Board of Directors and PCSB Bank with valuable insight the needs of the Bank’s local communities.

Robert Lusardi, Esq. is a partner in the law firm of Daniels, Porco and Lusardi LLP located in Carmel, N.Y. He practices primarily in the areas of Real Estate and Zoning Litigation, Civil Litigation, Mortgage Foreclosure and Commercial Litigation. Mr. Lusardi is admitted to practice in New York, Connecticut and the U.S. District Courts for the Southern and Eastern Districts of New York. He has served as Assistant District Attorney, Putnam County, NY, Village Attorney, Village of Nelsonville Assistant Town Attorney, Town of Phillipstown, and Special Litigation Counsel, Town of Putnam County. Mr. Lusardi is a member of the Zoning Board of Appeals of the Town of Putnam Valley NY, a member of Preserve Putnam, a local charity, the Carmel-Mahopac Chamber of Commerce, and the Putnam County and New York State Bar Associations.

Mr. Lusardi attended The College of Holy Cross where he received his B.A. and Syracuse University College of Law where he received his J.D. His more than 35 years of experience in commercial and real estate litigation provides the board of directors with valuable experience in real estate litigation matters as well as other legal matters.

Exhibit IV-5 (continued)

PCSB Bank

Director and Senior Management Summary Resumes

Matthew G. McCrosson is a partner with the accounting and advisory firm of PKF O’Connor Davies, LLP where he has been employed since 2000. Mr. McCrosson provides performance improvement based advisory services in addition to organizational and operational reviews. He has assisted many clients in reviewing their technology platforms in terms of alternative systems and system selection and implementation coordination.

Before joining PKF O’Connor Davies, LLP in 2000, Mr. McCrosson was with KPMG Consulting, in the firm’s Public Services line of business. Earlier in his career, Mr. McCrosson served as chief financial officer and chief operation officer of several national and regional not-for-profit organizations. He serves on the Boards of the Business Council of Westchester and Westchester Community College Foundation. He is a past Chairman of the Westchester Community Foundation.

Before joining the PCSB Bank Board Mr. McCrosson had been a Director at CMS Bank which had been acquired by PCSB Bank in 2015. The Board of Trustees values Mr. McCrosson’s unique combination of financial and accounting expertise and knowledge of technology matters along with his designation as an “audit committee financial expert,” as that term is defined by Securities and Exchange Commission regulations.

Joseph D. Roberto has served as President and Chief Executive Officer of PCSB Bank since January 2012 and as its Chairman of the Board since January 2012. He served as Chief Financial Officer of PCSB Bank from October 2005 to December 2011. Mr. Roberto’s banking career spans more than 40 years serving in various financial management and executive positions for other financial institutions. Before joining PCSB Bank, Mr. Roberto began his career at Yonkers Savings and Loan Association and served as Chief Financial Officer for both Yonkers Financial Corporation and Yonkers Savings and Loan Association, a public community bank, from 1996 to 2002. In 2004 and 2005 he served as Executive Vice President and Chief Financial Officer of Empire State Bank, a public commercial bank.

Mr. Roberto is actively involved in various organizations in both Putnam and Westchester Counties, currently serving on the boards of the Putnam Economic Development Committee, as its Chairman, the Putnam Hospital Center Foundation and the Westchester County Association. Mr. Roberto is also actively involved with the American Heart Association and its Putnam Heart Walk leading PCSB Bank’s efforts in fund raising and heart healthy awareness.

Mr. Roberto’s extensive knowledge of the banking industry and strong leadership skills provide PCSB Bank with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.

Karl A. Thimm is the President, owner and founder of Karlen Inc. DBA Appliance Sales Plus, a leading Westchester based retail and commercial appliance provider located in Somers NY. He also sits on the Executive Board of Intercounty Appliance Corporation, a retail appliance co-op in Medford, NY. Prior to starting Karlen Incorporated, Mr. Thimm was in the appliance sales division of General Electric Company where he maintained relationships with many retail companies. He sits on the board of the Putnam Hospital Center.

Mr. Thimm’s entrepreneurship and over 40 years of business experience provide PCSB Bank with insight and guidance with its small business lending and account relationships.

Exhibit IV-5 (continued)

PCSB Bank

Director and Senior Management Summary Resumes

Michael T. Weber was the Chief Executive Officer of Health Quest a multi-hospital healthcare system located in the lower Hudson Valley until his retirement in 2013. Prior to retiring, he grew the system to a $700 million operation with multiple healthcare related entities including home care agencies, urgent care centers, a nursing home and physician practices, which helped in making Health Quest the leader it is today.

Before his position as CEO of Health Quest in 2007, Mr. Weber began his career in Buffalo, NY and from 1979 to 1986 he was Director of Fiscal Services at a local hospital. In 1986 he accepted the position of Chief Financial Officer at Putnam Hospital Center, in Carmel, NY. During that time Mr. Weber earned a Masters in Healthcare Administration from Western Connecticut State University and was promoted to the hospital’s Chief Executive Officer. Over the next seven years he successfully improved the hospital’s financial position, completed several major building projects, enlarged the medical staff and enhanced the reputation of the hospital.

During his years in healthcare administration, Mr. Weber was involved in many community activities including Chairman of the American Heart Association, committee membership with both the American Hospital Association and the NYS Healthcare Association and Chairman of the Northern Metropolitan Hospital Association. Mr. Weber’s administration and financial background provides the board with valuable insight into PCSB Bank’s strategic planning goals.

Richard F. Weiss, having been in the financial services industry for over 40 years, is a Certified Public Accountant and a Certified Financial Planner with an emphasis on Estate and Trust planning. Currently, he works as a consultant to Weiss Financial Group and Weiss Advisory Group LLC firms specializing in tax compliance and personal financial, estate and trust planning and compliance.

Before his current position, Mr. Weiss began his career working for several leading CPA firms in New York City, including the prestigious firm S.D. Leidesdorf & Co. which subsequently merged with the current firm of Ernst & Young. Before establishing his private practice in Mahopac, he was partner at the firm of Kamerman, Shapiro, Jacobs & Weiss, a boutique New York City based firm specializing in international and domestic corporate taxation, estate, trust and individual planning and taxation.

Mr. Weiss is a firm believer in giving back to the community and, toward that end, he serves as a board member and Treasurer of the Putnam County Housing Corp. and a board member of the Putnam Economic Development Committee. He also enjoys volunteering as a local broadcast television announcer for Mahopac High School sporting events.

Mr. Weiss’s extensive tax and financial expertise is an invaluable resource to PCSB Bank and is designated as an “audit committee financial expert” as that term is defined by Securities and Exchange Commission regulations. Mr. Weiss also serves as our lead independent director.

Executive Officers Who Are Not Directors

Carol Bray, age 52, is Senior Vice President and Chief Information Officer, a position she has held since January 2016. Previously, she was PCSB Bank’s Information Technology Manager beginning in December 2001. With over 25 years of experience, Ms. Bray is responsible for the security of customer information and oversees the Information Technology and Systems Operations Departments. Before joining PCSB Bank, she spent 13 years as Vice President and Systems Operations Manager at Premier Bank, a $1.6 billion community financial institution.

Robert Farrier, age 45, is Senior Vice President and Retail Banking Officer, a position he has held since January 2006. Before joining PCSB Bank, Mr. Farrier has held various positions in the retail banking sector since 1996 where he began his career at Marine Midland Bank and graduated from their Officer’s Development Program. Throughout his career he has worked at several large banking institutions such as Bank of New York, First Union, and Fleet Bank (Bank of America), in which he has held positions in the retail sector from Branch Manager to District Manager of a twenty branch region. Mr. Farrier holds an MBA from Marist College.

Exhibit IV-5 (continued)

PCSB Bank

Director and Senior Management Summary Resumes

Michael P. Goldrick, age 51, is Senior Vice President and Chief Lending Officer, a position he has held since October 2012. Before joining PCSB Bank Mr. Goldrick has held various management and executive positions in the banking industry since 1987 where he began his career at North Fork Bank & Trust Company as a loan officer. From 2001 to 2005, Mr. Goldrick was Vice President, Commercial Loans, M&T Bank, specializing in middle market loans. From 2005 to 2008 he was Executive Vice President, for Business and Professional Banking at Hudson Valley Bank an executive position accountable for direct and indirect management of a $1.5 billion loan and $1.7 billion deposit portfolio. From 2008 to 2012 Mr. Goldrick was a Senior Vice President, Team Leader Commercial Banking for Provident Bank responsible for loan expansion into Westchester, Putnam, Bronx and Fairfield Ct. Mr. Goldrick holds an MBA in Finance from Fordham University.

Ruth Leser, age 52, is Senior Vice President and has been Director of Human Resources since January 1996. During her time with PCSB Bank, Ms. Leser has administered PCSB Bank’s growth from 99 employees to the current number of 177. Prior to joining PCSB Bank, she spent 9 years as a Human Resources Officer at First Union Bank, formerly Union Trust Bank in Connecticut. Ms. Leser holds a BBA in Human Resources Management.

David McNamara, age 46, is Senior Vice President Compliance and CRA Officer, a position he has held since June 2014. From March 2003 until June 2014, Mr. McNamara was Vice President, Compliance and CRA for Newtown Savings Bank. From January 1997 until March 2003, he was a consultant for RSM McGladrey, Inc. in their Financial Services Practice, specializing in Bank Regulatory Compliance for Community Banks. Mr. McNamara is also an attorney admitted in the State of Connecticut since August 1999.

Scott Nogles, age 47, is Executive Vice President and Chief Financial Officer, a position he has held since October 2011. Before joining PCSB Bank, Mr. Nogles has held various financial management and executive positions for other financial institutions. He began his career in 1993 at KPMG, a big four accounting firm, and specialized in auditing community and regional banks. From 2004 to 2011 Mr. Nogles was Executive Vice President and Chief Financial officer of New England Bank, a $700 million public community bank in Enfield CT. Mr. Nogles holds an MBA from the University of Connecticut and is a former CPA.

Richard Petrone, age 58, is Senior Vice President and Chief Credit Officer, a position he has held since August 2012. Before joining PCSB Bank, Mr. Petrone has held various credit administrative positions for other financial institutions since 1982 where he began his banking career at North Houston Bank, in Houston Texas. From 1992 to 2007 Mr. Petrone was a Vice President and Business Banking Risk Manager for Wachovia Bank responsible for credit structuring, underwriting, originating, renewing and credit grading of business banking clients from $5.0 million to $50.0 million. From 2007 to 2012 he was a Vice President and Commercial Credit Manager for TD Bank, NA responsible for managing an underwriting team of four in support of a Westchester Commercial/Middle market lending team.

Clifford S. Weber, age 66, is Senior Vice President, Chief Risk Officer and General Counsel, a position he has held since January 2016. Mr. Weber brings more than twenty five years representing banks, bank and thrift holding companies and other financial service providers in regulatory, corporate, securities and transactional matters. He has spent his career advising senior management and governing boards of community banks and their holding companies on strategic issues, transactions, corporate structure, investments and activities. In addition, Mr. Weber was General Counsel to the Community Bankers Association of New York State, Chairman of the New York Bar Association Banking Law Committee and Counsel to the New York Assembly Insurance Committee. From 2000 to 2015, Mr. Weber was a partner with Hinman, Howard & Kattell LLP, a law firm specializing in banking and financial services regulation. Mr. Weber earned his law degree from Brooklyn Law School. He is a director of the Food Bank for Westchester and the Town of Yorktown Industrial and Commercial Board.

Source: PCSB Bank’s prospectus.

EXHIBIT IV-6

PCSB Bank

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

PCSB Bank

Pro Forma Regulatory Capital Ratios

	PCSB Bank Historical at September 30, 2016		Pro Forma at September 30, 2016 Based Upon the Sale in the Offering of:
			13,600,000 Shares		16,000,000 Shares		18,400,000 Shares		21,160,000 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity capital	$111,526	8.89%	$227,485	16.59%	$248,851	17.87%	$270,215	19.11%	$294,785	20.49%

Tier 1 leverage capital	$112,246	8.85%	$228,205	16.48%	$249,571	17.75%	$270,935	18.98%	$295,505	20.35%
Tier 1 leverage requirement	63,430	5.00	69,228	5.00	70,296	5.00	71,365	5.00	72,593	5.00

Excess	$48,816	3.85%	$158,977	11.48%	$179,275	12.75%	$199,570	13.98%	$222,912	15.35%

Tier 1 risk-based capital (3)	$112,246	13.89%	$228,205	27.45%	$249,571	29.86%	$270,935	32.25%	$295,505	34.97%
Tier 1 risk-based requirement	64,660	8.00	66,516	8.00	66,858	8.00	67,199	8.00	67,592	8.00

Excess	$47,586	5.89%	$161,689	19.45%	$182,713	21.86%	$203,736	24.25%	$227,913	26.97%

Total risk-based capital (3)	$116,311	14.39%	$232,270	27.94%	$253,636	30.35%	$275,000	32.74%	$299,570	35.46%
Total risk-based requirement	80,825	10.00	83,145	10.00	83,572	10.00	83,999	10.00	84,491	10.00

Excess	$35,486	4.39%	$149,125	17.94%	$170,064	20.35%	$191,001	22.74%	$215,079	25.46%

Common equity tier 1 capital	$112,246	13.89%	$228,205	27.45%	$249,571	29.86%	$270,935	32.25%	$295,505	34.97%
Common equity tier 1 requirement	64,660	8.00	66,516	8.00	66,858	8.00	67,199	8.00	67,592	8.00

Excess	$47,586	5.89%	$161,689	19.45%	$182,713	21.86%	$203,736	24.25%	$227,913	26.97%

Reconciliation:
Net proceeds infused from the offering			$133,066		$156,868		$180,669		$208,041
Plus: Tax benefit of contribution to charitable foundation			$1,700		$1,700		$1,700		$1,700
Less: Cash contribution to charitable foundation			$(2,144)		$(1,640)		$(1,136)		$(556)
Less: Common stock acquired by employee stock ownership plan			$(11,109)		$(13,069)		$(15,029)		$(17,284)
Less: Common stock acquired by stock-based benefit plan			$(5,554)		$(6,534)		$(7,515)		$(8,642)

Pro forma increase in tier 1 and risk-based capital			$115,959		$137,325		$158,689		$183,259

(1)

        As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: PCSB Bank’s prospectus.

EXHIBIT IV-7

PCSB Bank

Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

PCSB Bank

Prices as of November 11, 2016

					Peer Group		New York Companies		All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average	Median	Average	Median	Average	Median
Price-earnings ratio (x)		P/E	71.12	x	18.23x	18.42x	15.00x	16.40x	18.15x	18.27x
Price-core earnings ratio (x)		P/Core	59.67	x	18.42x	18.95x	16.96x	17.73x	19.38x	18.58x
Price-book ratio (%)	=	P/B	65.66%		115.63%	116.32%	124.98%	121.56%	120.76%	118.75%
Price-tangible book ratio (%)	=	P/TB	67.48%		120.40%	122.50%	145.98%	149.88%	130.63%	125.08%
Price-assets ratio (%)	=	P/A	11.73%		14.65%	11.31%	10.96%	11.11%	14.84%	14.26%

Valuation Parameters

Pre-Conversion Earnings (Y)		$3,126,000			ESOP Stock Purchases (E)		8.00%	(5)
Pre-Conversion Earnings (CY)		$3,567,000			Cost of ESOP Borrowings (S)		0.00%	(4)
Pre-Conversion Book Value (B)		$111,506,000			ESOP Amortization (T)		30.00	years
Pre-Conv. Tang. Book Val. (TB)		$104,734,000			RRP Amount (M)		4.00%
Pre-Conversion Assets (A)		$1,255,404,000			RRP Vesting (N)		5.00	years (5)
Reinvestment Rate (2)(R)		1.14%			Foundation (F)		3.13%
Est. Conversion Expenses (3)(X)		1.96%			Tax Benefit (Z)		1,700,000
Tax Rate (TAX)		34.00%			Percentage Sold (PCT)		100.00%
Shares Tax		$0			Option (O1)		10.00%	(6)
					Estimated Option Value (O2)		23.40%	(6)
					Option vesting (O3)		5.00	(6)
					Option pct taxable (O4)		25.00%	(6)

Calculation of Pro Forma Value After Conversion
1. V=	P/E * (Y)	V=	$163,360,000
	1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/Core * (Y)	V=	$163,360,000
	1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$163,360,000
	1 - P/B * PCT * (1-X-E-M-F)

4. V=	P/TB * (TB+Z)	V=	$163,360,000
	1 - P/TB * PCT * (1-X-E-M-F)

5. V=	P/A * (A+Z)	V=	$163,360,000
	1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Super Maximum	21,160,000	10.00	$211,600,000	444,360	21,604,360	$216,043,600
Maximum	18,400,000	10.00	184,000,000	386,400	18,786,400	187,864,000
Midpoint	16,000,000	10.00	160,000,000	336,000	16,336,000	163,360,000
Minimum	13,600,000	10.00	136,000,000	285,600	13,885,600	138,856,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 1.14 percent and a tax rate of 34.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 15 years and 5 years, respectively; amortization expenses tax effected at 34.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 23.40 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 34.0 percent.

EXHIBIT IV-8

PCSB Bank

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

PCSB Bank

At the Minimum

1.	Pro Forma Market Capitalization	$138,856,000
	Less: Foundation Shares	2,856,000

2.	Offering Proceeds	$136,000,000
	Less: Estimated Offering Expenses	2,934,189
	Net Conversion Proceeds	$133,065,811

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$133,065,811
	Less: Cash Contribution to Foundation	2,144,000
	Less: Non-Cash Stock Purchases (1)	16,662,720
	Net Proceeds Reinvested	$114,259,091
	Estimated net incremental rate of return	0.75%
	Reinvestment Income	$859,685
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	244,387
	Less: Amortization of Options (4)	594,609
	Less: Recognition Plan Vesting (5)	733,160
	Net Earnings Impact	($712,470)

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended September 30, 2016 (reported)	$3,126,000	($712,470)	$2,413,530
	12 Months ended September 30, 2016 (core)	$3,567,000	($712,470)	$2,854,530

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	September 30, 2016	$111,506,000	$114,259,091	$1,700,000	$227,465,091
	September 30, 2016(Tangible)	$104,734,000	$114,259,091	$1,700,000	$220,693,091

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	September 30, 2016	$1,255,404,000	$114,259,091	$1,700,000	$1,371,363,091

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 15 years, amortization expense is tax-effected at a 34.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

PCSB Bank

At the Midpoint

1.	Pro Forma Market Capitalization	$163,360,000
	Less: Foundation Shares	3,360,000

2.	Offering Proceeds	$160,000,000
	Less: Estimated Offering Expenses	3,132,546
	Net Conversion Proceeds	$156,867,454

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$156,867,454
	Less: Cash Contribution to Foundation	1,640,000
	Less: Non-Cash Stock Purchases (1)	19,603,200
	Net Proceeds Reinvested	$135,624,254
	Estimated net incremental rate of return	0.75%
	Reinvestment Income	$1,020,437
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	287,514
	Less: Amortization of Options (4)	699,540
	Less: Recognition Plan Vesting (5)	862,541
	Net Earnings Impact	($829,158)

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended September 30, 2016 (reported)	$3,126,000	($829,158)	$2,296,842
	12 Months ended September 30, 2016 (core)	$3,567,000	($829,158)	$2,737,842

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	September 30, 2016	$111,506,000	$135,624,254	$1,700,000	$248,830,254
	September 30, 2016(Tangible)	$104,734,000	$135,624,254	$1,700,000	$242,058,254

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	September 30, 2016	$1,255,404,000	$135,624,254	$1,700,000	$1,392,728,254

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 15 years, amortization expense is tax-effected at a 34.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

PCSB Bank

At the Maximum Value

1.	Pro Forma Market Capitalization	$187,864,000
	Less: Foundation Shares	3,864,000

2.	Offering Proceeds	$184,000,000
	Less: Estimated Offering Expenses	3,330,903
	Net Conversion Proceeds	$180,669,097

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$180,669,097
	Less: Cash Contribution to Foundation	1,136,000
	Less: Non-Cash Stock Purchases (1)	22,543,680
	Net Proceeds Reinvested	$156,989,417
	Estimated net incremental rate of return	0.75%
	Reinvestment Income	$1,181,188
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	330,641
	Less: Amortization of Options (4)	804,471
	Less: Recognition Plan Vesting (5)	991,922
	Net Earnings Impact	($945,845)

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended September 30, 2016 (reported)	$3,126,000	($945,845)	$2,180,155
	12 Months ended September 30, 2016 (core)	$3,567,000	($945,845)	$2,621,155

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	September 30, 2016	$111,506,000	$156,989,417	$1,700,000	$270,195,417
	September 30, 2016(Tangible)	$104,734,000	$156,989,417	$1,700,000	$263,423,417

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	September 30, 2016	$1,255,404,000	$156,989,417	$1,700,000	$1,414,093,417

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 15 years, amortization expense is tax-effected at a 34.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

PCSB Bank

At the Super Maximum Value

1.	Pro Forma Market Capitalization	$216,043,600
	Less: Foundation Shares	4,443,600

2.	Offering Proceeds	$211,600,000
	Less: Estimated Offering Expenses	3,559,014
	Net Conversion Proceeds	$208,040,986

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$208,040,986
	Less: Cash Contribution to Foundation	556,400
	Less: Non-Cash Stock Purchases (1)	25,925,232
	Net Proceeds Reinvested	$181,559,354
	Estimated net incremental rate of return	0.75%
	Reinvestment Income	$1,366,053
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	380,237
	Less: Amortization of Options (4)	925,142
	Less: Recognition Plan Vesting (5)	1,140,710
	Net Earnings Impact	($1,080,036)

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended September 30, 2016 (reported)	$3,126,000	($1,080,036)	$2,045,964
	12 Months ended September 30, 2016 (core)	$3,567,000	($1,080,036)	$2,486,964

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	September 30, 2016	$111,506,000	$181,559,354	$1,700,000	$294,765,354
	September 30, 2016(Tangible)	$104,734,000	$181,559,354	$1,700,000	$287,993,354

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion

	September 30, 2016	$1,255,404,000	$181,559,354	$1,700,000	$1,438,663,354

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 15 years, amortization expense is tax-effected at a 34.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

RP FINANCIAL, LC.

Advisory | Planning | Valuation

FIRM QUALIFICATION STATEMENT

RP® Financial, LC. (“RP Financial”) provides financial and management consulting, merger advisory and valuation services to the financial services companies, including banks, thrifts, credit unions, insurance companies, mortgage companies and others. We offer a broad array of services, high quality and prompt service, hands-on involvement by our senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff has extensive consulting, valuation, financial advisory and industry backgrounds.

STRATEGIC PLANNING SERVICES

RP Financial’s strategic planning services, for established or de novo banking companies, provide effective feasible plans with quantifiable results to enhance shareholder value, achieve regulatory approval or realize other objectives. We conduct situation analyses; establish mission/vision statements, develope strategic goals and objectives; and identify strategies to enhance value, address capital, increase earnings, manage risk and tackle operational or organizational matters. Our proprietary financial simulation models facilitate the evaluation of the feasibility, impact and merit of alternative financial strategies.

MERGER ADVISORY SERVICES

RP Financial’s merger advisory services include targeting buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring deal terms, preparing merger business plans and financial simulations, rendering fairness opinions, preparing fair valuation analyses and supporting post-merger strategies. RP Financial is also expert in de novo charters, shelf charters and failed bank deals with loss sharing or other assistance. Through financial simulations, valuation proficiency and regulatory familiarity, RP Financial’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP Financial’s extensive valuation practice includes mergers, thrift stock conversions, insurance company demutualizations, merger valuation and goodwill impairment, ESOPs, going private, secondary offerings and other purposes. We are highly experienced in performing appraisals conforming with regulatory guidelines and appraisal standards. RP Financial is the nation’s leading valuation firm for thrift stock conversions, with offerings ranging up to $4 billion.

MANAGEMENT STUDIES

RP Financial provides effective organizational planning, and we are often engaged to prepare independent management studies required for regulatory enforcement actions. We evaluate Board, management and staffing needs, assess existing talent and capabilities and make strategic recommendations for new positions, replacement, succession and other organizational matters.

ENTERPRISE RISK ASSESSMENT SERVICES

RP Financial provides effective enterprise risk assessment consulting services to assist our clients in evaluating the degree to which they have properly identified, understood, measured, monitored and controlled enterprise risk as part of a deliberate risk/reward strategy and to help them implement strategies to mitigate risk, enhance performance, ensure effective reporting and compliance with laws and regulations and avoid potential future damage to their reputation and associated consequences and to mitigate residual risk and unanticipated losses.

OTHER CONSULTING SERVICES

RP Financial provides other consulting services including evaluating regulatory changes, development diversification and branching strategies, conducting feasibility studies and other research, and preparing management studies in response to regulatory enforcement actions. We assist clients with CRA plans and revising policies and procedures. Our other consulting services are aided by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (36)	(703) 647-6543	rriggins@rpfinancial.com

William E. Pommerening, Managing Director (33)	(703) 647-6546	wpommerening@rpfinancial.com

Marcus Faust, Director (29)	(703) 647-6553	mfaust@rpfinancial.com

Gregory E. Dunn, Director (34)	(703) 647-6548	gdunn@rpfinancial.com

James P. Hennessey, Director (31)	(703) 647-6544	jhennessey@rpfinancial.com

James J. Oren, Director (30)	(703) 647-6549	joren@rpfinancial.com

Carla H. Pollard, Senior Vice President (28)	(703) 647-6556	cpollard@rpfinancial.com

RP Financial, LC.	Phone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax: (703) 528-1788
Arlington, VA 22201	www.rpfinancial.com